                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-40809

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   Subject to Completion. Dated May 27, 2002.
          Prospectus Supplement to Prospectus dated January 22, 1998.

                                3,000,000 Shares

                                KENNAMETAL INC.

                                  Common Stock
                             ----------------------

     This is an offering of 3,000,000 shares of capital stock, par value $1.25 per share, of Kennametal Inc. (common stock). All of the shares of common stock offered by this prospectus supplement are being sold by the company.

     The common stock is listed on the New York Stock Exchange under the symbol "KMT". The last reported sale price of the common stock on May 24, 2002 was $41.90 per share.

     Concurrently with this offering, we are also offering $300,000,000
aggregate principal amount of      % senior notes due 2012. Our offering of
shares of common stock is not conditioned on our notes offering.

     See "Risk Factors" beginning on page S-9 to read about certain factors you should consider before buying the shares of common stock.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                                 Per Share                Total
                                                                 ---------                -----
Initial price to public..................................        $                      $
Underwriting discount....................................        $                      $
Proceeds, before expenses, to Kennametal.................        $                      $

     To the extent that the underwriters sell more than 3,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 450,000 shares from Kennametal at the initial price to public less the underwriting discount.
                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on           , 2002.

GOLDMAN, SACHS & CO.                                                      LEHMAN BROTHERS
     Book-Running Lead                                                 Joint Lead Manager
    Manager

                                MCDONALD INVESTMENTS INC.

                             ----------------------
                 Prospectus Supplement dated           , 2002.
[KENNAMETAL INC. LOGO]

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus (including the documents incorporated by reference) contain certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the fact they use words such as "should," "anticipate," "estimate," "approximate," expect," "may," "will," "project," "intend," "plan," "believe," and others words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position and product development, which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years.

     Although it is not possible to predict or identify all factors, they may include the following:

     - global economic conditions;

     - risks associated with integrating and divesting businesses and achieving the expected savings and synergies;

     - demands on management resources;

     - risks associated with international markets such as currency exchange rates, and social and political environments;

     - competition;

     - labor relations;

     - commodity prices;

     - demand for and market acceptance of new and existing products; and

     - risks associated with the implementation of restructuring plans and environmental remediation matters.

     We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary only highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before purchasing shares of common stock. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under the caption "Where You Can Find More Information." When used in this prospectus supplement, unless the context requires otherwise, the terms "we," "our," and "us" refer to Kennametal Inc. and its subsidiaries. Unless otherwise specified, any reference to a "year" is to a fiscal year ended June 30.

     On May 3, 2002, we signed a definitive agreement to purchase the Widia Group (Widia) in Europe and India from Milacron Inc. for E188 million, subject to a purchase price adjustment based on the change in the net assets of Widia from December 31, 2001 to the closing date. The acquisition remains subject to European regulatory approvals and negotiated conditions of closing. Assuming regulatory approvals, we expect to close the Widia acquisition by July 1, 2002.

                                KENNAMETAL INC.

     We are a leading global manufacturer, marketer and distributor of a broad range of cutting tools, tooling systems, supplies and technical services, as well as wear-resistant parts. We believe that our reputation for manufacturing excellence and technological expertise and innovation in our principal products has helped us achieve a leading market presence in our primary markets. We believe we are the largest North American and the second largest global provider of metalcutting tools and tooling systems. End users of our products include metalworking manufacturers and suppliers in the aerospace, automotive, machine tool and farm machinery industries, as well as manufacturers and suppliers in the highway construction, coal mining, quarrying and oil and gas exploration industries.

     We operate through four principal business segments:

          METALWORKING SOLUTIONS & SERVICES GROUP (MSSG). MSSG specializes in developing and manufacturing tools and tooling systems that are used to cut metal through applications such as turning, milling and drilling. A metalworking tooling system usually consists of a steel toolholder and a consumable cutting tool called an insert. During a metalworking operation, the insert contacts the workpiece and cuts it to a desired shape while the workpiece or tooling system is rapidly rotated. The insert is consumed during use, providing us with an ongoing opportunity for sales of additional inserts. Our inserts are made of cemented carbides, ceramics, cermets and other hard materials. We manufacture a complete line of toolholders and toolholding systems by machining and fabricating steel bars and other metal alloys. We believe that we are the largest North American and the second largest global provider of metalcutting tools and tooling systems.

          ADVANCED MATERIALS SOLUTIONS GROUP (AMSG). Building on our expertise in making inserts, we have developed innovative consumable tools utilizing tungsten carbide powder metallurgy for a wide variety of demanding industrial applications. We believe we are the largest global manufacturer, marketer and distributor of tools for the underground coal mining and highway construction industries. These tools are made from steel parts and tipped with cemented tungsten carbide to cut through materials such as coal, rock and pavement. Examples of these tools are bits for longwall shearer and continuous miner drums and grader and snowplow blades. We also manufacture parts made of tungsten carbide, which we call wear products, for customers who need parts that are extremely strong and can withstand severe abrasion or wear.

          J&L INDUSTRIAL SUPPLY (J&L). J&L is one of the largest distributors of a broad range of metalworking consumables and related products to small and medium-sized metalworking customers in the United States. Our direct-marketing program offers 130,000 stock keeping units through our 2,065 page master catalog, a monthly promotional sales flyer called the "Advantage," additional mailings and advertisements, telemarketing efforts, and a direct sales effort. We offer customers the advantages of (1) a single source of supply for all metalworking consumables and related products, (2) same-day direct shipping and (3) a state-of-the-art order entry system that tracks product availability and pricing. We also provide product application support through our "Tech Team," a source of technical product information.

          FULL SERVICE SUPPLY (FSS). FSS is one of the largest integrated suppliers of a broad range of metalworking consumables and related products to large metalworking customers in the United States and Canada. FSS enables customers to achieve substantial cost savings in metalworking consumables and overall manufacturing processes by outsourcing the procurement, inventory management and distribution to the factory floor. Customers, such as General Motors Corporation, Honeywell and Emerson Electric, use FSS programs at designated manufacturing facilities to (1) consolidate all of their metalworking consumables and related product purchases with one vendor, (2) eliminate a significant portion of the administrative overhead burden associated with the internal purchasing function, (3) ensure appropriate technical expertise in the selection and use of supplies for complex metalworking processes and (4) minimize the level of investment in tooling inventory, thereby reducing inventory carrying costs. Our technical experts customize and manage a comprehensive computerized product identification, tracking and purchasing system that analyzes and optimizes supply usage, helps select appropriate products and allows for "just-in-time" replacement of inventory. We believe that FSS programs typically reduce a customer's costs of acquiring, possessing and using metalworking products by approximately 5% to 20% per year.

     With approximately 11,800 employees worldwide at March 31, 2002, our total revenues for the twelve months ended March 31, 2002 were $1.6 billion, with approximately one-third of those revenues coming from outside the United States. Revenue and operating income for the twelve months ended March 31, 2002, by business segment, are described in the following charts:

                   [2001 REVENUE/OPERATING INCOME PIE CHARTS]
                                 REVENUE BY SEGMENT


Metalworking Solutions & Services Group.....................    56.0%

Advanced Materials Solutions Group..........................    20.0%

J&L Industrial Supply.......................................    15.0%

Full Service Supply.........................................     9.0%

                                Revenue: $1.6 billion

                          OPERATING INCOME BY SEGMENT


Metalworking Solutions & Services Group.....................      68%

Advanced Materials Solutions Group..........................      22%

J&L Industrial Supply.......................................       7%

Full Service Supply.........................................       3%

                       Operating Income: $127.9 million*

     *  Before restructuring, asset impairment and other special charges.

                               INDUSTRY OVERVIEW

     We estimate the size of our global market for metalworking consumables and wear-resistant parts to be approximately $13 billion, including an approximately $8.5 billion market for metalworking consumables and other related products. We believe five significant trends are currently impacting the metalworking industry:

     - Continuing advances in customers' metalworking manufacturing technology, requiring more technologically advanced tools;

     - Demand for world class capabilities including customer service, technical application support and information and product technology while, at the same time, maintaining or reducing costs;

     - Growing demand for suppliers that can provide a complete selection of tools, supplies and services globally;

     - Increasing demand from large customers to outsource procurement and inventory management processes through integrated supply programs; and

     - Consolidation of manufacturing and of fragmented distribution channels as customers seek a single source of supply for their metalworking needs.

                               BUSINESS STRATEGY

     Our aspiration is to become the premier tooling solutions supplier of consumable tools, related supplies and services to the global metalworking industry and to other industries that can benefit from tungsten carbide products. We believe our market-leadership position is the result of our successful implementation of our business strategy, the major elements of which include:

     - Strengthen Leading Global Market Position. We are the #1 tooling solutions provider in North America and #2 in the world. We believe our #2 position in Europe will be strengthened upon completion of the Widia acquisition, which combines our complementary European businesses which have little customer overlap.

     - Offer Most Comprehensive Range of Products and Services. We strive to provide the most comprehensive product offering in the metalworking industry. As a result of strong research and development and various acquisitions, we market and distribute what we believe to be one of the broadest lines of tools, tooling systems and services typically used by metalworking customers. We also manufacture all of the major consumable tools needed by customers in their metalcutting manufacturing processes.

     - Provide Innovative and Technologically Superior Products. We supply high quality and technologically innovative consumable metalcutting tools and tooling systems to the metalworking industry which we believe has been instrumental in achieving our leading market position. We believe we operate one of the most advanced metalworking technology centers in the world. For the first nine months of fiscal 2002, we estimate that 34% of our sales came from products introduced within the last five years.

     - Leverage Customer-Focused Selling Culture. We have positioned ourselves to become the premier tooling solutions supplier as well as a full-service tooling manufacturer and distributor. Our solutions-based, value-added services and products differentiate us from our competitors and continue to strengthen our relationships with valued customers allowing us to achieve a high level of customer intimacy.

     - Provide Superior Customer Service, Product Availability and Technical Support. Our skills in rapidly filling orders, maintaining high levels of product availability and providing technical product application support are vital to the ability of our customers to meet their production and delivery schedules in a cost-effective manner. Our sophisticated order entry and inventory management systems enable us to ship more than 90 percent of our products from stock. In addition, our technically skilled sales force of more than 900 people provides product selection and application support to enable customers to optimize their industrial processes.

     - Maintain Commitment to Strong Balance Sheet and Cash Flow Generation. We are firmly committed to maintaining a strong financial profile. We have generated consistent levels of free operating cash flow since 1999 and expect to generate at least $100 million of free cash flow each year in the future. In addition, management has reduced the ratio of total debt to total capital from 51.9% at June 30, 1999 to 39.9% at March 31, 2002 (before we record the non-cash charge related to the adoption of SFAS No.
       142).

     - Focus on Aggressively Reducing Costs. In November 1999, we embarked on a program to streamline our manufacturing operations in order to continually improve our competitive position. In September 2000, we announced a similar plan focused on improving the operating performance of J&L. Since November 1999, we closed or downsized seven plants and over 30 warehouses and J&L satellite stores. Also, in this same period, we reduced our work force by approximately 1,400 people, or 10%. By the end of fiscal 2003, we expect to have realized annual cost savings of $35 - 40 million as a result of these actions. We expect to realize further efficiencies from our continuing efforts to reduce our manufacturing and administrative costs through our lean initiatives. In addition, we believe the effective integration of Widia into our European and Asia/Pacific operations will afford further opportunities to increase efficiency and improve productivity.

     In addition to the above business strategies, we seek to further improve operating efficiencies, as well as to pursue selected acquisitions that enhance our existing product offerings and strengthen our geographic presence.

                              RECENT DEVELOPMENTS

NOTES OFFERING

     Concurrent with this common stock offering, we are undertaking a public
offering of an aggregate principal amount of $300,000,000      % senior notes
due 2012. Net proceeds, after deducting underwriting discounts and commissions and offering expenses, from the notes offering are expected to be approximately $296 million. We expect to use the net proceeds, together with the net proceeds of this common stock offering and borrowings under the new bank credit facility, to repay senior bank indebtedness, to pay the purchase price of the Widia acquisition and for general corporate purposes, including capital expenditures, other acquisitions and investments. See "Use of Proceeds." This common stock offering and the notes offering are independent offerings and are not conditioned upon each other.

PROPOSED NEW BANK CREDIT FACILITY

     Substantially concurrent with the closing of this issuance of the common stock, we expect to enter into a $650 million 3-year senior unsecured revolving credit facility arranged by J.P. Morgan Securities Inc. We cannot assure you that we will successfully negotiate and arrange this bank credit transaction or a similar transaction. We intend to use the new bank credit facility to refinance our existing bank credit facilities, which are comprised of a $700 million 5-year revolving credit facility, which matures on August 30, 2002, and a E212 million 3-year revolving credit facility, which matures on December 20, 2003.

THE WIDIA GROUP ACQUISITION

     On May 3, 2002, we signed a definitive agreement to purchase the Widia Group (Widia) in Europe and India from Milacron Inc. for E188 million, subject to a purchase price adjustment based on the change in the net assets of Widia from December 31, 2001 to the closing date. The acquisition remains subject to European regulatory approval and negotiated conditions of closing. Assuming regulatory approval, we expect to close the Widia acquisition by July 1, 2002.

     Widia is a leading manufacturer and marketer of metalworking tools, engineered products and related services in Europe and India. Widia has an extensive product line of metalworking consumables, and is a recognized leader in milling applications. Widia employs approximately 3,400 employees, and operates eight manufacturing facilities in Europe and two in India. We currently intend to integrate the operations of Widia into existing operations. In addition, we expect to merge Widia's German operations into a new Kennametal European subsidiary at the closing. Widia sells primarily through direct sales and has sales and service personnel in many European countries.

     We intend to fund the acquisition through the proposed new bank credit facility, this common stock offering or the notes offering, or a combination of these financing transactions. Sufficient capacity exists under our existing bank credit facilities to fund the acquisition should the transaction close prior to completion of one or all of these financing transactions.

DISPOSITION OF STRONG TOOL COMPANY

     On April 19, 2002, consistent with our business strategy, we sold Strong Tool Company, our industrial supply distributor based in Cleveland, Ohio, for $8.6 million consisting of cash proceeds of $4.0 million and a seller note of $4.6 million. This disposition resulted in a pretax loss of $3.5 million and is in line with our strategy to refocus our J&L business segment on its core catalog business. Annualized sales of this business were approximately $34 million.

CHANGE OF INDEPENDENT AUDITORS

     Effective May 14, 2002, we dismissed Arthur Andersen LLP as our independent auditors and engaged PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending June 30, 2002.

SFAS NO. 142

     Effective July 1, 2001, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, all goodwill amortization ceased effective July 1, 2001. As a result of the adoption of this rule, we expect to record a non-cash charge of $230 million to $260 million, specific to the electronics (AMSG segment) and the industrial product group (MSSG segment) businesses, which were acquired in 1998. We will record the actual charge in our financial statements for the fiscal year ended June 30, 2002.

                            ------------------------

     Our executive offices are located at 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650, and our telephone number is (724) 539-5000.

                                  THE OFFERING

Issuer.....................  Kennametal Inc.

Common stock offered.......  3,000,000 shares.

Common stock to be
  outstanding immediately
  after this offering......  34,169,944 shares, or 34,619,944 shares assuming the underwriters exercise their option to purchase additional shares from us in full.

Use of proceeds............  We intend to use the net proceeds of this common stock offering, together with the net proceeds of the notes offering and borrowings under the new bank credit facility, to repay senior bank indebtedness, to finance the Widia acquisition and for general corporate purposes. See "Use of Proceeds."

Rights.....................  Each share of our common stock includes one right to purchase our common stock pursuant to our shareowner rights plan. Prior to the occurrence of specified events, the rights will not be exercisable or evidenced separately from our common stock. See "Description of Common Stock -- Rights Agreement."

New York Stock Exchange
  symbol...................  KMT.

     The number of shares of our common stock that will be outstanding after this offering is based on the number of shares of our common stock outstanding as of April 30, 2002.

                                  RISK FACTORS

     In evaluating an investment in our common stock, prospective investors should carefully consider, along with the other information set forth in or incorporated by reference into this prospectus supplement, the specific factors set forth under "Risk Factors" for risks involved with an investment in our common stock.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth summary consolidated historical financial data for each of the fiscal years in the three year period ended June 30, 2001. Also included is summary consolidated financial data for the nine-month periods ended March 31, 2002 and 2001. You should read the information set forth in this table in conjunction with our consolidated financial statements and the related notes thereto and other financial data contained elsewhere or incorporated by reference in this prospectus supplement. Interim results for the nine months ended March 31, 2002 are not necessarily indicative of, and are not projections for, the results to be expected for the full fiscal year.

                                                                                         NINE MONTHS
                                                                                            ENDED
                                                 FISCAL YEAR ENDED JUNE 30,               MARCH 31,
                                            ------------------------------------   -----------------------
                                               2001         2000         1999         2002         2001
                                               ----         ----         ----         ----         ----
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA, EMPLOYEE DATA AND RATIOS)
OPERATING RESULTS:
Net sales........................           $1,807,896   $1,866,578   $1,914,961   $1,180,844   $1,365,391
Cost of goods sold...............            1,192,176    1,228,685    1,272,090      806,893      896,852
Operating expense................              425,641      434,136      455,903      288,711      323,238
Interest expense.................               50,381       55,079       68,594       25,076       39,091
Restructuring, asset impairment
  and other special charges......     (1)       21,457       22,412       24,617       25,020        7,517
Income taxes.....................               37,300       43,700       32,900       11,387       30,128
Income from continuing
  operations.....................               53,887       51,977       39,116       23,128       43,859
Accounting changes, net of tax...  (2)(3)         (599)          --           --           --         (599)
Net income.......................  (3)(4)       53,288       51,710       39,116       23,128       43,260
                                            ----------   ----------   ----------   ----------   ----------
FINANCIAL POSITION:
Net working capital..............           $  386,711   $  397,403   $  373,582   $   10,625   $  414,813
Total assets.....................            1,825,442    1,941,121    2,000,480    1,746,251    1,857,173
Total debt, including capital
  leases.........................              607,115      699,242      861,291      547,896      654,930
Total shareowners' equity........     (3)      796,769      780,254      745,131      815,870      786,943
                                            ----------   ----------   ----------   ----------   ----------
PER SHARE DATA:
Basic earnings...................     (3)   $     1.74   $     1.71   $     1.31   $     0.75   $     1.42
Diluted earnings.................  (3)(4)         1.73         1.70         1.31         0.74         1.41
Dividends........................                 0.68         0.68         0.68         0.51         0.51
Market price (at period end).....                36.90        21.44        31.00        40.43        27.50
                                            ----------   ----------   ----------   ----------   ----------
OTHER DATA:
Net cash flow from operating
  activities.....................           $  187,556   $  221,207   $  226,552   $  104,433   $  133,484
Capital expenditures.............               59,929       50,663       94,993       30,349       40,121
EBITDA...........................  (5)...      242,007      257,136      242,995      115,899      188,809
Number of employees..............               12,525       13,200       13,640       11,838       12,933
Basic weighted average shares
  outstanding (000)..............               30,560       30,263       29,917       31,002       30,523
Diluted weighted average shares
  outstanding (000)..............               30,749       30,364       29,960       31,454       30,656
KEY RATIOS:
Gross profit margin..............                 34.1%        34.2%        33.6%        31.7%        34.3%
EBITDA to interest expense.......     (5)          4.8x         4.7x         3.5x         4.7x         4.8x
EBITDA, less capital expenditures
  to interest expense............     (5)          3.6x         3.7x         2.2x         3.4x         3.8x
Total debt to EBITDA.............     (5)          2.5x         2.7x         3.5x          --           --
Total debt to total capital......     (3)         42.9%        45.6%        51.9%        39.9%        45.1%
Inventory turnover...............                  2.9x         2.7x         2.6x         2.9x         2.8x

---------------

(1) Amounts reflect costs associated with restructuring and related period costs, and asset impairment charges in the nine months ended March 31, 2002; restructuring and asset impairment charges and costs primarily associated with the JLK tender offer in the nine months ended March 31, 2001; costs associated with restructuring and asset impairment charges related to operational improvement programs, a loss on divestiture and costs primarily associated with the JLK tender offer in the nine months ended March 31, 2001; costs associated with environmental remediation, strategic alternative, and restructuring and asset impairment charges related to operational improvement programs initiated in 2000; costs associated with the acquisition of shares of Toshiba Tungaloy and restructuring and asset impairment charges related to operational improvement programs initiated in 1999.

(2) Accounting changes in 2001 reflect the change in the method of accounting for derivative financial instruments (SFAS No. 133).

(3) For the nine months ended March 31, 2002, amounts are not reflective of a non-cash charge of $230 million to $260 million related to the adoption of SFAS No. 142. We will record the actual charge on our financial statements for the fiscal year ended June 30, 2002.

(4) Excluding restructuring, asset impairment and other special charges in the nine months ended March 31, 2002, net income was $40,141 and diluted earnings per share were $1.28. Excluding restructuring, asset impairment and other special charges in the nine months ended March 31, 2001, net income was $48,053 and diluted earnings per share was $1.57. Excluding restructuring, asset impairment and other special charges in 2001 and the charge for the accounting principle change of $599, net of tax, net income was $66,587 and diluted earnings per share were $2.17. Excluding restructuring, asset impairment and other special charges in 2000 and an extraordinary loss of $267, net of tax, net income was $64,689 and diluted earnings per share were $2.13. Excluding restructuring, asset impairment and other special charges in 1999, net income was $54,299 and diluted earnings per share were $1.82.

(5) EBITDA is defined as income before provision for income taxes and minority interest, plus interest expense, depreciation and amortization. EBITDA is commonly presented as an indicator of operating performance. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles in the United States. EBITDA is not necessarily comparable to similarly titled measures for other companies.

                                  RISK FACTORS

     You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock.

RISKS ASSOCIATED WITH OUR BUSINESS

THE CYCLICAL NATURE OF OUR BUSINESS COULD CAUSE FLUCTUATIONS IN OPERATING
RESULTS.

     Our business is cyclical in nature. As a result of this cyclicality, we have experienced, and in the future we can be expected to experience, significant fluctuation in our sales and operating income, which may affect the price of our common stock.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO MANY UNCERTAINTIES, AND A SIGNIFICANT REDUCTION IN INTERNATIONAL SALES OF OUR PRODUCTS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Our international operations are subject to various political, economic and other uncertainties and risks that are not present in domestic operations, which could adversely affect our business. A significant reduction of our international business due to any of these risks would adversely affect our sales. In fiscal 2001, we derived approximately one-third of our revenues from sources outside the United States. If the Widia acquisition is consummated, this percentage is expected to increase. Risks faced by our international operations include:

     - periodic economic downturns;

     - fluctuations in currency exchange rates;

     - customs matters and changes in trade policy or tariff regulations;

     - unexpected changes in regulatory requirements;

     - higher tax rates and potentially adverse tax consequences including restrictions on repatriating earnings, adverse tax withholding requirements and "double taxation;"

     - intellectual property protection difficulties;

     - longer payment cycles and difficulty in collecting accounts receivable;

     - complications in complying with a variety of foreign laws and regulations;

     - costs and difficulties in integrating, staffing and managing international operations;

     - transportation delays and interruptions; and

     - natural disasters and the greater difficulty in recovering from them in some of the foreign countries in which we operate.

     Also, various foreign jurisdictions have laws limiting the right and ability of foreign subsidiaries to pay dividends and remit earnings to affiliated companies unless specified conditions are met. Further, sales in foreign jurisdictions typically are made in local currencies and transactions with foreign affiliates customarily are accounted for in the local currency of the selling company. While we regularly borrow in local currencies and enter into foreign exchange contracts to reduce our currency exposure, to the extent we do not fully mitigate the effect of changes in the relative value of the U.S. dollar and foreign currencies, our results of operations and financial condition (which are reported in U.S. dollars) could be affected adversely by negative changes in these relative values.

     In addition, foreign operations involve uncertainties arising from local business practices, cultural considerations and international political and trade tensions. If we are unable to successfully manage the risks associated with expanding our global business or to adequately manage operational fluctuations internationally, it could have a material adverse effect on our business, financial condition and results of operations.

IF THE PRICES FOR OUR RAW MATERIALS INCREASE, OUR PROFITABILITY COULD BE
IMPAIRED.

     The raw materials we use for our products consist of ore concentrates, compounds and secondary materials containing tungsten, tantalum, titanium, niobium and cobalt. Although adequate supply of these raw materials currently exists, our major sources for raw materials are located abroad and prices at times have been volatile. If the prices of our raw materials increase, our operating expense could increase significantly.

DEMAND FOR SOME OF OUR PRODUCTS MAY BE ADVERSELY IMPACTED BY REGULATIONS AFFECTING THE MINING AND DRILLING INDUSTRIES OR UTILITIES INDUSTRY.

     Some of our principal customers are mining and drilling companies. Many of these customers supply coal, oil, gas or other fuels as a source for the production of utilities in the United States and other industrialized regions. The operations of these mining and drilling companies are geographically diverse and are subject to or impacted by a wide array of regulations in the jurisdictions where they operate, such as applicable environmental laws and an array of regulations governing the operations of utilities. As a result of changes in regulations and laws relating to such industries, our customers' operations could be disrupted or curtailed by governmental authorities. The high cost of compliance with mining, drilling and environmental regulations may also induce customers to discontinue or limit their operations, and may discourage companies from developing new opportunities. As a result of these factors, demand for our mining and drilling related products could be substantially affected by regulations adversely impacting the mining and drilling industries or altering the consumption patterns of utilities.

A DECLINE IN AUTOMOTIVE SALES AND PRODUCTION COULD RESULT IN A DECLINE IN OUR RESULTS OF OPERATIONS OR A DETERIORATION IN OUR FINANCIAL CONDITION.

     Some of our primary customers are automobile companies in the United States and abroad. Automobile sales and production are cyclical and can be affected by the strength of a country's general economic condition. In addition, automobile production and sales can be affected by labor relations, regulatory requirements, trade agreements and other factors. A decline in automotive sales and production could result in a decline in our results of operations or a deterioration in our financial condition. If demand changes and we fail to respond appropriately, our business, financial position and results of operations could be adversely affected.

LABOR DISPUTES AND INCREASING LABOR COSTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Some of our principal domestic and many of our foreign operations are parties to collective bargaining agreements with their employees. We cannot assure you that any disputes, work stoppages or strikes will not arise in the future. In addition, when existing collective bargaining agreements expire, we cannot assure you that we will be able to reach new agreements with our employees. Such new agreements may be on substantially different terms and may result in increased labor costs. Future disputes with our employees could have a material adverse effect upon our business, financial position and results of our operations.

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT.

     Our domestic and foreign operations are subject to significant competitive pressures. We compete directly and indirectly with other manufacturers and suppliers of metalworking tools and wear-resistant parts. At least one of our competitors is larger, and some of our competitors may have greater access to financial resources and may be less leveraged than us.

     In addition, the metalworking supply industry is a large, fragmented industry that is highly competitive. Our J&L and FSS business segments face competition from traditional channels of distribution such as retail outlets, small dealerships and regional and national distributors using direct sales forces, from manufacturers of metalworking supplies, from large warehouse stores and from other direct mail distributors. We believe that sales of metalworking supplies will become more concentrated over the next few years, which may increase the competitiveness of the industry. Certain of J&L's competitors offer a greater variety of products and have substantially greater financial and other resources than us.

     Customers are increasingly aware of the total costs of fulfilling their purchasing requirements and are seeking low cost alternatives to traditional methods of purchasing and sources of supply. We believe that the current trend is to reduce the number of suppliers and rely more on lower cost alternatives such as direct mail and/or integrated supply arrangements. We cannot assure you that we will be able to take advantage of this trend effectively or that we will be able to establish relationships with supply customers.

OUR CONTINUED SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL
PROPERTY.

     Our future success depends in part upon our ability to protect our intellectual property. We rely principally on nondisclosure agreements and other contractual arrangements and trade secret law and, to a lesser extent, trademark and patent law, to protect our intellectual property. However, these measures may be inadequate to protect our intellectual property from infringement by others or prevent misappropriation of our proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do U.S. laws. Our inability to protect our proprietary information and enforce our intellectual property rights through infringement proceedings could have a material adverse effect on our business, financial condition and results of operations.

PRODUCT LIABILITY CLAIMS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     The sale of metalworking, mining, highway construction and other tools and related products entails an inherent risk of product liability claims. We cannot assure you that the coverage limits of our insurance policies will be adequate or that our policies will cover any particular loss. Insurance can be expensive, and we may not always be able to purchase insurance on commercially acceptable terms, if at all. Claims brought against us that are not covered by insurance or that result in recoveries in excess of insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL LAWS, AND ANY VIOLATION OF, OR OUR LIABILITIES UNDER, THESE LAWS COULD ADVERSELY AFFECT US.

     Our operations necessitate the use and handling of hazardous materials and, as a result, we are subject to various federal, state, local and foreign laws, regulations and ordinances relating to the protection of health, safety and the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, the cleaning up of contaminated sites and the maintenance of a safe work place. These laws impose penalties, fines and other sanctions for non-compliance and liability for response costs, property damages and personal injury resulting from past and current spills, disposals or other releases of, or exposure to, hazardous materials. We could incur substantial costs as a result of noncompliance with or liability for cleanup or other costs or damages under these laws. We may be subject to more stringent environmental laws in the future. If more stringent environmental laws are enacted in the future, these laws could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OUR PROPOSED ACQUISITION OF THE WIDIA BUSINESSES.

     If and when the proposed Widia acquisition is consummated, we expect to integrate operations, management and personnel of the Widia businesses with our existing operations. The expansion of our European and Asian businesses resulting from the Widia acquisition may strain our administrative, operational and financial resources. The integration of the Widia businesses will require the dedication of management resources that may temporarily detract from our day-to-day business. These types of demands and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We may not be able to manage the combined operations and assets effectively or realize any of the anticipated benefits of the acquisition. In addition, any material delays or unexpected costs we incur in connection with the integration process could harm our business, financial condition and results of operations.

     We may not achieve desired levels of synergies in connection with the proposed Widia acquisition and the costs of achieving these synergies may be substantially greater than we anticipate. If we fail to achieve our desired levels of synergies, or if the costs of achieving them are substantially greater than we anticipate, our business, financial condition and results of operations could be adversely affected.

IF WE ARE UNABLE TO RETAIN QUALIFIED EMPLOYEES, OUR GROWTH MAY BE HINDERED.

     Our ability to provide high-quality products and services depends in part on our ability to retain our skilled personnel in the areas of management, product engineering, servicing and sales. Competition for such personnel is intense and our competitors can be expected to attempt to hire our skilled employees from time to time. Our results of operations could be materially and adversely affected if we are unable to retain the customer relationships and technical expertise provided by our management team and our professional personnel.

A DISRUPTION OF OUR INFORMATION SYSTEMS COULD ADVERSELY AFFECT US.

     We believe that our computer software programs are an integral part of our business and growth strategies. We depend upon our information systems generally to process orders, to manage inventory and accounts receivable collections, to purchase, sell and ship products efficiently and on a timely basis, to maintain cost-effective operations and to provide superior service to our customers. We cannot assure you that a disruption will not occur. Any disruption could have a material adverse effect on our business, financial condition and results of operations.

RISKS ASSOCIATED WITH OUR CAPITALIZATION

OUR LEVEL OF INDEBTEDNESS MAY LIMIT CASH FLOW AVAILABLE TO INVEST IN THE ONGOING NEEDS OF OUR BUSINESS.

     We have a significant amount of indebtedness. After giving effect to this common stock offering, the notes offering, the new bank credit facility and the Widia acquisition, as of March 31, 2002, our total indebtedness would have been approximately $632 million and our ratio of earnings to fixed charges for the nine months ended March 31, 2002 would have been approximately 1.8x.

     Our level of indebtedness could have important consequences to you. For example, it could:

     - require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

     - increase the amount of interest that we have to pay because certain of our borrowings are at variable rates of interest;

     - increase our vulnerability to adverse economic or industry conditions;

     - limit our ability to obtain additional financing in the future to enable us to react to changes in our business or industry; or

     - place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

     Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RESTRICTIONS IMPOSED BY OUR BANK CREDIT FACILITIES LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING AND TO PURSUE BUSINESS OPPORTUNITIES.

     The operating and financial restrictions and covenants in our debt instruments, including our bank credit facilities, may adversely affect our ability to finance our future operations or capital needs or to pursue certain business activities. In particular, our bank credit facilities require us to maintain certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our bank credit facilities. In the event of any default under our bank credit facilities, the lenders under those facilities could elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable or to require us to apply all of our available cash to repay these borrowings, any of which would be an event of default under instruments governing our borrowings and which, if not cured or waived, would have a material adverse effect on us.

OUR EXISTING U.S. DOLLAR BANK CREDIT FACILITY MATURES ON AUGUST 30, 2002 AND WE MAY NOT BE ABLE TO ARRANGE OUR NEW BANK CREDIT FACILITY PRIOR TO THAT DATE, OR AT ALL.

     We are currently in negotiation with lenders on a new bank credit facility to replace our existing bank facilities. We cannot assure you that we will successfully negotiate and arrange this bank credit transaction or a similar transaction prior to the expiration of the existing U.S. dollar bank credit facility, or at all. If we are unable to arrange this new bank credit transaction prior to the expiration of our existing U.S. dollar bank credit facility, this would have a material adverse effect on us, including our liquidity.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the common stock will be
$          million (or $          million if the underwriters exercise their
option to purchase additional shares from us in full), after deducting underwriting commissions and discounts and our estimated offering expenses. We intend to use the net proceeds from the sale of the common stock, together with proceeds from the notes offering and borrowings under the new bank credit facility, to repay senior bank indebtedness, to pay the purchase price of the Widia acquisition and for general corporate purposes, including capital expenditures, other acquisitions and investments. Our existing bank credit facilities require us to reduce our commitments under these facilities by the amount of the net proceeds of this common stock offering and the notes offering. If the amount of the reduced commitments falls below the amount of outstanding loans under these facilities, we will be required to repay these loans to the extent they exceed the amounts of the reduced commitments. The effective interest rate on the approximately $363 million aggregate principal amount of borrowings outstanding as of March 31, 2002 under our existing U.S. dollar bank credit facility, which matures on August 30, 2002, was 4.77%, including the effect of our interest rate swap agreements. The effective interest rate on the approximately E180 million aggregate principal amount of borrowings outstanding as of March 31, 2002 under our existing Euro bank credit facility, which matures on December 20, 2003, was 4.34%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a discussion of our existing bank credit facilities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is currently traded on the NYSE under the symbol "KMT." The high and low sales prices as reported on the NYSE Composite Tape and dividends paid for the periods indicated are set forth in the table below.

                                                                PRICE RANGE
                                                              ---------------
                                                               HIGH     LOW
                                                               ----     ---
Fiscal 2000
  First Quarter.............................................  $30.00   $23.00
  Second Quarter............................................  $33.88   $23.50
  Third Quarter.............................................  $33.81   $22.63
  Fourth Quarter............................................  $30.50   $19.13
Fiscal 2001
  First Quarter.............................................  $26.44   $21.19
  Second Quarter............................................  $30.69   $24.44
  Third Quarter.............................................  $33.00   $25.30
  Fourth Quarter............................................  $37.37   $26.67
Fiscal 2002
  First Quarter.............................................  $39.70   $28.43
  Second Quarter............................................  $41.37   $30.12
  Third Quarter.............................................  $42.70   $35.15
  Fourth Quarter (through May 24, 2002).....................  $42.98   $38.50

     On May 24, 2002, the last reported sale price of the common stock on the NYSE was $41.90 per share.

     We have paid cash dividends in every quarter since fiscal 1947. Our Board of Directors intends to continue its present policy of declaring regular quarterly dividends when justified by our financial condition. The amount of the cash dividends paid in each quarter of fiscal 2000, each quarter of fiscal 2001 and the first three quarters of fiscal 2002 was $0.17 per share. The amount of future dividends, if any, will depend on general business conditions encountered by us, our earnings, our financial condition and our capital requirements, and such other factors as our Board of Directors may deem relevant. The payment of dividends is subject to compliance with certain financial covenants in our bank credit facilities.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 2002, (1) our capitalization on an actual basis, (2) adjustments for the consummation of this common stock offering, the notes offering, the new bank credit facility and the Widia acquisition and (3) our capitalization on an as adjusted basis to reflect the consummation of this common stock offering, the notes offering, the new bank credit facility and the Widia acquisition. You should read the information set forth in this table in conjunction with our consolidated financial statements and the related notes thereto and other financial data contained elsewhere or incorporated by reference in this prospectus supplement.

                                                                 AS OF MARCH 31, 2002
                                                        --------------------------------------
                                                                     FINANCINGS
                                                                      AND WIDIA
                                                          ACTUAL     ACQUISITION   AS ADJUSTED
                                                          ------     -----------   -----------
                                                                    (IN THOUSANDS)
Debt:
  Existing U.S. dollar bank credit facility...........  $  362,700    $(362,700)   $       --
  Existing Euro bank credit facility..................     156,704     (156,704)           --
                                                        ----------    ---------    ----------
     Subtotal.........................................     519,404     (519,404)           --
  Other...............................................      20,820       11,189        32,009
  New bank credit facility............................          --      290,051       290,051
    % senior notes due 2012...........................          --      300,000       300,000
  Capitalized leases..................................       7,672        1,940         9,612
                                                        ----------    ---------    ----------
     Total debt.......................................     547,896       83,776       631,672
                                                        ----------    ---------    ----------

Minority interest in consolidated subsidiaries........       8,907        4,964        13,871
                                                        ----------    ---------    ----------

Shareowners' equity:
  Preferred stock, 5,000 shares authorized; none
     issued...........................................          --           --            --
  Capital stock, $1.25 par value per share;
     70,000 shares authorized; 33,807, 36,807 and
       36,807 shares issued...........................      42,259        3,750        46,009
  Additional paid-in capital..........................     371,911      114,976       486,887
  Retained earnings...................................     547,967           --       547,967
  Less treasury shares, at cost; 2,657 shares held....     (72,804)          --       (72,804)
  Unearned compensation...............................      (4,885)          --        (4,885)
  Accumulated other comprehensive loss................     (68,578)          --       (68,578)
                                                        ----------    ---------    ----------
     Total shareowners' equity*.......................     815,870      118,726       934,596
                                                        ----------    ---------    ----------
     Total capitalization.............................  $1,372,673    $ 207,466    $1,580,139
                                                        ==========    =========    ==========

---------------

* Effective July 1, 2001, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, all goodwill amortization ceased effective July 1, 2001. As a result of the adoption of this rule, we expect to record a non-cash charge of $230 million to $260 million, specific to the electronics (AMSG segment) and the industrial product group (MSSG segment) businesses, which were acquired in 1998. We will record the actual charge in our financial statements for the fiscal year ended June 30, 2002.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected consolidated historical financial data for each of the fiscal years in the five year period ended June 30, 2001. Also included is selected consolidated financial data for the nine-month periods ended March 31, 2002 and 2001. You should read the information set forth in this table in conjunction with our consolidated financial statements and the related notes thereto and other financial data contained elsewhere or incorporated by reference in this prospectus supplement. Interim results for the nine months ended March 31, 2002 are not necessarily indicative of, and are not projections for, the results to be expected for the full fiscal year.

                                                                                                        NINE MONTHS
                                                   FISCAL YEAR ENDED JUNE 30,                         ENDED MARCH 31,
                                 --------------------------------------------------------------   -----------------------
                                    2001         2000         1999         1998         1997         2002         2001
                                    ----         ----         ----         ----         ----         ----         ----
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA, EMPLOYEE DATA AND RATIOS)
OPERATING RESULTS:
Net sales.............           $1,807,896   $1,866,578   $1,914,961   $1,687,516   $1,160,452   $1,180,844   $1,365,391
Cost of goods sold....            1,192,176    1,228,685    1,272,090    1,057,089      713,182      806,893      896,852
Operating expense.....              425,641      434,136      455,903      419,182      317,315      288,711      323,238
Interest expense......               50,381       55,079       68,594       59,536       10,393       25,076       39,091
Restructuring, asset
  impairment and other
  special charges.....     (1)       21,457       22,412       24,617        4,595           --       25,020        7,517
Income taxes..........               37,300       43,700       32,900       53,900       44,900       11,387       30,128
Income from continuing
  operations..........               53,887       51,977       39,116       71,197       72,032       23,128       43,859
Accounting changes,
  net of tax..........  (2)(3)         (599)          --           --           --           --           --         (599)
Net income............  (3)(4)       53,288       51,710       39,116       71,197       72,032       23,128       43,260
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
FINANCIAL POSITION:
Net working capital...           $  386,711   $  397,403   $  373,582   $  447,992   $  175,877   $   10,625   $  414,813
Total assets..........            1,825,442    1,941,121    2,000,480    2,091,520      851,243    1,746,251    1,857,173
Total debt, including
  capital leases......              607,115      699,242      861,291      967,667      174,464      547,896      654,930
Total shareowners'
  equity..............  (3)(5)      796,769      780,254      745,131      735,460      459,608      815,870      786,943
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
PER SHARE DATA:
Basic earnings........     (3)   $     1.74   $     1.71   $     1.31   $     2.61   $     2.71   $     0.75   $     1.42
Diluted earnings......  (3)(4)         1.73         1.70         1.31         2.58         2.69         0.74         1.41
Dividends.............                 0.68         0.68         0.68         0.68         0.66         0.51         0.51
Market price (at
  period end).........                36.90        21.44        31.00        41.75        43.00        40.43        27.50
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
OTHER DATA:
Net cash flow from
  operating
  activities..........           $  187,556   $  221,207   $  226,552   $  101,524   $   99,850   $  104,433   $  133,484
Capital
  expenditures........               59,929       50,663       94,993      104,774       73,779       30,349       40,121
EBITDA................     (6)      242,007      257,136      242,995      257,423      169,955      115,899      188,809
Number of employees...               12,525       13,200       13,640       14,380        7,550       11,838       12,933
Basic weighted average
  shares outstanding
  (000)...............     (5)       30,560       30,263       29,917       27,263       26,575       31,002       30,523
Diluted weighted
  average shares
  outstanding (000)...     (5)       30,749       30,364       29,960       27,567       26,786       31,454       30,656

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                 FISCAL YEAR ENDED JUNE 30,                     MARCH 31,
                                    ----------------------------------------------------   --------------------
                                      2001       2000       1999       1998       1997       2002       2001
                                      ----       ----       ----       ----       ----       ----       ----
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA, EMPLOYEE DATA AND RATIOS)
KEY RATIOS:
Gross profit margin.........  (1)     34.1%      34.2%      33.6%      37.4%      38.5%      31.7%       34.3%
EBITDA to interest
  expense...................  (6)      4.8x       4.7x       3.5x       4.3x      16.4x       4.6x        4.8x
EBITDA, less capital
  expenditures to interest
  expense...................  (6)      3.6x       3.7x       2.2x       2.6x       9.3x       3.4x        3.8x
Total debt to EBITDA........  (6)      2.5x       2.7x       3.5x       3.8x       1.0x        --          --
Total debt to total
  capital...................  (3)     42.9%      45.6%      51.9%      55.4%      27.1%      39.9%       45.1%
Inventory turnover..........           2.9x       2.7x       2.6x       3.1x       3.2x       2.9x        2.8x

---------------

(1) Amounts reflect costs associated with restructuring and related period costs, and asset impairment charges in the nine months ended March 31, 2002; restructuring and asset impairment charges and costs primarily associated with the JLK tender offer in the nine months ended March 31, 2001; restructuring and asset impairment charges related to operational improvement programs, a loss on divestiture and costs primarily associated with the JLK tender offer in 2001; costs associated with environmental remediation, strategic alternatives, and restructuring and asset impairment charges related to operational improvement programs initiated in 2000; costs associated with the acquisition of shares of Toshiba Tungaloy and restructuring and asset impairment charges related to operational improvement programs initiated in 1999; deferred financing costs related to a postponed public offering intended to have been offered in connection with the acquisition of Greenfield Industries, Inc. in 1998.

(2) Accounting changes in 2001 reflect the change in the method of accounting for derivative financial instruments (SFAS No. 133).

(3) For the nine months ended March 31, 2002, amounts are not reflective of a non-cash charge of $230 million to $260 million related to the adoption of SFAS No. 142. We will record the actual charge on our financial statements for the fiscal year ended June 30, 2002.

(4) Excluding restructuring, asset impairment and other special charges in the nine months ended March 31, 2002, net income was $40,141 and diluted earnings per share were $1.28. Excluding restructuring, asset impairment and other special charges in the nine months ended March 31, 2001, net income was $48,053 and diluted earnings per share was $1.57. Excluding restructuring, asset impairment and other special charges in 2001 and the charge for the accounting principle change of $599, net of tax, net income was $66,587 and diluted earnings per share were $2.17. Excluding restructuring, asset impairment and other special charges in 2000 and an extraordinary loss of $267, net of tax, net income was $64,689 and diluted earnings per share were $2.13. Excluding restructuring, asset impairment and other special charges in 1999, net income was $54,299 and diluted earnings per share were $1.82. Excluding restructuring, asset impairment and other special charges in 1998 and the effects of the Greenfield Industries, Inc. acquisition, net income was $88,697 and diluted earnings per share were $3.23.

(5) In 1998, we issued 3.45 million shares of common stock for net proceeds of $171.4 million.

(6) EBITDA is defined as income before provision for income taxes and minority interest plus interest expense, depreciation and amortization. EBITDA is commonly presented as an indicator of operating performance. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles in the United States. EBITDA is not necessarily comparable to similarly titled measures for other companies.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     This prospectus supplement contains, in addition to historical information, forward-looking statements. These forward-looking statements involve risk and uncertainties that could cause our actual outcomes to differ materially from the results expressed or implied by the forward-looking statements. See "Special Note Regarding Forward-Looking Statements." You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion under the caption "Risk Factors" of specific risks involved in an investment in the notes.

     In September 2000, we reorganized the financial reporting of our operations to focus on global business units consisting of Metalworking Solutions & Services Group (MSSG), Advanced Materials Solutions Group (AMSG) and JLK/Industrial Supply and corporate functional shared services. Subsequent to the acquisition of the minority shares of JLK, we split the financial reporting of these operations into two units, J&L Industrial Supply (J&L) and Full Service Supply (FSS). We also changed our internal reporting structure to add the operations of an integrated supply business to FSS, that was previously reported in J&L. The results for all periods presented have been restated to conform to the new reporting structure. The presentation of segment information reflects the manner in which we organize segments for making operating decisions and assessing performance.

                             RESULTS OF OPERATIONS

     This discussion of our results of operations is divided into two parts, the first of which addresses our results of operations for the nine months ended March 31, 2002 compared to the nine months ended March 31, 2001, and the second of which addresses our results of operations for the fiscal year ended June 30, 2001 compared to the fiscal year ended June 30, 2000 and the fiscal year ended June 30, 1999. The following discussion should be read in connection with the consolidated financial statements and the related footnotes.

NINE MONTHS ENDED MARCH 31, 2002 COMPARED TO NINE MONTHS ENDED MARCH 31, 2001

SALES

     Sales for the nine months ended March 31, 2002 were $1,180.8 million compared to $1,365.4 million in the same period a year ago, a decline of 14 percent. Sales declined 12 percent excluding unfavorable foreign currency effects of one percent and less workdays in the nine months ended March 31, 2002. Sales in North America contributed to the majority of this decline due to overall weak market conditions. In local currency, European sales were down six percent compared to the prior year.

GROSS PROFIT MARGIN

     Consolidated gross profit margin was 31.7 percent for the nine months ended March 31, 2002, compared with 34.3 percent in same period a year ago. Excluding special charges in each period, the gross profit margin was 31.9 percent in 2002 and 34.3 percent in 2001. The decline in the gross profit margin was due primarily to underutilized capacity from volume declines and an unfavorable customer and product mix, partially offset by continued manufacturing efficiencies from lean initiatives. Foreign currency translation also reduced the margin. Special charges in 2002 related to facility closures including inventory abandonment charges of $1.7 million and period costs of $0.7 million. Special charges in 2001 of $0.4 million related to the write-down of certain product lines that were discontinued as part of a program to streamline and optimize J&L's product offering.

OPERATING EXPENSE

     For the nine months ended March 31, 2002, operating expense was $288.7 million, a decline of 10 percent compared to the same period a year ago, excluding costs of $2.1 million in the prior year related primarily to the tender offer to acquire the minority shares of JLK Direct Distribution Inc.
(JLK). Ongoing cost-cutting and lean initiatives, combined with several short-term savings actions, reduced expenses nearly in line with sales declines. Moreover, the reduction was achieved even as spending on growth programs and research and development was sustained. Excluding foreign exchange, operating expense declined nine percent.

RESTRUCTURING AND ASSET IMPAIRMENT CHARGE

     In November 2001, we announced a restructuring program whereby we expect to recognize special charges of $15 million to $20 million, including period costs of $5 million to $6 million, for the closure of three manufacturing locations and the relocation of the production of a certain product line from another plant, and associated work force reductions. This was done in response to continued steep declines in the end market demand in the electronics and industrial product group's businesses. Additionally, we have implemented other worldwide work force reductions in these segments in reaction to the declines in our end markets. Approximately two-thirds of the special charges will be cash expenditures. We expect to realize ongoing annual benefits of $8 million to $10 million by the end of fiscal 2002. These actions are expected to improve our competitiveness and we expect them to be completed by the end of fiscal 2002.

     We implemented the measures associated with the closing and consolidation of the AMSG electronics facility in Chicago, IL, and MSSG industrial product group's Pine Bluff, AR and Monticello, IN locations. As a result, we recorded restructuring charges of $12.0 million for the nine months ended March 31, 2002 related to exit costs associated with these actions, including severance for substantially all 298 employees at these facilities. Additionally in the December 2001 quarter, as part of the closure of the electronics plant, we recorded a non-cash charge of $0.8 million, net of salvage value, associated with the abandonment and scrapping of inventory. This charge was recorded as a component of cost of goods sold. In the March 2002 quarter, we recorded a charge of $1.5 million related to severance for 72 individuals, primarily in the MSSG segment. The total charge to date of $14.3 million includes non-cash items of $6.2 million.

     Through March 31, 2002, we incurred cash expenditures of $4.3 million resulting in an accrual of $3.8 million at March 31, 2002. We incurred period costs associated with these actions of $1.0 million for the nine months ended March 31, 2002, which were expensed as incurred as a component of cost of sales.

     In 2001, we began to implement a business improvement plan in the J&L and FSS segments. We expect to substantially complete this plan by the end of fiscal 2002. In the J&L segment for the nine months ended March 31, 2002, we recorded restructuring and asset impairment charges of $8.9 million. The charges were comprised of a write-down of a portion of the book value of a business system of $5.3 million, $1.9 million for severance for 60 individuals, $1.5 million for facility closures and $0.2 million for the closure of the German operations. Additionally, as part of the closure of the German operations, we recorded a non-cash charge of $0.4 million, net of salvage value, in the December 2001 quarter associated with the abandonment and liquidation of inventory in these operations. This charge was recorded as a component of cost of goods sold.

     In anticipation of migrating to a new business system, J&L capitalized costs associated with the development of system functionality specifically designed for the J&L business. In the December 2001 quarter, after further evaluation of the development of the system, we determined it was no longer feasible that J&L would use this portion of the business system because the vendor ceased supporting the system. Therefore, we recorded a non-cash charge of $5.3 million, representing the portion of costs capitalized in connection with system enhancements specifically for the J&L business.

     In the FSS segment for the nine months ended March 31, 2002, we recorded a restructuring charge of $0.3 million for severance related to 16 individuals. Additionally in our core businesses in 2001, we took actions to reduce our salaried work force in response to the weakened U.S. manufacturing sector. This core-business resize program has been completed.

     The costs accrued for all restructuring activities were based on estimates using the latest information available at the time that the accrual was established. We continue to review our business strategies and pursue other cost-reduction activities in all business segments, some of which could result in future charges. Charges incurred for the nine months ended March 31, 2002 and the restructuring accrual at March 31, 2002 are as follows (in thousands):

                                       RESTRUCTURING
                           JUNE 30,     EXPENSE FOR       EXPENSE      NON-CASH         CASH       MARCH 31,
                             2001     NEW INITIATIVES   ADJUSTMENTS   ADJUSTMENTS   EXPENDITURES     2002
                           --------   ---------------   -----------   -----------   ------------   ---------
J&L business improvement
  program:
  Employee severance.....   $  251        $1,897           $  6         $    --       $(2,072)      $   82
  Facility closures......      940         1,690             93            (572)       (1,088)       1,063
  Business system........       --         5,257             --          (5,257)           --           --
FSS business improvement
  program................      141           372            (71)             --          (429)          13
Core-business resize
  program................    2,336            --            (77)             --        (1,808)         451
                            ------        ------           ----         -------       -------       ------
  Total..................   $3,668        $9,216           $(49)        $(5,829)      $(5,397)      $1,609
                            ======        ======           ====         =======       =======       ======

     The expense adjustments for the facility closures were due to incremental costs incurred to exit these facilities. The other expense adjustments relate to reductions in actual amounts paid for severance costs compared to what was initially anticipated. We recorded expense adjustments as a component of restructuring and asset impairment charge.

     In 2000, we announced plans to close, consolidate or downsize several plants, warehouses and offices, and associated work force reductions as part of our overall plan to increase asset utilization and financial performance, and to reposition Kennametal to become the premier tooling solutions supplier. The costs charged against the restructuring accrual for the 2000 programs as of March 31, 2002 were as follows (in thousands):

                                                 JUNE 30,       CASH         EXPENSE     MARCH 31,
                                                   2001     EXPENDITURES   ADJUSTMENTS     2002
                                                 --------   ------------   -----------   ---------
Employee severance.............................   $  153      $  (130)        $ (3)        $ 20
Facility rationalizations......................    2,269       (1,392)         (27)         850
                                                  ------      -------         ----         ----
  Total........................................   $2,422      $(1,522)        $(30)        $870
                                                  ======      =======         ====         ====

AMORTIZATION EXPENSE

     We adopted Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets" on July 1, 2001. As a result of the non-amortization provisions of SFAS No. 142, we ceased amortizing goodwill resulting in amortization expense for the nine months ended March 31, 2002 of $2.1 million compared to $18.5 million in the year-ago period.

INTEREST EXPENSE

     Interest expense for the nine months ended March 31, 2002 declined 36 percent to $25.1 million, compared to the same period last year, due to ongoing reduction in debt and lower average borrowing rates. Our average U.S. borrowing rate of 5.06 percent was 220 basis points below year ago levels due to Federal Reserve rate cuts and improved pricing under our bank credit facility due to improved credit ratios.

OTHER EXPENSE (INCOME), NET

     For the nine months ended March 31, 2002, other income was $0.2 million compared to other expense of $6.8 million in the year-ago period. Fees associated with the accounts receivable securitization program declined $2.7 million to $2.0 million in 2002. The decline in these fees was due primarily to lower interest rates in the commercial paper market. The remainder of the decline was due to higher foreign exchange gains of $1.8 million and lower royalty and other expense.

INCOME TAXES

     The effective tax rate for the nine months ended March 31, 2002 was 32.0 percent compared to an effective tax rate of 39.5 percent for the nine months ended March 31, 2001. The pro forma effective tax rate for the nine months ended March 31, 2001 would have been 33.9 percent, reflecting the non-amortization provisions of SFAS No. 142. The remainder of the decline primarily reflects a reduction of the statutory German tax rate effective July 1, 2001.

CHANGE IN ACCOUNTING PRINCIPLE

     On July 1, 2000, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in the recording of a loss from the cumulative effect from the change in accounting principle of $0.6 million, net of tax, or $0.02 per diluted share. The loss primarily related to the write-down of previously paid foreign currency option premiums.

NET INCOME

     Net income for the nine months ended March 31, 2002 was $23.1 million, or $0.74 per diluted share, compared to net income of $43.3 million, or $1.41 per diluted share, in the same period last year. Pro forma earnings for the nine months ended March 31, 2001 were $58.0 million, or $1.89 per diluted share, reflecting the non-amortization provisions of SFAS No. 142. Excluding special charges in each period, net income was $40.1 million, or $1.28 per diluted share, in the nine months ended March 31, 2002 compared to pro forma net income of $63.2 million, or $2.06 per diluted share, in the nine months ended March 31, 2001. The decline in earnings was attributable to lower sales levels and margins, partially offset by lower operating expense and interest costs, and a decline in our effective tax rate.

     Special charges in the nine months ended March 31, 2002 of $25.0 million, or $0.54 per diluted share, related to business improvement plans currently being executed. Special charges in the nine months ended March 31, 2001 of $7.5 million, or $0.14 per diluted share, related to the J&L and FSS business improvement plans and costs associated with the tender offer to acquire the outstanding shares of JLK, coupled with a charge of $0.6 million, net of tax, or $0.02 per diluted share, related to the adoption of SFAS No. 133.

BUSINESS SEGMENT REVIEW

     We operate four global business units consisting of Metalworking Solutions & Services Group (MSSG), Advanced Materials Solutions Group (AMSG), J&L Industrial Supply (J&L) and Full Service Supply (FSS).

Metalworking Solutions & Services Group

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                               -----------------
                                                                2002       2001
                                                                ----       ----
                                                                (IN THOUSANDS)
External sales..............................................  $666,006   $754,759
Intersegment sales..........................................    86,680     80,481
Operating income............................................    68,080     98,930

     For the nine months ended March 31, 2002, MSSG sales declined 10 percent compared to the same period last year, excluding unfavorable foreign exchange effects, due predominately to weak market conditions in North America. Most major end markets weakened year-over-year. In North America and Europe, sales were down 16 and three percent, respectively, while Asia was up 15 percent, all in local currency.

     Operating income was $76.2 million compared to $107.0 million last year, excluding restructuring and related period costs of $8.1 million and $1.0 million, respectively, in 2002 and 2001, and goodwill amortization in 2001. The decline in operating income was primarily due to lower sales.

Advanced Materials Solutions Group

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                               -----------------
                                                                2002       2001
                                                                ----       ----
                                                                (IN THOUSANDS)
External sales..............................................  $227,498   $263,746
Intersegment sales..........................................    18,014     21,024
Operating income............................................    16,699     32,118

     Compared to the same period last year, AMSG sales declined 13 percent in the nine months ended March 31, 2002, excluding foreign exchange effects. The decline was predominately attributable to weak market conditions in the electronics business. Operating income was $23.3 million compared to $38.6 million last year, excluding restructuring and related period costs in 2002 of $6.6 million and a restructuring credit of $0.3 million and goodwill amortization in 2001. The decline was due to lower gross profit from under-utilization of capacity caused by volume declines, primarily in electronics. Restructuring and related period costs in 2002 stemmed from the reorganization of the North American electronics business, including the closure of a plant in Chicago.

J&L Industrial Supply

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                               -----------------
                                                                2002       2001
                                                                ----       ----
                                                                (IN THOUSANDS)
External sales..............................................  $173,997   $224,708
Intersegment sales..........................................     1,602      3,026
Operating income (loss).....................................    (1,725)     4,533

     For the nine months ended March 31, 2002, J&L sales declined 18 percent compared to the same period last year, excluding the effects of the divestiture of ATS Industrial Supply, Inc. (ATS). The decline in sales was primarily attributable to weak demand in the broad industrial market. Operating income was $8.1 million for the nine months ended March 31, 2002 compared to $12.8 million in the same period last year, excluding special charges in each period and goodwill amortization in 2001. Operating income declined primarily due to the reduction in sales despite the lower cost structure as a result of the business improvement plan. J&L operating income for the nine months ended March 31, 2002 and 2001 was reduced by $9.8 million and $4.0 million, respectively, related to restructuring and asset impairment charges. Additionally, operating income for the nine months ended March 31, 2001 included $2.1 million of costs primarily related to the tender offer to acquire the outstanding shares of JLK.

Full Service Supply

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                               -----------------
                                                                2002       2001
                                                                ----       ----
                                                                (IN THOUSANDS)
External sales..............................................  $113,343   $122,178
Intersegment sales..........................................     1,995      4,562
Operating income............................................     1,799      5,944

     Compared to the same period last year, FSS sales declined seven percent for the nine months ended March 31, 2002 due to the general weakness in the North American industrial market. Operating income of $2.1 million, declined $4.2 million compared to the same period last year, excluding restructuring charges of $0.3 million in both 2002 and 2001 related to severance. The decline was due to lower sales levels coupled with overall lower gross margins due to higher percentage of sales to the automotive sector.

FISCAL YEAR ENDED JUNE 30, 2001 COMPARED TO FISCAL YEAR ENDED JUNE 30, 2000 AND FISCAL YEAR ENDED JUNE 30, 1999

SALES

     Sales of $1,807.9 million in 2001 increased two percent compared to sales of $1,866.6 million in 2000, excluding unfavorable foreign exchange effects of three percent due to the stronger U.S. dollar and the effects of fewer workdays in 2001 of two percent. Sales benefited from broad-based end market growth in Europe and sustained growth in Asia. Sales in North American end markets softened throughout 2001, particularly in automotive, due to the slowdown in U.S. manufacturing sector.

     Sales for 2000 were $1,866.6 million, flat compared to sales of $1,915.0 million in 1999, excluding unfavorable foreign exchange effects and the effects of a divestiture of two and one percent, respectively. Market conditions were soft in many of our served markets in the first half of 2000. Market conditions began to improve in the second half of the year, led by North America, followed by Europe, while Asia Pacific showed steady growth throughout the year.

GROSS PROFIT MARGIN

     The consolidated gross profit margin for 2001 was 34.1 percent, 34.7 percent on a constant currency basis. This included a charge of $3.6 million associated primarily with the write-down of certain product lines that were discontinued as part of a program to streamline and optimize the product offering of J&L. Excluding this charge and period costs associated with facility rationalizations for each period, the gross profit margin was flat compared with
34.3 percent in the prior year, despite weaker sales. Gross margin benefited from productivity improvements, continued implementation of lean manufacturing techniques and maintaining pricing discipline. This was partially offset by higher material costs and energy prices. Period costs included in gross profit in 2001 and 2000 were $0.6 million and $2.9 million, respectively, related to the facility closures.

     In 2000, the gross profit margin was 34.1 percent compared to 33.6 percent in 1999. The increase in gross margin was predominately due to improved manufacturing variances across most business units as a result of lean manufacturing techniques and strong cost controls, despite lower production levels. The gross margin in 1999 was affected by a $6.9 million charge related to the implementation of a new program to streamline and optimize the global metalworking product offering and $0.4 million of period costs associated with a facility closure. Excluding these charges, the 1999 gross margin would have been 34.0 percent.

OPERATING EXPENSE

     In 2001, operating expense declined to $425.6 million from $434.1 million in 2000. However, operating expense increased one percent on a constant currency basis. We offset inflationary pressures through restructuring benefits and other productivity improvements. Despite the decline, we incurred incremental costs of approximately $6.5 million on investments for strategic initiatives, including new sales and marketing programs, productivity programs and our e-business initiative. In 2001, operating expense included $2.1 million of costs related primarily to the tender offer for the minority shares of JLK. Operating expense for 2000 included a $3.0 million charge for environmental remediation costs and $0.8 million for costs incurred and expensed for the evaluation of strategic alternatives related to JLK.

     Operating expense declined $21.8 million, or three percent in local currency, in 2000, down from $455.9 million in 1999. The improvement was due to our resolve to control costs through ongoing cost and productivity improvement programs. Operating expense for 1999 included a charge of $3.8 million recorded on the purchase of 4.9 percent of Toshiba Tungaloy stock due to the difference between the cost and the fair market value of the securities on the date the securities were purchased.

RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

     In the September 2000 quarter, we began to implement a business improvement plan in the J&L and FSS segments. We anticipate costs of $15 to $20 million associated with this plan. We expect to substantially complete this plan by the end of fiscal 2002. In the J&L segment for 2001, we recorded a restructuring and asset impairment charge of $2.5 million for severance for 115 individuals, $1.8 million associated with the closure of 11 underperforming satellite locations, including the German operations, and $0.7 million for the exiting of three warehouses. This included a $0.4 million non-cash write-down of the book value of certain property, plant and equipment, net of salvage value, that we determined would no longer be utilized in ongoing operations. The charge for exiting the warehouses and the satellite closures included a non-cash write-down, net of salvage value, of $0.6 million primarily related to inventory that was abandoned and not relocated. J&L also finalized and implemented a program to optimize the overall catalog product offering. We identified certain products that would no longer be offered to customers and scrapped these products, resulting in a non-cash charge of $3.0 million, net of salvage value. These charges were recorded as a component of cost of goods sold. In the FSS segment for 2001, we recorded restructuring charges of $0.6 million related to severance for eight individuals. The costs accrued for these plans were based on estimates using the latest information available at the time that the accrual was established. We incurred period costs of $0.3 million related to these initiatives in 2001 which were included in cost of goods sold as incurred. We expect annualized benefits of approximately $7 million to be realized beginning in 2002.

     Beginning in March 2001, we took actions to reduce our salaried work force in response to the weakened U.S. manufacturing sector. As a result of implementing this core-business resize program, we recorded a restructuring charge of $4.6 million related to severance for 209 individuals. We expect these actions to result in ongoing annual benefits of approximately $9 million. This program was completed. We continue to review our business strategies and pursue other cost-reduction activities in all business segments, some of which could result in future charges. The components of the 2001 charges and the restructuring accrual at June 30, 2001 were as follows:

                                                  TOTAL       ASSET          CASH       JUNE 30,
                                                 CHARGE    WRITE-DOWNS   EXPENDITURES     2001
                                                 ------    -----------   ------------   --------
                                                                 (IN THOUSANDS)
J&L business improvement program:
  Product pruning..............................  $ 3,024     $(3,024)      $    --       $   --
  Employee severance...........................    2,475          --        (2,224)         251
  Facility closures............................    2,453        (987)         (526)         940
FSS business improvement program...............      571          --          (430)         141
Core-business resize program...................    4,583          --        (2,247)       2,336
                                                 -------     -------       -------       ------
Total..........................................  $13,106     $(4,011)      $(5,427)      $3,668
                                                 =======     =======       =======       ======

     In November 1999, we announced plans to close, consolidate or downsize several plants, warehouses and offices, and associated work force reductions as part of our overall plan to increase asset utilization and financial performance, and to reposition us to become the premier tooling solutions supplier. These actions have favorably affected our performance. We implemented these programs throughout 2000 and they are substantially complete. The costs accrued for the implemented programs were based upon estimates using the latest information available at the time that the accrual was established. The components of the charges were as follows:

                                                                       INCREMENTAL      INITIAL
                                                TOTAL       ASSET        PENSION     RESTRUCTURING
                                               CHARGE    WRITE-DOWNS   OBLIGATION      LIABILITY
                                               ------    -----------   -----------   -------------
                                                                 (IN THOUSANDS)
Asset impairment charges.....................  $ 4,808     $(4,808)       $  --         $    --
Employee severance...........................    7,396          --         (787)          6,609
Product rationalization......................      100        (100)          --              --
Facility rationalizations....................    6,322      (1,470)        (205)          4,647
                                               -------     -------        -----         -------
Total........................................  $18,626     $(6,378)       $(992)        $11,256
                                               =======     =======        =====         =======

     In conjunction with our ongoing review of underperforming businesses, certain assets are reviewed for impairment pursuant to the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." An asset impairment charge of $1.7 million was recorded, related to a metalworking manufacturing operation in Shanghai, China. This operation became fully operational in 1998 and at the time of review, had not generated the performance that was expected at the time we entered into this market. We performed an in-depth review of the operations, capacity utilization and the local management team, and engaged a consultant to perform an independent review of the same. These reviews enabled us to determine that the market served by this operation is not expected to develop to the extent originally anticipated, but that the operations were in good working order, utilized modern technology, and the management team in place was competent. We also determined that this facility had excess capacity given the level of market demand.

     Accordingly, we updated our operating forecast to reflect the current market demand. In comparing the undiscounted projected cash flows of the updated forecast to the net book value of the assets of this operation, we determined that the full value of these assets would not be recoverable. Accordingly, a charge was recorded to adjust the carrying value of the long-lived assets of this operation to fair value. The estimated fair value of these assets was based on various methodologies, including a discounted value of estimated future cash flows.

     The product rationalization charge of $0.1 million represented the write-down of certain discontinued product lines manufactured in these operations. We manufactured these products specifically for the market served by these operations and we determined that these products are no longer salable. This charge has been recorded as a component of cost of goods sold.

     We recorded an asset impairment charge of $2.8 million related to the write-down of equipment in our North American metalworking operations and $0.3 million in our engineered products operations. In connection with the repositioning of the company, we completed an assessment of the assets currently being used in these operations and determined that these assets were not going to be further utilized in conducting these operations. This amount represented the write-down of the book value of the assets, net of salvage value.

     The charge for facility rationalizations related to employee severance for 153 employees and other exit costs associated with the closure or downsizing of a metalworking manufacturing operation in Kingswinford, United Kingdom, a circuit board drill plant in Janesville, Wisc., a German warehouse facility, and several offices in the Asia Pacific region and South America. Included in this charge was an incremental pension obligation of $0.2 million due to a plan curtailment. This amount was included in the pension obligation and was presented as a component of other liabilities. The charge also included $3.4 million for employee severance for 41 employees and other exit costs associated with the closure of a mining and construction manufacturing operation in China and the exit of the related joint venture.

     We accrued $7.4 million related to severance packages provided to 171 hourly and salaried employees terminated in connection with a global work force reduction. Included in this charge was an incremental pension obligation of $0.8 million, incurred as a result of the severance packages provided. This amount was included in the pension obligation and was presented as a component of other liabilities.

     The costs related to the asset impairment charges, employee severance and facility rationalizations of $18.5 million were recorded as restructuring and asset impairment charges. The costs charged against the restructuring accrual as of June 30, 2001 and 2000 were as follows:

                                                 BEGINNING       CASH                     JUNE 30,
                                                  ACCRUAL    EXPENDITURES   ADJUSTMENTS     2000
                                                 ---------   ------------   -----------   --------
                                                                  (IN THOUSANDS)
Employee severance.............................   $ 6,609      $(4,076)        $ --       $ 2,533
Facility rationalizations......................     4,647       (1,129)          --         3,518
                                                  -------      -------         ----       -------
Total..........................................   $11,256      $(5,205)        $ --       $ 6,051
                                                  =======      =======         ====       =======

                                                  JUNE 30,       CASH                     JUNE 30,
                                                    2000     EXPENDITURES   ADJUSTMENTS     2001
                                                  --------   ------------   -----------   --------
                                                                   (IN THOUSANDS)
Employee severance..............................   $2,533      $(2,475)       $    95      $  153
Facility rationalizations.......................    3,518       (1,296)            47       2,269
                                                   ------      -------        -------      ------
Total...........................................   $6,051      $(3,771)       $   142      $2,422
                                                   ======      =======        =======      ======

     In 2001, we incurred period costs of $0.3 million related to these initiatives and were included in cost of goods sold as incurred. The adjustments to the accruals are due to differences in actual amounts paid to certain individuals and incurred to rationalize facilities compared to what was initially anticipated. These adjustments were recorded as a component of restructuring and asset impairment charge. In the second half of 2001, we realized annual benefits of approximately $15 million associated with these programs.

     In 2000, we incurred period costs of $0.8 million related to these initiatives, and costs of $1.7 million associated with the implementation of lean manufacturing techniques, both of which were included in cost of goods sold as incurred. Benefits realized in 2000 approximated this level of cost.

     In 1999, we implemented restructuring plans including several programs to reduce costs, improve operations and enhance customer satisfaction. Accruals for these 1999 programs were $0.4 million and $1.5 million at June 30, 2001 and 2000, respectively. We recorded additional restructuring expense of $0.3 million associated with a plant closure due to incremental costs incurred to close this plant, prior to its disposition in 2001. Costs charged against the accrual for the voluntary early retirement plan and the plant closure in 2001 were $0.4 million and $1.0 million, respectively. Additionally in 2001, we recorded an adjustment of $0.4 million related primarily to the recovery of accounts receivable associated with the write-down of an investment in and net receivables from certain mining and construction operations in emerging markets. This adjustment was due to higher collections of outstanding accounts receivable than was initially anticipated and was recorded as a component of restructuring and asset impairment charge.

INTEREST EXPENSE

     Interest expense for 2001 declined $4.7 million to $50.4 million due primarily to reduced borrowing levels. The 2001 results included $0.3 million related to the write-down of a portion of deferred financing fees due to the reduction of the availability under our existing US revolving bank credit facility. Excluding this item, interest expense declined nine percent. Our average U.S. borrowing rates of 7.06 percent were 34 basis points higher compared to a year ago due to higher interest rate levels during the first six months of 2001. This was partially offset by improved pricing due to our improved financial condition.

     In 2000, interest expense declined $13.5 million to $55.1 million due to reduced debt levels, partially offset by higher borrowing rates. Our average U.S. borrowing rates of 6.72 percent were 34 basis points higher compared to 1999 due to the rising interest rate environment, partially offset by improved pricing due to our improved financial condition.

OTHER EXPENSE, NET

     For 2001 and 2000, other expense, net of $11.7 million and $3.3 million, respectively, included fees of $5.7 million and $5.2 million, respectively, related to the accounts receivable securitization program. The increase in these fees was due to higher levels of accounts receivable securitized through this program. In 2001, other expense also included a loss of $5.8 million associated with the divestiture of ATS. In 2000, other expense was partially offset by a net one-time gain of $1.4 million from the sale of miscellaneous underutilized assets.

INCOME TAXES

     The effective tax rate for 2001 was 39.5 percent compared to an effective rate of 43.5 percent and 42.0 percent, respectively, for 2000 and 1999. The decline in the effective tax rate for 2001 was attributable to successful tax planning initiatives in Europe. The increase in the effective tax rate for 2000 compared to 1999 was directly attributable to higher nondeductible goodwill.

EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT

     In November 1999, we repaid our term loan under the existing US revolving bank credit facility. This resulted in an acceleration of the amortization of deferred financing fees of $0.4 million, which was recorded as an extraordinary loss of $0.3 million, net of tax, or $0.01 per diluted share.

CHANGE IN ACCOUNTING PRINCIPLE

     On July 1, 2000, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in the recording of a loss from the cumulative effect from the change in accounting principle of $0.6 million, net of tax, or $0.02 per diluted share. The loss primarily related to the write-down of previously paid foreign currency option premiums.

NET INCOME

     Net income for 2001 was $53.3 million, or $1.73 per diluted share, compared to $51.7 million, or $1.70 per diluted share, in 2000. Excluding special charges in both years, diluted earnings per share were $2.17 in 2001 compared to $2.13 in 2000. We experienced significant weakness in key North American markets and unfavorable foreign exchange effects, however, earnings improved due to continued cost control and cost reduction activities, lower interest expense and a reduction in our effective tax rate. Special charges in 2001 of $22.5 million, or $0.44 per diluted share, related primarily to the J&L and FSS business improvement programs, the ATS divestiture, the core-business resize program and costs associated with the tender offer for the minority shares of JLK.

     Net income for 2000 was $51.7 million, or $1.70 per diluted share, compared to $39.1 million, or $1.31 per diluted share, in 1999. Excluding special charges in both years, diluted earnings per share were $2.13 in 2000 compared to $1.82 in 1999. The increase in earnings in 2000 was attributable to improved operational effectiveness, lean techniques and continued cost discipline. Special charges in 2000 were $22.9 million, or $0.43 per diluted share, and were primarily related to operational improvement programs. In 1999, special charges were $24.6 million, or $0.51 per diluted share, related to operational improvement programs and a one-time charge incurred in the acquisition of 4.9 percent of Toshiba Tungaloy.

     The following table provides a comparison of our reported results and the results excluding special items for 2001, 2000 and 1999:

                                                                                     DILUTED
                                                    GROSS     OPERATING     NET     EARNINGS
                                                    PROFIT     INCOME     INCOME    PER SHARE
                                                    ------    ---------   ------    ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Reported results -- 2001.........................  $615,720   $156,400    $53,288     $1.73
J&L business improvement program.................     3,643      7,952      4,726      0.16
Loss on divestiture of ATS.......................        --         --      3,438      0.11
Core-business resize program.....................        --      4,583      2,680      0.09
JLK tender offer costs...........................        --      2,141      1,268      0.04
Adoption of SFAS 133.............................        --         --        599      0.02
FSS business improvement program.................        --        571        330      0.01
Reduction of credit facility availability........        --         --        208      0.01
2000 and 1999 restructuring program adjustments..        --         82         50        --
                                                   --------   --------    -------     -----
Results excluding special items -- 2001..........  $619,363   $171,729    $66,587     $2.17
                                                   ========   ========    =======     =====
Reported results -- 2000.........................  $637,893   $158,779    $51,710     $1.70
2000 core-business restructuring programs........       100     18,626     10,573      0.35
Environmental remediation........................        --      3,000      1,695      0.06
JLK strategic alternatives costs.................        --        786        444      0.01
Extraordinary loss on debt extinguishment........        --         --        267      0.01
                                                   --------   --------    -------     -----
Results excluding special items -- 2000..........  $637,993   $181,191    $64,689     $2.13
                                                   ========   ========    =======     =====
Reported results -- 1999.........................  $642,871   $147,243    $39,116     $1.31
1999 restructuring programs......................        --     13,937      8,984      0.30
Product pruning..................................     6,900      6,900      4,005      0.14
Toshiba Tungaloy investment charge...............        --      3,780      2,194      0.07
                                                   --------   --------    -------     -----
Results excluding special items -- 1999..........  $649,771   $171,860    $54,299     $1.82
                                                   ========   ========    =======     =====

BUSINESS SEGMENT REVIEW

Metalworking Solutions & Services Group

     In the MSSG segment, we provide consumable metalcutting tools and tooling systems to manufacturing companies in a wide range of industries throughout the world. Metalcutting operations include turning, boring, threading, grooving, milling and drilling. Our tooling systems consist of a steel toolholder and an indexable cutting tool such as an insert or drill made from cemented tungsten carbides, high-speed steel or other hard materials. We also provide solutions to our customers' metalcutting needs through engineering services aimed at improving their competitiveness.

                                                   2001        2000         1999
                                                   ----        ----         ----
                                                           (IN THOUSANDS)
External sales.................................  $999,813   $1,029,395   $1,046,054
Intersegment sales.............................   111,780      134,398      108,994
Operating income...............................   130,558      131,676      119,702

     In 2001, MSSG external sales increased one percent compared to the prior year, excluding unfavorable foreign exchange effects of four percent. International markets experienced strong year-over-year growth, with particular strength in Europe. However, in North America, sales were down four percent primarily due to a decline in demand in the automotive market, coupled with significant weakness in the light engineering market. In Europe, sales increased nine percent, in local currency, due to broad-based growth reflecting strength in the machine tool and engineering markets. Demand in the European automotive market remained strong, though at a slightly diminished rate compared to the prior year. Sales in Asia continued to grow, up eight percent in local currency, compared to a year ago.

     Operating income in 2001 was $130.6 million and was reduced by restructuring charges of $3.3 million, primarily associated with severance costs for 129 people as part of the core-business resize program, and period costs of $0.2 million associated with facility closures. Excluding restructuring and period costs in each period, operating income declined $11.0 million, or eight percent, due to lower sales levels in the highly profitable North American market, offset in part by lean initiatives and ongoing cost controls.

     External sales in MSSG in 2000 increased one percent compared to 1999, excluding unfavorable foreign currency effects of three percent. Sales in North America were up two percent in local currency compared to 1999 due predominately to strong demand in the automotive and truck markets and, to a lesser extent, increased demand in the oil field services and machine tool end markets, especially in the second half of 2000. Sales in the European metalworking market declined two percent compared to 1999, excluding unfavorable foreign currency translation effects of nine percent. The decline in sales was due to weakness in most served markets, however, sales in automotive and machine tool builder markets were stronger in the second half of 2000. Sales in the Asia Pacific region continued to grow and were up 18 percent, in local currency, compared to 1999.

     Operating income in 2000 of $131.7 million was reduced by restructuring and asset impairment charges of $11.0 million and period costs of $2.4 million. Excluding special charges and period costs in each period, operating income increased $10.1 million, or seven percent, compared to 1999 due to strong cost controls and improved manufacturing performance due to lean techniques, despite lower production levels. Restructuring and asset impairment charges in 2000 resulted from employee severance packages for 135 people, the downsizing of the Kingswinford, United Kingdom plant, closure of a German warehouse facility and several offices in Asia Pacific and South America, and asset impairment charges. Operating income for 1999 included restructuring costs associated with the Solon, Ohio high-speed steel plant closure and product rationalization charges of $11.1 million and a $3.8 million charge recorded on the purchase of Toshiba Tungaloy stock. Period costs associated with the Solon plant closing were $2.1 million and $0.4 million in 2000 and 1999, respectively.

Advanced Materials Solutions Group

     This segment's principal business is the production and sale of cemented tungsten carbide products used in mining and highway construction, engineered applications including circuit board drills, compacts and other similar applications. These products have technical commonality to our core metalworking products. We also sell metallurgical powders to manufacturers of cemented tungsten carbide products.

                                                      2001       2000       1999
                                                      ----       ----       ----
                                                            (IN THOUSANDS)
External sales....................................  $352,933   $345,447   $349,210
Intersegment sales................................    28,167     25,263     29,384
Operating income..................................    43,270     41,204     38,693

     AMSG sales for 2001 increased four percent compared to 2000, excluding unfavorable foreign exchange effects of two percent. Sales benefited from robust growth in energy, mining and engineered products groups due to increased gas and oil exploration and production, and higher demand for coal. This was partially offset by a decline in electronics which was due to a sharp decline in demand from the telecommunications industry in the last half of 2001.

     Operating income for 2001 was $43.3 million and was reduced by restructuring costs of $0.9 million, associated primarily with severance costs for 80 people as part of the core-business resize program, and period costs of $0.1 million associated with a facility closure. Excluding restructuring and period costs in each year, operating income declined $2.2 million, or five percent, due to operating inefficiencies in the electronics business caused by weak sales, partially offset by sales growth in the other businesses and margin improvement in the energy and mining businesses. Operating income for 2000 was reduced by $4.8 million related to the closure of a manufacturing operation in China and exit of the related joint venture, the closure of a circuit board drill plant in Janesville, Wisc., employee severance and asset impairment charges. Additionally, period costs of $0.5 million were incurred in 2000 related to the drill plant closure.

     Compared to 1999, AMSG external sales in 2000 increased one percent, excluding unfavorable foreign exchange effects of two percent, due primarily to strong demand for electronic circuit board drills, which increased sales by two percent. This was offset by depressed demand for mining tools in North America and metallurgical powders as a result of weakness in the underground coal and oil and gas exploration end markets, which contributed two percent to the sales decline. Sales to the oil field services end market, contributing one percent to the sales decline, were soft in the first half of 2000, but showed renewed demand in the second half.

     Operating income in 2000 of $41.2 million increased five percent compared to 1999, excluding restructuring charges and period costs, due primarily to higher sales levels, lower manufacturing variances, continued cost controls and lean manufacturing techniques. Restructuring charges of $5.8 million were incurred in 1999 related to the write-down of an investment in, and net receivables from, international operations in emerging markets as a result of changing market conditions in the regions these operations serve.

J&L Industrial Supply

     In this segment, we provide metalworking consumables and related products to small- and medium-sized manufacturers in the United States and the United Kingdom. J&L markets products and services through annual mail-order catalogs and monthly sale flyers, telemarketing, retail stores, the Internet and field sales.

                                                      2001       2000       1999
                                                      ----       ----       ----
                                                            (IN THOUSANDS)
External sales....................................  $296,264   $333,061   $368,579
Intersegment sales................................     3,823      5,038      4,259
Operating income..................................     3,689     17,208     19,812

     In 2001, J&L sales declined nine percent excluding the effect of the ATS disposition of one percent and unfavorable foreign exchange effects. Sales were affected by the automotive downturn and weakening in the broader U.S. industrial market. Operating income in 2001 of $3.7 million included costs of $8.0 million associated with the business improvement program and $2.1 million primarily related to the tender offer to acquire the minority shares of JLK. Excluding special charges in each period, operating income declined $4.1 million due primarily to lower sales levels, partially offset by operational improvements resulting from the business improvement program. As part of a business improvement plan, J&L recorded a restructuring and asset impairment charge associated with costs related to product pruning initiatives, severance for 115 individuals, the closure of 11 underperforming satellite locations, including the German operations, and the exit of three warehouse locations.

     J&L external sales for 2000 were $333.1 million, a decline of six percent from $368.6 million in 1999 excluding the effects of the divestiture of the Strong Tool Co. steel mill business in 1999. Net sales decreased primarily due to weakness in the industrial end markets in both the catalog business and the acquired distributors, particularly oil field services and aerospace. Operating income in 2000 declined to $17.2 million primarily due to lower sales levels. Operating income for 2000 included special charges of $0.6 million for employee separation costs and $0.2 million of costs related to the evaluation of strategic alternatives of JLK.

Full Service Supply

     In the FSS segment, we provide metalworking consumables and related products to medium-and large-sized manufacturers in the United States and Canada. FSS offers integrated supply programs that provide inventory management systems, just-in-time availability and programs that focus on total cost savings.

                                                      2001       2000       1999
                                                      ----       ----       ----
                                                            (IN THOUSANDS)
External sales....................................  $158,886   $158,675   $151,118
Intersegment sales................................     5,278      7,827     11,919
Operating income..................................     7,541     12,021     15,043

     In 2001, FSS sales were flat compared to 2000 as sales in existing accounts grew five percent, but was tempered by the downturn in the automotive end market. This growth also was offset by a decline in the integrated supply business transferred to FSS in 2001 as this business has relatively higher exposure to the automotive industry. Operating income for 2001, excluding restructuring costs of $0.6 million, declined by $3.9 million due to overall lower gross margins caused by a shift in end markets served and higher operating expense due to higher shipping costs incurred to provide enhanced customer service. Restructuring costs in 2001 related to severance costs for eight people incurred as part of the business improvement program.

     FSS external sales for 2000 were $158.7 million, an increase of five percent from $151.1 million in 1999 due to growth in new and existing FSS programs. Sales growth in 2000, however, was hampered by start-up issues related to the implementation of the new business system. Operating income for 2000 declined to $12.0 million from $15.0 million in 1999 due primarily to higher operating expense due to the implementation of the new business system and higher sales levels.

                        LIQUIDITY AND CAPITAL RESOURCES

     Our cash flow from operations is the primary source of financing for capital expenditures, internal growth and debt service payments. The most significant risks associated with our ability to generate sufficient cash flow from operations is the overall level of demand for our products. However, we believe we can adequately control costs and manage our working capital to meet our cash flow needs, despite low levels of demand.

     During the nine months ended March 31, 2002, we generated $104.4 million in cash flow from operations, a decline of $29.1 million compared to the same period in 2001. The decline resulted from lower earnings in 2002 of $20.1 million and lower non-cash charges in 2002 of $13.7 million, partially offset by higher working capital improvements of $4.8 million. The working capital improvement included $17.5 million of proceeds from a new pool of accounts receivable securitized, partially offset by a $14.3 million reduction in existing pools of securitized accounts receivable, due to overall lower levels of accounts receivable resulting from lower sales levels. Periodically, this can occur when we do not generate sufficient new, qualifying receivables to replenish the pool as a result of an overall reduction in the level or quality, or change in the composition of accounts receivable. We believe our cash flow from operations and borrowing capacity provide sufficient alternative sources of liquidity in the event of a reduction in the level of securitized accounts receivable.

     During 2001, we generated $187.6 million in cash from operations, compared to $221.2 million in 2000. The reduction was due to a decline in working capital improvements in 2001 after a robust reduction in 2000. The continued reduction of working capital reflected our initiatives to generate strong cash flow.

     Net cash used for investing activities was $30.9 million for the nine months ended March 31, 2002, a decline of $48.6 million compared to the nine months ended March 31, 2001. The decline was primarily due to a reduction in the purchase of minority interests of consolidated subsidiaries of $42.8 million. Our projection of capital expenditures for 2002 is in the range of $40 to $50 million primarily to purchase equipment for new product manufacturing and to maintain our facilities. We believe this level of capital spending is sufficient to maintain competitiveness and improve productivity.

     Net cash used for investing activities was $102.5 million in 2001. Compared to the prior year, the increase in net cash used for investing activities of $59.4 million was primarily due to the repurchase of JLK and other minority interests of $47.5 million and increased capital spending of $9.3 million. We believe the level of capital spending in 2001 was sufficient to improve productivity and make necessary improvements to remain competitive.

     Net cash used for financing activities was $75.9 million for the nine months ended March 31, 2002, an increase of $19.9 million compared to the nine months ended March 31, 2001. This increase primarily was due to higher debt repayments in 2002 of $28.6 million, offset by higher proceeds from employee stock plans of $5.3 million and lower treasury stock purchases of $4.1 million in 2002.

     Net cash flow used for financing activities was $92.2 million in 2001, which compares to $173.3 million in 2000. This decline was due to lower debt repayments of $86.4 million coupled with higher company contributions of capital stock to U.S. defined contribution pension plans of $11.6 million. In 2001, these contributions resulted in the issuance of 386,544 shares of our common stock, with a market value of $10.8 million. These declines were partially offset by treasury stock repurchases of $16.5 million. Lower debt repayments were the result of the purchase of the JLK and other minority interests, lower cash flow from operations and the repurchase of treasury stock.

     Substantially concurrent with the closing of this issuance of the common stock, we expect to enter into a $650 million 3-year senior unsecured revolving credit facility arranged by J.P. Morgan Securities Inc. We cannot assure you that we will successfully negotiate and arrange this bank credit transaction or a similar transaction or transactions. We intend to use the new bank credit facility to refinance our existing bank credit facilities, which are comprised of a $700 million 5-year revolving credit facility which matures on August 30, 2002, and a E212 million 3-year revolving credit facility which matures on December 20, 2003. The revolving credit loan under our existing U.S. dollar bank credit facility is classified as a current liability. The effective interest rate on the approximately $363 million aggregate principal amount of borrowings outstanding under our existing U.S. dollar bank credit facility as of March 31, 2002 was 4.77%, including the effect of our interest rate swap agreements. The effective interest rate on the approximately E180 million aggregate principal amount of borrowings outstanding under our existing Euro bank credit facility as of March 31, 2002 was 4.34%.

     Our existing bank credit facilities contain financial and operating covenants, including restrictions on our ability to, among other things, incur additional debt or create, incur or permit the existence of certain liens, and require us to achieve and maintain certain financial ratios, including minimum net worth, maximum leverage ratio and minimum fixed charge coverage ratio. We expect the new bank credit facility to include similar covenants.

     In September 2001, we continued our program to repurchase, from time to time, our outstanding capital stock for investment or other general corporate purposes. We purchased 375,000 shares of our capital stock at a total cost of $12.4 million. As a result of these repurchases, we have completed our repurchase program announced January 31, 1997 of 1.6 million shares. Additionally, we brought the total purchased under the authority of the repurchase program announced in October 2000 to approximately 0.2 million shares. We are permitted to repurchase up to 2.0 million shares under the October 2000 program. The repurchases were financed principally by cash from operations and short-term borrowings. Repurchases may be made from time to time in the open market, in negotiated or other permissible transactions.

     On June 18, 1999, we entered into an agreement with a financial institution whereby we securitize, on a continuous basis, an undivided interest in a specific pool of our domestic trade accounts receivable. We are permitted to securitize up to $100.0 million of accounts receivable under this agreement. The financial institution charges us fees based on the level of accounts receivable securitized under this agreement and the commercial paper market rates plus the financial institution's cost to administer the program. The costs incurred under this program, $5.7 million, $5.2 million and $0.2 million in 2001, 2000 and 1999, respectively, are accounted for as a component of other expense, net. At June 30, 2001 and 2000, we securitized accounts receivable of $93.7 million and $88.5 million, respectively, under this program. In 1999, the proceeds from the securitization were used to permanently reduce a portion of our long-term debt.

                              FINANCIAL CONDITION

     Total assets were $1,746.3 million at March 31, 2002, a decline of four percent compared to June 30, 2001. Net working capital, excluding the revolving credit loan under the existing U.S. revolving bank credit facility of $362.7 million, was $373.3 million, down three percent from $386.7 million at June 30, 2001. Primary working capital as a percentage of sales (PWC%) at March 31, 2002 was 28.1 percent, compared to 27.3 percent at June 30, 2001 and 27.7 percent at March 31, 2001. The decline in net working capital was primarily due to lower sales levels and our focus on controlling growth in these accounts. The increase in PWC% was due to lower sales levels. Inventory turnover was 2.9 at March 31, 2002 and June 30, 2001, compared to 2.8 at March 31, 2001, due to initiatives aimed at increasing inventory turns. The total debt-to-total capital ratio declined to 39.9 percent at March 31, 2002 from 42.9 percent at June 30, 2001 and 45.1 percent at March 31, 2001 primarily due to continued focus on debt reduction, despite lower earnings levels.

     Primary working capital (PWC) is defined as inventory plus accounts receivable, less accounts payable. PWC% is calculated by averaging beginning of the year and quarter-end balances for PWC, divided by sales for the most recent 12-month period. While PWC% is not a defined term under generally accepted accounting principles in the United States as an alternative measure of asset utilization efficiency, and may not be comparable to other similarly titled measures of other companies, we believe PWC% is a meaningful measure of our efficiency in utilizing working capital to generate sales.

                            NEW ACCOUNTING STANDARDS

     In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125" was issued. SFAS No. 140 revises criteria for accounting for asset securitizations, other financial-asset transfers and collateral and introduces new disclosures, but otherwise carries forward most of SFAS No. 125's provisions without amendment. SFAS No. 140 has an immediate impact through new disclosure requirements and amendments of the collateral provisions of SFAS

No. 125. These changes must be applied for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 did not significantly affect our financial condition at June 30, 2001.

     In September 2000, the Emerging Issues Task Force (EITF) finalized EITF Issue 00-10, "Accounting for Shipping and Handling Fees and Costs," to address the diversity in the income statement classification of amounts charged to customers for shipping and handling, as well as for costs incurred related to shipping and handling. The Issue requires all amounts billed to a customer in a sale transaction related to shipping and handling to be classified as revenue. The Issue further requires companies to adopt and disclose a policy on the accounting for shipping and handling costs. Such costs may not be netted against revenue, however, disclosure of the amount and classification of these costs is required if material and not included in cost of goods sold. The adoption of this Issue in the June 2001 quarter did not affect reported earnings, however, it resulted in the reclassification of amounts in previously reported financial statements.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. We do not believe that the prospective adoption of this standard will have a material impact on our consolidated results for 2002.

     SFAS No. 142 changes the accounting for goodwill and certain other intangible assets from an amortization method to an impairment only approach. We adopted SFAS No. 142 effective July 1, 2001 and therefore, goodwill will no longer be amortized to earnings. We will continue to amortize all non-goodwill intangible assets (i.e. patents, non-compete agreements) over their existing remaining useful lives. We incurred expense in 2001 of $21.0 million related to amortizing goodwill.

     Under SFAS No. 142, all goodwill amortization ceased effective July 1, 2001. Material amounts of recorded goodwill attributable to each of our reporting units, including those affected by the restructuring program announced in November 2001, were tested for impairment by comparing the fair value of each reporting unit with its carrying value. As a result of the adoption of this rule, we expect to record a non-cash charge of $230 million to $260 million, specific to the electronics (AMSG segment) and the industrial product group (MSSG segment) businesses, which were acquired in 1998 as part of Greenfield Industries. The fair values of these reporting units were determined using a combination of a discounted cash flow analysis and market multiples based upon historical and projected financial information. The final phase of testing, which will narrow this range to an actual charge, is expected to be completed during the June 2002 quarter. The initial phase of the impairment tests was required to be performed within six months of adoption of SFAS No. 142, or December 31, 2001, and is required at least annually thereafter. On an ongoing basis (absent any impairment indicators), we expect to perform our impairment tests during the June quarter, in connection with our annual planning process.

     Under SFAS No. 142, the impairment adjustment recognized at adoption of this standard will be reflected as a cumulative effect of a change in accounting principle, effective July 1, 2001. Impairment adjustments recognized after adoption, if any, are required to be recognized as a component of operating expense.

     SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. We are required to adopt this standard on July 1, 2002 and are preparing a plan for implementation.

     In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of and supersedes SFAS No. 121. This statement retains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. The provisions of this standard are effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We are currently evaluating the effects of this standard and are preparing a plan for implementation.

     In April 2002, SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued. The Statement updates, clarifies and simplifies existing accounting pronouncements. While the technical corrections to existing pronouncements are not substantive in nature, in some instances, they may change accounting practice. The provisions of this standard related to SFAS No. 13, "Accounting for Leases," are effective for transactions occurring after May 15, 2002. All other provisions of this standard must be applied for financial statements issued on or after May 15, 2002, with early application encouraged. We are currently evaluating the effects of SFAS No. 145 and are preparing a plan for implementation.

                   DISCUSSION OF CRITICAL ACCOUNTING POLICIES

     In preparing our financial statements in conformity with accounting principles generally accepted in the United States, we make judgments and estimates about the amounts reflected in our financial statements. As part of our financial reporting process, our management collaborates to determine the necessary information on which to base our judgments and develop estimates used to prepare the financial statements. We use historical experience and available information to make these judgments and estimates. However, different amounts could be reported using different assumptions and in light of different facts and circumstances. Therefore, actual amounts could differ from the estimates reflected in our financial statements. Our significant accounting policies are described in Note 2 of our audited consolidated financial statements included elsewhere in this prospectus supplement. We believe that the following discussion addresses our critical accounting policies.

ACCOUNTING FOR CONTINGENCIES

     We accrue for contingencies in accordance with SFAS No. 5, "Accounting for Contingencies," or when it is probable that a liability or loss has been incurred and the amount can be reasonably estimated. Contingencies by their nature relate to uncertainties that require our exercise of judgment both in assessing whether or not a liability or loss has been incurred and estimating any amount of potential loss. The most important contingencies affecting our financial statements include accounts receivable collectibility, inventory valuation, environmental health and safety matters, pending litigation and the realization of deferred tax assets.

LONG-LIVED ASSETS

     As required under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," we evaluate the recoverability of property, plant and equipment and intangible assets other than goodwill that are amortized whenever events or changes in circumstances indicate the carrying amount of any such assets may not be fully recoverable. Changes in circumstances include technological advances, changes in our business model, capital structure, economic conditions or operating performance. Our evaluation is based upon, among other things, our assumptions about the estimated future undiscounted cash flows these assets are expected to generate. When the sum of the undiscounted cash flows is less than the carrying value, we will recognize an impairment loss. We continually apply our best judgment when performing these evaluations to determine the timing of the testing, the undiscounted cash flows used to assess recoverability and the fair value of the asset.

     We evaluate the recoverability of the goodwill and other intangible assets that are not amortized attributable to each of our reporting units as required under SFAS No. 142, by comparing the fair value of each reporting unit with its carrying value. The fair values of our reporting units are determined using a combination of a discounted cash flow analysis and market multiples based upon historical and projected financial information. We continually apply our best judgment when performing these evaluations to determine the reasonableness of the financial projections used to assess the fair value of each reporting unit.

PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

     We sponsor these types of benefit plans for a majority of our employees and retirees. We account for these plans as required under SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 112, "Employer's Accounting for Postemployment Benefits." Accounting for the cost of these plans requires the estimation of the cost of the benefits to be provided well into the future and attributing that cost over the expected work life for each employee participating in these plans. This estimation requires our judgment about the discount rate used to determine these obligations, expected return on plan assets, rate of future compensation increases, rate of future health care costs, withdrawal and mortality rates and participant retirement age. Differences between our estimates and actual results may significantly affect the cost of our obligations under these plans.

RESTRUCTURING ACTIVITIES

     We accrue the cost of our restructuring activities in accordance with Emerging Issues Task Force Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," depending upon the facts and circumstances surrounding the situation. We exercise our judgment in estimating the total costs of each of these activities. As we implement these activities, the actual costs may differ from the estimated costs due to changes in the facts and circumstances that were not foreseen at the time of our initial cost accrual.

                         COMMITMENTS AND CONTINGENCIES

     We are not aware of factors that are reasonably likely to adversely affect liquidity trends or increase our risk beyond the risk factors outlined herein and in other filings with the SEC.

PURCHASE COMMITMENTS

     We have purchase commitments for materials, supplies and plant and equipment as part of the ordinary conduct of business. A few of these commitments extend beyond one year and are based on minimum purchase requirements. In the aggregate, we believe these commitments are not at prices in excess of current market.

OPERATING LEASES

     We have entered into operating leases for certain of our manufacturing facilities, warehouses, equipment and office buildings. The effect of these operating leases is not considered significant in relation to our annual cash flow from operations and total outstanding debt.

OTHER CONTRACTUAL OBLIGATIONS

     We do not have material financial guarantees or other contractual commitments that are reasonably likely to adversely affect our liquidity.

RELATED PARTY TRANSACTIONS

     We do not have any related party transactions that affect our operations, results of operations, cash flow or financial condition.

                             ENVIRONMENTAL MATTERS

     We are involved in various environmental cleanup and remediation activities at several of our manufacturing facilities. In addition, we are currently named as a potentially responsible party (PRP) at several Superfund sites in the United States. In December 1999, we recorded a remediation reserve of $3.0 million with respect to our involvement in these matters, which is recorded as a component of operating expense. This represents our best estimate of the undiscounted future obligation based on our evaluations and discussions with outside counsel and independent consultants, and the current facts and circumstances related to these matters. We recorded this liability because certain events occurred, including the identification of other PRPs, an assessment of potential remediation solutions and direction from the government for the remedial action plan, that clarified our level of involvement in these matters and our relationship to other PRPs. This led us to conclude that it was probable that a liability had been incurred. Through March 31, 2002, we have incurred costs of $0.4 million, which were charged to this accrual.

     In addition to the amount currently reserved, we may be subject to loss contingencies related to these matters estimated to be up to an additional $3.0 million. We believe that such undiscounted unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. The reserved and unreserved liabilities could change substantially in the near term due to factors such as the nature and extent of contamination, changes in remedial requirements, technological changes, discovery of new information, the financial strength of other PRPs, the identification of new PRPs and the involvement of and direction taken by the government on these matters.

     We maintain a Corporate Environmental, Health and Safety (EH&S) Department, as well as an EH&S Policy Committee, to ensure compliance with environmental regulations and to monitor and oversee remediation activities. In addition, we have established an EH&S administrator at each of our global manufacturing facilities. Our financial management team periodically meets with members of the Corporate EH&S Department and the Corporate Legal Department to review and evaluate the status of environmental projects and contingencies. On a quarterly basis, we establish or adjust financial provisions and reserves for environmental contingencies in accordance with SFAS No. 5, "Accounting for Contingencies."

                                  MARKET RISK

     We are exposed to certain market risks arising from transactions that are entered into in the normal course of business. We seek to minimize these risks through our normal operating and financing activities and, when considered appropriate, through the use of derivative financial instruments. We do not enter into derivative transactions for speculative purposes and therefore hold no derivative instruments for trading purposes. Our objective in managing these exposures is to reduce both earnings and cash flow volatility to allow us to focus our attention on our core-business operations. We hedge our foreign exchange and interest rate exposures in a manner that dampens the effect of changes in foreign exchange and interest rates on consolidated results.

     A portion of our operations consists of investments in foreign subsidiaries. Our exposure to market risk for changes in foreign exchange rates arises from these investments, intercompany loans utilized to finance these subsidiaries, trade receivables and payables, and firm commitments arising from international transactions. We manage our foreign exchange transaction risk to reduce the volatility of cash flows caused by currency fluctuations through internal natural offsets, to the fullest extent possible, and foreign exchange contracts. These contracts are designated as hedges of transactions, which will settle in future periods, that otherwise would expose us to foreign currency risk.

     In December 2000, we entered into Euro-denominated forward contracts to hedge the foreign exchange exposure of our net investment in Euro-based subsidiaries. Our objective for entering into these contracts was to reduce our exposure to fluctuations in accumulated other comprehensive loss due to exchange rate fluctuations. These forward contracts had a notional amount of E212.0 million and matured in January 2001.

     On January 8, 2001, we borrowed E212.0 million under our existing Euro revolving bank credit facility to meet this obligation and designated the foreign exchange exposure under this agreement as a hedge of our net investment in Euro-based subsidiaries. The objective for this designation was to reduce our exposure to fluctuations in accumulated other comprehensive loss due to exchange rate fluctuations. Future changes in the value of borrowings under the existing Euro revolving bank credit facility due to exchange rate fluctuations will be recorded as a component of cumulative translation adjustment, net of tax. At June 30, 2001, a hypothetical change of 10 percent in exchange rates would result in a $17.9 million increase or decrease in the outstanding balance and a $10.7 million increase or decrease in the cumulative translation adjustment.

     Our foreign exchange hedging program protects portions of our currency exposure from unfavorable exchange rate movements. This exposure arises from anticipated cash collections from foreign subsidiaries on transactions between domestic and foreign subsidiaries. This program utilizes purchased options, range forwards and forward contracts primarily to sell foreign currency. The notional amounts of the contracts translated into U.S. dollars at June 30, 2001 and 2000 rates were $77.9 million and $121.7 million, respectively. At June 30, 2001, a hypothetical 10 percent strengthening or weakening of the U.S. dollar would not materially change pretax income related to these positions; however, accumulated other comprehensive loss would change by $1.5 million. At June 30, 2000, a hypothetical 10 percent strengthening of the U.S. dollar would result in an increase in pretax income of $7.8 million, while a 10 percent weakening of the U.S. dollar would result in a decrease in pretax income of $3.2 million, related to these positions.

     In June 2001, we accelerated the payment of intercompany sales of product from certain foreign subsidiaries. While this transaction did not affect consolidated June 30, 2001 results, it eliminated a significant portion of hedged anticipated transactions, and therefore, we unwound and discontinued hedge accounting for the related derivative contracts. This resulted in the recognition of gains of $0.6 million, net of hedge ineffectiveness of $0.2 million, as a component of other expense, net. A portion of the gain, $0.2 million, has been deferred in accumulated other comprehensive loss and will be recognized in 2002 as the remaining portion of the anticipated transactions are expected to occur in 2002.

     In addition, we may enter into forward contracts to hedge transaction exposures or significant cross-border intercompany loans by either purchasing or selling specified amounts of foreign currency at a specified date. At June 30, 2001 and 2000, we had several outstanding forward contracts to sell foreign currency, with notional amounts, translated into U.S. dollars at June 30, 2001 and 2000 rates, of $31.8 million and $26.7 million, respectively. A hypothetical 10 percent change in the applicable 2001 and 2000 year-end exchange rates would result in an increase or decrease in pretax income of $1.6 million and $0.8 million, respectively, related to these positions.

     Our exposure to market risk for changes in interest rates relates primarily to our long-term debt obligations. We seek to manage our interest rate risk in order to balance our exposure between fixed and floating rates while attempting to minimize our borrowing costs. To achieve these objectives, we primarily use interest rate swap agreements to manage exposure to interest rate changes related to our borrowings. At June 30, 2001 and 2000, we had interest rate swap agreements outstanding that effectively convert a notional amount of $200.0 million and $300.0 million, respectively, of debt from floating to fixed interest rates. At June 30, 2001, these agreements mature at various times between April 2002 and June 2003.

     At June 30, 2001 and 2000, we had $607.1 million and $699.2 million, respectively, of debt outstanding at effective interest rates of 5.60 percent and 7.11 percent, respectively, including the effect of interest rate swaps. A hypothetical change of 10 percent in our effective interest rate from year-end 2001 and 2000 levels would increase or decrease interest expense by approximately $2.1 million and $3.0 million, respectively.

     We are exposed to counterparty credit risk for nonperformance and, in the unlikely event of nonperformance, to market risk for changes in interest and currency rates. We manage exposure to counterparty credit risk through credit standards, diversification of counterparties and procedures to monitor concentrations of credit risk. We do not anticipate nonperformance by any of the counterparties.

     We recently experienced higher energy and raw material costs due to external market forces. In 2001, we were able to offset the effect of rising prices through cost reduction initiatives, price increases on products sold to customers and existing long-term purchase contracts. We believe our competition also experienced this trend. We will continue to make supply arrangements that meet the future planned operating requirements in a cost-effective manner, but cannot predict that future price increases will not have a material affect on our consolidated results.

     Our investment in Toshiba Tungaloy is classified as an available-for-sale security and, therefore, is carried at its quoted market value, adjusted for changes in currency exchange rates. At June 30, 2001 and 2000, the carrying and fair value of our investment was $12.4 million and $27.6 million, respectively. A hypothetical change of 10 percent in the quoted market value of this common stock at June 30, 2001 and 2000 would result in a $1.2 million and $2.8 million, respectively, increase or decrease in fair value.

                              EFFECTS OF INFLATION

     Despite modest inflation in recent years, rising costs continue to affect our operations throughout the world. We strive to minimize the effects of inflation through cost containment, productivity improvements and price increases under highly competitive conditions.

                                    BUSINESS

OVERVIEW

     We are a leading global manufacturer, marketer and distributor of a broad range of cutting tools, tooling systems, supplies and technical services, as well as wear-resistant parts.

     We specialize in developing and manufacturing metalworking tools and wear-resistant parts using a specialized type of powder metallurgy. Our metalworking tools are made of cemented tungsten carbides, ceramics, cermets, high-speed steel and other hard materials. We also manufacture and market a complete line of toolholders, toolholding systems and rotary cutting tools by machining and fabricating steel bars and other metal alloys. We also manufacture tungsten carbide products used in engineered applications, mining and highway construction, and other similar applications, including circuit board drills, compacts and metallurgical powders.

BUSINESS STRATEGY

     Our aspiration is to become the premier tooling solutions supplier of consumable tools, related supplies and services to the global metalworking industry and to other industries that can benefit from tungsten carbide products. We believe our market-leadership position is the result of our successful implementation of our business strategy, the major elements of which include:

     - Strengthen Leading Global Market Position. We are the #1 tooling solutions provider in North America and #2 in the world. We believe our #2 position in Europe will be strengthened upon completion of the Widia acquisition, which combines our complementary European businesses which have little customer overlap.

     - Offer Most Comprehensive Range of Products and Services. We strive to provide the most comprehensive product offering in the metalworking industry. As a result of strong research and development and various acquisitions, we market and distribute what we believe to be one of the broadest lines of tools, tooling systems and services typically used by metalworking customers. We also manufacture all of the major consumable tools needed by customers in their metalcutting manufacturing processes.

     - Provide Innovative and Technologically Superior Products. We supply high quality and technologically innovative consumable metalcutting tools and tooling systems to the metalworking industry which we believe has been instrumental in achieving our leading market position. We believe we operate one of the most advanced metalworking technology centers in the world. For the first nine months of fiscal 2002, we estimate that 34% of our sales came from products introduced within the last five years.

     - Leverage Customer-Focused Selling Culture. We have positioned ourselves to become the premier tooling solutions supplier as well as a full-service tooling manufacturer and distributor. Our solutions-based, value-added services and products differentiate us from our competitors and continue to strengthen our relationships with valued customers allowing us to achieve a high level of customer intimacy.

     - Provide Superior Customer Service, Product Availability and Technical Support. Our skills in rapidly filling orders, maintaining high levels of product availability and providing technical product application support are vital to the ability of our customers to meet their production and delivery schedules in a cost-effective manner. Our sophisticated order entry and inventory management systems enable us to ship more than 90 percent of our products from stock. In addition, our technically skilled sales force of more than 900 people provides product selection and application support to enable customers to optimize their industrial processes.

     - Maintain Commitment to Strong Balance Sheet and Cash Flow Generation. We are firmly committed to maintaining a strong financial profile. We have generated consistent levels of free operating cash flow since 1999 and expect to generate at least $100 million of free cash flow each year in the future. In addition, management has reduced the ratio of total debt to total capital from 51.9% at June 30, 1999 to 39.9% at March 31, 2002 (before we record the non-cash charge related to the adoption of SFAS No. 142).

     - Focus on Aggressively Reducing Costs. In November 1999, we embarked on a program to streamline our manufacturing operations in order to continually improve our competitive position. In September 2000, we announced a similar plan focused on improving the operating performance of J&L. Since November 1999, we closed or downsized seven plants and over 30 warehouses and J&L satellite stores. Also, in this same period, we reduced our work force by approximately 1,400 people, or 10%. By the end of fiscal 2003, we expect to have realized annual cost savings of $35 - 40 million as a result of these actions. We expect to realize further efficiencies from our continuing efforts to reduce our manufacturing and administrative costs through our lean initiatives. In addition, we believe the effective integration of Widia into our European and Asia/Pacific operations will afford further opportunities to increase efficiency and improve productivity.

     In addition to the above business strategies, we seek further improve operating efficiencies, as well as to pursue selected acquisitions that enhance our existing product offerings and strengthen our geographic presence.

BUSINESS SEGMENT REVIEW

  Metalworking Solutions & Services Group -- MSSG

     In the MSSG segment, we provide consumable metalcutting tools and tooling systems to manufacturing companies in a wide range of industries throughout the world. Metalcutting operations include turning, boring, threading, grooving, milling and drilling. Our tooling systems consist of a steel toolholder and an indexable cutting tool such as an insert or drill made from cemented tungsten carbides, high-speed steel and other hard materials. Other cutting tools include end mills, reamers and taps. We provide solutions to our customers' metalcutting needs through engineering services aimed at improving their competitiveness. We also manufacture cutting tools, drill bits, saw blades and other tools for the consumer market which are marketed under private label and other proprietary brands.

     During a metalworking operation, the toolholder is positioned in a machine that provides the turning power. While the workpiece or toolholder is rapidly rotating, the cutting tool insert or drill contacts the workpiece and cuts or shapes the workpiece. The cutting tool insert or drill is consumed during use and must be replaced periodically.

     We serve a wide variety of industries that cut and shape metal parts including manufacturers of automobiles, trucks, aerospace components, farm equipment, oil and gas drilling and processing equipment, railroad, marine, power generation equipment, machinery, appliances, factory equipment and metal components, as well as the job shops and maintenance operations. We deliver our products to customers through a direct field sales force, distribution, integrated supply programs, mail-order and e-business.

  Advanced Materials Solutions Group -- AMSG

     In the AMSG segment, our principal business is the production and sale of cemented tungsten carbide products used in mining and highway construction, engineered applications, including circuit board drills, compacts and other similar applications. These products have technical commonality to our core metalworking products. We also sell metallurgical powders to manufacturers of cemented tungsten carbide products. We also provide application specific component design services and on-site application support services.

     Our mining and construction tools are fabricated from steel parts and tipped with cemented carbide. Mining tools, used primarily in the coal industry, include longwall shearer and continuous miner drums, blocks, conical bits, drills, pinning rods, augers and a wide range of mining tool accessories. Highway construction cutting tools include carbide-tipped bits for ditching, trenching and road planing, grader blades for site preparation and routine roadbed control, and snowplow blades and shoes for winter road plowing. We produce these products for mine operators and suppliers, highway construction companies, municipal governments and manufacturers of mining equipment. We believe we are the world market leader in mining and highway construction tooling.

     Our customers use engineered products in manufacturing or other operations where extremes of abrasion, corrosion or impact require combinations of hardness or other toughness afforded by cemented tungsten carbides or other hard materials. We sell these products through a direct field sales force and distribution. We believe we are the largest independent supplier of oil field compacts in the world. Compacts are the cutting edges of oil well drilling bits, which are commonly referred to as "rock bits."

  J&L Industrial Supply -- J&L

     In this segment, we provide metalworking consumables and related products to small- and medium-sized manufacturers in the United States and the United Kingdom. J&L markets products and services through annual mail-order catalogs and monthly sales flyers, telemarketing, retail stores, the Internet and field sales. J&L distributes a broad range of metalcutting tools, abrasives, drills, machine tool accessories, precision measuring tools, gauges, hand tools and other supplies used in metalcutting operations. The majority of industrial supplies distributed by J&L are purchased from other manufacturers, although the product offering does include Kennametal-manufactured items.

  Full Service Supply -- FSS

     In the FSS segment, we provide metalworking consumables and related products to medium-and large-sized manufacturers in the United States and Canada. FSS offers integrated supply programs that provide inventory management systems, just-in-time availability and programs that focus on total cost savings. Through FSS programs, large commercially-oriented customers seeking a single source of metalcutting supplies engage us to carry out all aspects of complex metalworking supply processes, including needs assessment, cost analysis, procurement planning, supplier selection, "just-in-time" restocking of supplies and ongoing technical support.

INTERNATIONAL OPERATIONS

     Our principal international operations in the MSSG and AMSG segments are conducted in Western Europe, Canada, the Asia Pacific region, South Africa and Mexico. In addition, we have manufacturing and/or distribution in Israel and South America, and sales agents, distributors and joint ventures in Eastern Europe and other areas of the world. Our Western European operations are integral to our U.S. operations, however, the diversification of our overall operations tend to minimize the impact on total sales and earnings of changes in demand in any one particular geographic area.

MARKETING AND DISTRIBUTION

     We sell our manufactured products through the following distinct sales channels: (1) a direct sales force; (2) integrated supply and FSS programs; (3) retail showrooms; (4) mail-order catalogs; (5) a network of independent distributors and sales agents in the United States and certain international markets; and (6) the Internet. Service engineers and technicians directly assist customers with product design, selection and application. In addition, we sell purchased products through FSS programs, retail showrooms, mail-order catalogs and the Internet.

     We market our products under various trademarks and tradenames, such as Kennametal*, Hertel*, the letter K combined with other identifying letters and/or numbers*, Block Style K*, Kendex*, Kenloc*, KennaMAX*, Top Notch*, Erickson*, Kyon*, KM*, Drill-Fix*, Fix-Perfect*, Disston*, Chicago Latrobe*, Putnam*, Greenfield*, RTW* and Cleveland*. We also sell products to customers who resell these products under the customers' names or private labels.

RAW MATERIALS AND SUPPLIES

     Major metallurgical raw materials consist of ore concentrates, compounds and secondary materials containing tungsten, tantalum, titanium, niobium and cobalt. Although adequate supply of these raw materials currently exists, our major sources for raw materials are located abroad and prices at times have been volatile. For these reasons, we exercise great care in the selection, purchase and inventory availability of raw materials. We also purchase steel bars and forgings for making toolholders, high-speed steel and other tool parts, rotary cutting tools and accessories. We obtain products purchased for use in manufacturing processes and for resale from thousands of suppliers located in the United States and abroad.

RESEARCH AND DEVELOPMENT

     Our product development efforts focus on providing solutions to our customers' manufacturing problems and productivity requirements. We use a program, ACE or Achieving a Competitive Edge, to provide discipline and focus for the product development process by establishing "gateways," or sequential tests, during the development process to remove inefficiencies and accelerate improvements. ACE speeds and streamlines development into a series of actions and decision points, combining effort and resources to produce new and enhanced products, faster. ACE assures a strong link between customer needs and corporate strategy, and enables us to gain full benefit from our investment in new product development.

     Research and development expenses totaled $18.9 million, $19.2 million and $18.8 million in 2001, 2000 and 1999, respectively. Additionally, certain costs associated with improving manufacturing processes are included in cost of goods sold. We hold a number of patents and licenses, which, in the aggregate, are not material to the operation of our businesses.

SEASONALITY

     Our business is not materially affected by seasonal variations. However, to varying degrees, traditional summer vacation shutdowns of metalworking customers' plants and holiday shutdowns often affect our sales levels during the first and second quarters of our fiscal year.

BACKLOG

     Our backlog of orders generally is not significant to our operations. We fill approximately 90 percent of all orders from stock, and the balance generally is filled within short lead times.

INDUSTRY OVERVIEW

     We estimate the size of our global market for metalworking consumables and wear-resistant parts to be approximately $13 billion, including an approximately $8.5 billion market for metalworking consumables and other related products. We believe five significant trends are currently impacting the metalworking industry:

     - Continuing advances in customers' metalworking manufacturing technology, requiring more technologically advanced tools;

     - Demand for world class capabilities including customer service, technical application support and information and product technology while, at the same time, maintaining or reducing costs;

---------------

* Trademark owned by us or one of our subsidiaries.

     - Growing demand for suppliers that can provide a complete selection of tools, supplies and services globally;

     - Increasing demand from large customers to outsource procurement and inventory management processes through integrated supply programs; and

     - Consolidation of manufacturing and of fragmented distribution channels as customers seek a single source of supply for their metalworking needs.

COMPETITION

     We are one of the world's leading producers of cemented carbide tools and high-speed steel tools, and maintains a strong competitive position, especially in North America and Europe. We actively compete in the sale of all our products, with approximately 40 companies engaged in the cemented tungsten carbide business in the United States and many more outside the United States. Several competitors are divisions of larger corporations. In addition, several hundred fabricators and toolmakers, many of whom operate out of relatively small shops, produce tools similar to ours and buy the cemented tungsten carbide components for such tools from cemented tungsten carbide producers, including us. Major competition exists from both U.S.-based and international-based concerns. In addition, we compete with thousands of industrial supply distributors.

     The principal elements of competition in our businesses are service, product innovation, quality, availability and price. We believe that our competitive strength rests on our customer service capabilities, including multiple distribution channels, our global presence, state-of-the-art manufacturing capabilities, ability to develop solutions to customer needs through new and improved tools, and the consistent high quality of our products. Based upon our strengths, we are able to sell products based on the value added to the customer rather than strictly on competitive prices.

REGULATION

     Compliance with government laws and regulations pertaining to the discharge of materials or pollutants into the environment or otherwise relating to the protection of the environment did not have a material effect on our capital expenditures or competitive position for 2001, nor is such compliance expected to have a material effect in the future.

EMPLOYEES

     We employed approximately 11,800 persons at March 31, 2002, of which approximately 7,600 were located in the United States and 4,200 in other parts of the world, principally Europe and Asia Pacific. At June 30, 2001, approximately 2,400 employees were represented by labor unions, of which approximately 600 were hourly-rated employees located at five plants in the United States. The remaining 1,800 employees represented by labor unions were employed at fourteen locations outside of the United States. We consider our labor relations to be generally good.

                                   MANAGEMENT

OFFICERS

NAME, AGE, AND POSITION                               EXPERIENCE DURING PAST FIVE YEARS(2)
-----------------------                               ------------------------------------
Markos I. Tambakeras, 51(1)(3)............  President and Chief Executive Officer since July 1,
  President and Chief Executive Officer     1999. Formerly, employed by Honeywell Inc. as President
                                            of Industrial Controls Business from 1997 to 1999.
William R. Newlin, 61(1)(3)...............  Chairman of the Board since October 1996. Director since
  Chairman of the Board                     1982.
David B. Arnold, 62(1)....................  Vice President since 1979. Chief Technical Officer since
  Vice President, Chief Technical Officer   1988.
James R. Breisinger, 52(1)................  Vice President since 1990. Chief Operating Officer,
  Vice President, Chief Operating Officer,  Advanced Materials Solutions Group since August 2000.
  Advanced Materials Solutions Group        Chief Financial Officer from September 1998 to August
                                            2000. Chief Operating Officer, Greenfield Industries,
                                            Inc. from March through September 1998. Corporate
                                            Controller from 1994 to 1998.
M. Rizwan Chand, 38(1)....................  Vice President since May 2000. Previously, Vice
  Vice President, Chief Human Resources     President, Human Resources for Aetna International in
  Officer                                   1999. Previously, with Mary Kay Inc. as Senior Vice
                                            President, Global Human Resources from 1996 to 1999.
David W. Greenfield, 52(1)................  Vice President, Secretary and General Counsel since
  Vice President, Secretary and General     October 2001. Formerly a member of Buchanan Ingersoll
  Counsel                                   Professional Corporation (attorneys-at-law) July 2000 to
                                            September 2001. Special Counsel for ArvinMeritor (a
                                            provider of components for vehicles) from February 1999
                                            to July 2000. Senior Vice President, General Counsel and
                                            Secretary for Meritor Automotive, Inc. (predecessor to
                                            ArvinMeritor) from May 1997 to February 1999.
Stanley B. Duzy, Jr., 55(1)...............  Vice President since November 1999. Formerly, employed
  Vice President Business Development and   by Honeywell Inc. as Vice President of Industrial
  Administration                            Controls Business from 1998 to 1999 and Vice President
                                            and Controller, Asia Pacific from 1992 to 1997.
Derwin R. Gilbreath, 54(1)................  Vice President since January 1997. Chief Operating
  Vice President, Chief Operating Officer,  Officer, Metalworking Solutions & Services Group since
  Metalworking Solutions & Services Group   August 2000. Chief Operating Officer, Greenfield
                                            Industries Inc. from September 1998 to August 2000.
                                            Director of Global Manufacturing from 1995 to 1998.
F. Nicholas Grasberger III, 38(1).........  Vice President and Chief Financial Officer since August
  Vice President, Chief Financial Officer   2000. Formerly, Corporate Treasurer, H.J. Heinz Company
                                            from 1997 to 2000.
Timothy A. Hibbard, 45....................  Elected Corporate Controller and Chief Accounting
  Corporate Controller and Chief            Officer in February 2002. Director of Finance for the
  Accounting Officer                        Advanced Materials Solutions Group from September 2000
                                            to February 2002. Vice President and Controller of
                                            Greenfield Industries Inc. from October 1998 to
                                            September 2000. Division Controller of Mining &
                                            Construction Division from April 1998 to October 1998.
                                            Vice President, Finance, Automotive Remanufacturers,
                                            Inc. prior thereto.

NAME, AGE, AND POSITION                               EXPERIENCE DURING PAST FIVE YEARS(2)
-----------------------                               ------------------------------------
Brian E. Kelly, 39........................  Assistant Treasurer and Director of Tax since September
  Assistant Treasurer, Director of Tax      1998. Manager of Corporate Tax from 1996 to 1998.
Lawrence J. Lanza, 53.....................  Assistant Treasurer and Director of Treasury Services
  Assistant Treasurer, Director of          since April 1999. Previously, Director, Global Capital
  Treasury Services                         Markets for CBS Corporation, formerly Westinghouse
                                            Electric Corporation, from 1972 to 1998.
H. Patrick Mahanes, Jr., 59(1)............  Vice President since 1987. Executive Vice President,
  Executive Vice President, Global          Global Strategic Initiatives since 2000. Chief Operating
  Strategic Initiatives                     Officer from 1995 to August 2000.
James E. Morrison, 51.....................  Vice President since 1994. Treasurer since 1987.
  Vice President, Treasurer
Wayne D. Moser, 49(4).....................  Vice President since 1998. Formerly, General Manager,
  Vice President, Integration               Mining & Construction from 1997 to 2002.
Ralph G. Niederst, 51(1)..................  Vice President since May 2000. Formerly, Director of
  Vice President, Chief Information         Management Information Technology at Harsco
  Officer                                   Corporation's Heckett Multiserv from 1995 to 2000.
Kevin G. Nowe, 49.........................  Assistant General Counsel since 1992 and Assistant
  Assistant Secretary, Assistant General    Secretary since 1993.
  Counsel
Ajita G. Rajendra, 50.....................  Vice President since 1998. General Manager of Industrial
  Vice President, General Manager,          Products Group since 1997. Vice President of the
  Industrial Products Group                 Electronic Products Group of Greenfield Industries Inc.
                                            from 1996 to 1997.
P. Mark Schiller, 54......................  Vice President since 1992. Director of Kennametal
  Vice President, Director of Kennametal    Distribution Services since 1990.
  Distribution Services
Michael P. Wessner, 41(1).................  Vice President since January 2001. Formerly, Chief
  Vice President, Chief Operating Officer,  Executive Officer, Emco/ESS Holdings from 1999 to 2000
  J&L Industrial Supply                     and Vice President, Midwest Region for Office Depot from
                                            1995 to 1999.

---------------

Notes:

(1) Executive officer.

(2) Each officer has been elected by the Board of Directors to serve until removed or until a successor is elected and qualified, and has served continuously as an officer since first elected.

(3) Mr. Newlin will be stepping down as Chairman of the Board effective July 1, 2002, and will assume the role of lead director and will continue to chair the Executive Committee of the Board of Directors. Mr. Tambakeras will become Chairman of the Board effective July 1, 2002.

(4) Mr. Moser has been selected to lead the integration of Widia and Kennametal.

DIRECTORS

NAME, AGE AND YEAR                              PRINCIPAL OCCUPATION AND DIRECTORSHIPS OF OTHER
FIRST ELECTED(1)                                        PUBLICLY TRADED CORPORATIONS(2)
------------------                              -----------------------------------------------
Richard C. Alberding......................  Retired, having served as Executive Vice President,
  Age: 71                                   Marketing and International, of Hewlett-Packard Company
  Director since 1982                       (a designer and manufacturer of electronic products for
                                            measurement and computation). Director of Walker
                                            Interactive Systems, Inc., Sybase, Inc., PC TEL, DMC
                                            Stratex Network, and Quick Eagle Networks. Former
                                            director of Quickturn Design Systems, Inc., Storm
                                            Technology, Inc. and Paging and Networks, Inc.
Peter B. Bartlett(3)......................  General Partner of Brown Brothers Harriman & Co. (a
  Age: 68                                   private bank). Former director of Erie Indemnity
  Director since 1975                       Company, Erie Life Insurance Company and Erie Insurance
                                            Company.
Ronald M. DeFeo...........................  Chairman of the Board of Terex Corporation, a global
  Age: 50                                   manufacturer of equipment for the construction and
  Director since 2001                       mining industries, since May 1998; Chief Executive
                                            Officer of Terex since 1994 and President and Chief
                                            Operating Officer since 1993. Director of United Rentals
                                            Inc.
A. Peter Held.............................  President of Cooper Tools, a division of Cooper
  Age: 58                                   Industries, Inc. (a manufacturer and marketer of hand
  Director since 1995                       tools and industrial power tools), having previously
                                            served as Vice President and General Manager
                                            International of its Champion Spark Plug Division from
                                            1992 to 1994. Director of Loxcreen, Inc.
Kathleen J. Hempel........................  From 1992 to 1997, served as Vice Chairman and Chief
  Age: 51                                   Financial Officer of Fort Howard Corporation
  Director since 2000                       (manufacturer, converter and marketer of sanitary tissue
                                            products) having previously served as Senior Executive
                                            Vice President and Vice President of Human Resources.
                                            Director of Oshkosh Truck Corporation, A.O. Smith
                                            Corporation, Whirlpool Corporation, Visteon Corporation
                                            and Actuant Corporation.
Aloysius T. McLaughlin, Jr................  Retired, having served as Vice Chairman of Dick
  Age: 67                                   Corporation (a general contractor) from 1993 to 1995 and
  Director since 1986                       as its President and Chief Operating Officer from 1985
                                            until 1993.
William R. Newlin(4)......................  Chairman of the Board of Directors of Kennametal.
  Age: 61                                   President and Chief Executive Officer of Buchanan
  Director since 1982                       Ingersoll Professional Corporation (attorneys at law)
                                            since 1980. Managing General Partner of CEO Venture
                                            Funds (private venture capital funds). Director of Black
                                            Box Corporation, National City Bank of Pennsylvania,
                                            Parker/ Hunter Incorporated, ACE*COMM Corporation and
                                            the Pittsburgh Technology Council.

NAME, AGE AND YEAR                              PRINCIPAL OCCUPATION AND DIRECTORSHIPS OF OTHER
FIRST ELECTED(1)                                        PUBLICLY TRADED CORPORATIONS(2)
------------------                              -----------------------------------------------
Markos I. Tambakeras......................  President and Chief Executive Officer of Kennametal
  Age: 51                                   since July 1999. Mr. Tambakeras will become Chairman of
  Director since 1999                       the Board of Kennametal effective July 1, 2002. From
                                            1997 to June 1999, served as President, Industrial
                                            Controls Business of Honeywell Incorporated (provider of
                                            control technologies), having previously served as
                                            President, Industrial Automation and Control, Honeywell
                                            Incorporated from 1995 to 1996 and as President,
                                            Honeywell Asia Pacific in Hong Kong from 1992 to 1994.
                                            Director of ITT Industries, Inc.
Larry D. Yost.............................  Chairman and Chief Executive Officer of ArvinMeritor,
  Age: 64                                   Inc. (a provider of components for vehicles), having
  Director since 1987                       previously served as President, Heavy Vehicle Systems,
                                            Rockwell International Corporation, from November 1994
                                            until March 1997 and as Senior Vice President of the
                                            Operations Group of Allen-Bradley Company until November
                                            1994.

---------------

(1) Each current director has served continuously since such director was first elected.

(2) Unless otherwise shown in the table, each person named has served in such person's principal occupation during the past five years.

(3) We engaged Brown Brothers Harriman & Co., the banking firm of which Peter B. Bartlett is a General Partner, to perform services for Kennametal during fiscal 2001 and fiscal 2002.

(4) Mr. Newlin will be stepping down as Chairman of the Board effective July 1, 2002, and will assume the role of lead director and will continue to chair the Executive Committee of the Board. We engaged Buchanan Ingersoll Professional Corporation, the law firm of which Mr. Newlin is President and Chief Executive Officer, to perform services for Kennametal during fiscal 2001 and fiscal 2002.

                              DESCRIPTION OF STOCK

     The following brief description of our stock does not purport to be complete and is subject in all respects to applicable Pennsylvania law and to the provisions of our Amended and Restated Articles of Incorporation and By-Laws, copies of which have been filed with the SEC.

COMMON STOCK

     We have authorized 70,000,000 shares of capital stock, par value $1.25 per share (common stock). As of April 30, 2002, there were 31,169,944 shares of common stock outstanding. Holders of common stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor after payment of dividends on any outstanding preferred stock and are entitled to one vote for each share of common stock held by them with respect to all matters upon which they are entitled to vote.

PREFERRED STOCK

     We have authorized 5,000,000 shares of Class A preferred stock, no par value per share. At present, there are no shares of preferred stock outstanding. The Board of Directors, without further action by the shareowners, is authorized to designate and issue in series preferred stock and to fix as to any series the dividend rate, redemption prices, preferences on dissolution, the terms of any sinking fund, conversion rights, voting rights, and any other preferences or special rights and qualifications. The Board of Directors has designated 500,000 shares of the Class A preferred stock as Series One preferred stock for use in the Rights Agreement.

     Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. We have no present plans to issue any preferred stock.

COVENANT RESTRICTIONS

     Our current bank credit facilities contain financial and operating covenants, including restrictions on our ability to, among other things, incur additional debt or create, incur or permit the existence of certain liens, and requires us to achieve and maintain certain financial ratios, including minimum net worth, maximum leverage ratio and minimum fixed charge coverage ratio. We expect the new bank credit facility to include similar covenants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." These covenants could restrict us or prevent us from paying dividends.

CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain provisions of the Articles of Incorporation and By-Laws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of Kennametal if the Board determines that such takeover is not in the best interests of the company and its shareowners. However, these provisions could have the effect of discouraging certain attempts to acquire Kennametal or remove incumbent management even if some or a majority of shareowners deemed such an attempt to be in their best interests.

     The provisions in the Articles of Incorporation and By-Laws include: (1) the classification of the Board of Directors into three classes; (2) a procedure which requires shareowners to nominate directors in advance of a meeting to elect such directors; and (3) the authority to issue additional shares of common stock or preferred stock without shareowner approval.

     The Articles of Incorporation also include a provision requiring a 75 percent shareowner vote for certain mergers or other business combinations or transactions with five percent shareowners; a provision requiring a 75 percent shareowner vote to remove the entire Board, a class of the Board, any individual member of the Board without cause, or to increase the size of the Board to more than twelve members or decrease the size of the Board to fewer than eight members; a provision requiring disinterested shareowners approval of stock repurchases at a premium over market by Kennametal from certain four percent Shareholders (as defined in the Articles of Incorporation); and a provision requiring a majority of disinterested shareowners to approve certain business combinations involving a shareowner who beneficially owns more than 10 percent of the voting power of Kennametal, unless certain minimum price, form of consideration and procedural requirements are satisfied or the transaction is approved by a majority of disinterested directors.

     According to the Articles of Incorporation, the Board of Directors is permitted to consider the effects of a change in control on our non-shareowner constituencies, such as our employees, suppliers, creditors, customers and the communities in which we operate. Under this provision, the Board may be guided by factors in addition to price and other financial considerations.

     PBCL Anti-Takeover Provisions. The Pennsylvania Business Corporation Law (the "PBCL") contains a number of statutory "anti-takeover" provisions, including Subchapters E, F, G and H of Chapter 25 and Section 2538 of the PBCL, which apply automatically to a Pennsylvania registered corporation (usually a public company) unless that corporation elects to opt-out as provided in such provisions. We, as a Pennsylvania registered corporation, have elected in our By-Laws to opt-out of certain of the anti-takeover provisions entirely, namely Subchapters G and H.

     The following descriptions are qualified in their entirety by reference to the provisions of the PBCL:

          Subchapter E (relating to control transactions) generally provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

          Subchapter F (relating to business combinations) generally delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions between a corporation and an interested shareholder including mergers, sales or leases of specified amounts of assets, liquidations, reclassifications and issuances of specified amounts of additional shares of stock of the corporation. An "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

          Section 2538 of the PBCL generally establishes certain shareholder approval requirements with respect to specified transactions with "interested shareholders."

TRANSFER AGENT AND REGISTRAR

     Mellon Investor Services, L.L.C. is the transfer agent and registrar for the common stock.

RIGHTS AGREEMENT

     We have adopted a rights plan under which the Board of Directors authorized and the company distributed one preferred stock purchase right (each a "right") for each outstanding share of common stock. The terms of the rights are governed by a Rights Agreement between us and Mellon Investor Services, L.L.C., as Rights Agent, effective as of November 2, 2000. The rights, which currently are automatically transferred with the related shares of common stock and are not separately transferable, will entitle the holder to purchase one one-hundredth of a share of a new series of preferred stock of the company at a price of $120 (subject to certain adjustments). See "-- Preferred Stock" above.

     Subject to certain restrictions, the rights become exercisable only if a person or group of persons acquires or intends to make a tender offer for 20 percent or more of the common stock. If any person acquires 20 percent of the common stock, each right will entitle the shareowner to receive upon exercise that number of shares of common stock having a market value of two times the exercise price. If we are acquired in a merger or certain other business combinations, each right then will entitle the shareowner to purchase at the exercise price, that number of shares of the acquiring company having a market value of two times the exercise price.

     The rights will expire on November 2, 2010, and are subject to redemption in certain circumstances by the company at a redemption price of $0.01 per right.

     The foregoing summary description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is included as an exhibit in our Form 8-A filed with the SEC on October 10, 2000 and incorporated by reference into this prospectus supplement. The Form 8-A also provides a more detailed description of the Rights Agreement.

              IMPORTANT U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general discussion of important United States federal income and estate tax consequences of the ownership and disposition of common stock by a Non-U.S. Holder. For this purpose, a "Non-U.S. Holder" is any beneficial owner of common stock who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust, as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change either retroactively or prospectively. EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

DIVIDENDS

     Subject to the discussion below, dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to claim a reduced withholding rate under an applicable income tax treaty, a Non-U.S. Holder would be required to file Form W-8BEN or other forms specified by the Treasury regulations and may be required to provide a United States taxpayer identification number.

     Dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and where certain tax treaties apply, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under such effectively connected income exemption. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A Non-U.S. Holder of common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (1) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and where certain tax treaties apply, is attributable to a United States permanent establishment of the Non-U.S. Holder, (2) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (3) the company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes. We do not believe that we are or will become a U.S. real property holding corporation.

     An individual Non-U.S. Holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses recognized within the same taxable year of such sale (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause
(1) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

     Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACK-UP WITHHOLDING

     We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

     Unless we have actual knowledge that a holder is a Non-U.S. Holder, dividends paid to a holder at an address within the United States may be subject to backup withholding at a rate of 30% if the holder is not an exempt recipient as defined in Treasury Regulation Section 1.6049-4(c)(1)(ii) (which includes corporations) and fails to provide a correct taxpayer identification number and other information to us. Backup withholding may also apply to dividends paid to holders at addresses outside the United States (unless a Non-U.S. Holder certifies its non-resident status).

     Payment of the proceeds of a sale of common stock by or through a United States office of a broker is subject to both back-up withholding at a rate of 30% and information reporting unless the beneficial owner certifies under penalties of perjury as to its name, address and status as a Non-U.S. Holder or otherwise establishes an exemption. In general, back-up withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (a) the payment is made through an office outside the United States of a broker that is either (1) a United States person for United States federal income tax purposes, (2) a "controlled foreign corporation" for United States federal income tax purposes,
(3) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or (4) a foreign partnership, in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests or if the partnership is engaged in a trade or business in the United States, and (b) the broker fails to maintain documentary evidence in its files that the holder is a Non-U.S. Holder and that certain conditions are met or that the holder otherwise is entitled to an exemption.

     Any amounts withheld under the back-up withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                 NOTES OFFERING

     Concurrent with this common stock offering, we are undertaking a public
offering of $300,000,000 aggregate principal amount of      % senior notes due
2012. Net proceeds, after deducting underwriting discounts and commissions and offering expenses, from the notes offering are expected to be approximately $296 million. We expect to use the net proceeds, together with the net proceeds of this common stock offering and borrowings under the new bank credit facility, to repay senior bank indebtedness, to pay the purchase price of the Widia acquisition and for general corporate purposes, including capital expenditures, other acquisitions and investments. See "Use of Proceeds." Offers for our notes are only being made by delivery of a separate prospectus supplement. This common stock offering and the notes offering are independent offerings and are not conditioned upon each other.

                                  UNDERWRITING

     We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

                        Underwriters                           Number of Shares
                        ------------                           ----------------
Goldman, Sachs & Co. .......................................
Lehman Brothers Inc. .......................................
McDonald Investments Inc....................................
J.P. Morgan Securities Inc. ................................
                                                                  ---------
  Total.....................................................      3,000,000
                                                                  =========

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 450,000 shares from us to cover such sales. The underwriters may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 450,000 additional shares.

                  Paid by the Company                    No Exercise   Full Exercise
                  -------------------                    -----------   -------------
Per share..............................................   $              $
Total..................................................   $              $

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be
sold at a discount of up to $     per share from the initial price to public.
Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $ per share from the initial price to public. If all the shares are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

     We and our executive officers have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans.

     In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares from us. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Each underwriter has represented, warranted and agreed that: (1) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000
(FSMA)) received by it in connection with the Issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to us; and (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

     The shares may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement nor any other document in respect of this common stock offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     A prospectus in electronic format will be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

     We estimate that our share of the total expenses of this common stock offering, excluding underwriting discounts and commissions, will be approximately $0.4 million. The underwriters have agreed to reimburse us for certain of our expenses incurred in connection with the offering of the shares of common stock.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have provided from time to time, and expect to provide in the future, investment and commercial banking and financial advisory services to Kennametal and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Lehman Brothers Inc. are also acting as underwriters for the concurrent notes offering.

     J.P. Morgan Securities Inc. will act as lead arranger for our new bank credit facility and is an affiliate of JPMorgan Chase Bank which is expected to be the administrative agent and a lender under the new bank credit facility. McDonald Investments Inc. is an affiliate of KeyBank National Association, which is a lender under each of our existing bank credit facilities and is expected to be a lender under our new bank credit facility. Our borrowings under each of our existing bank credit facilities are expected to be repaid with the proceeds of this common stock offering and the notes offering and borrowings under our new bank credit facility. As a result of these repayments, KeyBank National Association will receive its proportionate share of these repayments based upon its commitment level under each of our existing bank credit facilities.

                                 LEGAL MATTERS

     The validity of the common stock being offered by this prospectus supplement will be passed upon for us by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. William R. Newlin, Chairman of the Board of Kennametal, is a shareholder in Buchanan Ingersoll Professional Corporation. As of June 30, 2001, Mr. Newlin beneficially owned approximately 148,924 shares of common stock and held stock credits representing the right to acquire approximately 34,100 shares of common stock. Certain legal matters in connection with the offering will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York. Simpson Thacher & Bartlett will rely as to matters of Pennsylvania law upon the opinion of Buchanan Ingersoll Professional Corporation.

                                    EXPERTS

     The consolidated financial statements of Kennametal as of June 30, 2001 and June 30, 2000 and for each of the three years in the period ended June 30, 2001, incorporated by reference in this prospectus supplement and in the registration statement, of which this prospectus supplement is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in the registration statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

     This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

     The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus supplement, the subsequent information will also become part of this prospectus supplement and will supersede the earlier information.

     We are incorporating by reference the following documents that we have filed with the SEC:

     - our Annual Report on Form 10-K for the year ended June 30, 2001;

     - our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2001, December 31, 2001 and March 31, 2002;

     - our Current Reports on Form 8-K for the events dated May 6, 2002 (as amended by our Form 8-K/A filed on May 8, 2002), May 1, 2002 (as amended by our Form 8-K/A filed on May 17, 2002) and March 21, 2002;

     - our definitive proxy statement dated September 13, 2001 with respect to the Annual Meeting of Shareowners held on October 30, 2001; and

     - the descriptions of our common stock and preferred stock purchase rights contained in our registration statements filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such descriptions.

     We are also incorporating by reference into this prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

     You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                                Kennametal Inc.
                               World Headquarters
                              1600 Technology Way
                                  P.O. Box 231
                        Latrobe, Pennsylvania 15650-0231
                        Attention: David W. Greenfield,
                 Vice President, Secretary and General Counsel
                           Telephone: (724) 539-5000

     You should rely only on the information provided in this prospectus supplement or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the first page of the prospectus supplement. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Unaudited Condensed Consolidated Statements of Income for
  the Three Months Ended March 31, 2002 and 2001, and the
  Nine Months Ended March 31, 2002 and 2001.................  F-2

Unaudited Condensed Consolidated Balance Sheets as of March
  31, 2002 and June 30, 2001................................  F-3

Unaudited Condensed Consolidated Statements of Cash Flows
  for the Nine Months Ended March 31, 2002 and 2001.........  F-4

Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-5

Report of Independent Public Accountants....................  F-15

Audited Consolidated Statements of Income for the Years
  Ended June 30, 2001, 2000 and 1999........................  F-16

Audited Consolidated Balance Sheets as of June 30, 2001 and
  2000......................................................  F-17

Audited Consolidated Statements of Cash Flows for the Years
  Ended June 30, 2001, 2000 and 1999........................  F-18

Audited Consolidated Statement of Changes in Shareowners'
  Equity for the Years Ended June 30, 2001, 2000 and 1999...  F-19

Notes to Audited Consolidated Financial Statements..........  F-20

                                KENNAMETAL INC.

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                 THREE MONTHS          NINE MONTHS ENDED
                                                ENDED MARCH 31,            MARCH 31,
                                              -------------------   -----------------------
                                                2002       2001        2002         2001
                                                ----       ----        ----         ----
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS
Net sales...................................  $393,852   $468,191   $1,180,844   $1,365,391
Cost of goods sold..........................   266,205    303,684      806,893      896,852
                                              --------   --------   ----------   ----------
Gross profit................................   127,647    164,507      373,951      468,539
Operating expense...........................    95,695    106,786      288,711      323,238
Restructuring and asset impairment charge...     3,944      2,286       22,650        4,633
Amortization of intangibles.................       728      6,063        2,107       18,533
                                              --------   --------   ----------   ----------
Operating income............................    27,280     49,372       60,483      122,135
Interest expense............................     7,421     12,496       25,076       39,091
Other expense (income), net.................       (14)     1,873         (179)       6,766
                                              --------   --------   ----------   ----------
Income before provision for income taxes and
  minority interest.........................    19,873     35,003       35,586       76,278
Provision for income taxes..................     6,359     13,824       11,387       30,128
Minority interest...........................       370        785        1,071        2,291
                                              --------   --------   ----------   ----------
Income before cumulative effect of change in
  accounting principle......................    13,144     20,394       23,128       43,859
Cumulative effect of change in accounting
  principle, net of tax of $399.............        --         --           --         (599)
                                              --------   --------   ----------   ----------
Net income..................................  $ 13,144   $ 20,394   $   23,128   $   43,260
                                              ========   ========   ==========   ==========
PER SHARE DATA
Basic earnings per share before cumulative
  effect of change in accounting
  principle.................................  $   0.42   $   0.67   $     0.75   $     1.44
Cumulative effect of change in accounting
  principle per share.......................        --         --           --        (0.02)
                                              --------   --------   ----------   ----------
Basic earnings per share....................  $   0.42   $   0.67   $     0.75   $     1.42
                                              ========   ========   ==========   ==========
Diluted earnings per share before cumulative
  effect of change in accounting
  principle.................................  $   0.42   $   0.66   $     0.74   $     1.43
Cumulative effect of change in accounting
  principle per share.......................        --         --           --        (0.02)
                                              --------   --------   ----------   ----------
Diluted earnings per share..................  $   0.42   $   0.66   $     0.74   $     1.41
                                              ========   ========   ==========   ==========
Dividends per share.........................  $   0.17   $   0.17   $     0.51   $     0.51
                                              ========   ========   ==========   ==========
Basic weighted average shares outstanding...    31,089     30,483       31,002       30,523
                                              ========   ========   ==========   ==========
Diluted weighted average shares
  outstanding...............................    31,553     30,692       31,454       30,656
                                              ========   ========   ==========   ==========

See accompanying notes to unaudited condensed consolidated financial statements.

                                KENNAMETAL INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,     JUNE 30,
                                                                 2002         2001
                                                              ---------     --------
                                                                  (IN THOUSANDS)
                           ASSETS
Current assets:
  Cash and equivalents......................................  $   10,705   $   12,940
  Marketable equity securities available-for-sale...........       9,462       12,419
  Accounts receivable, less allowance for doubtful accounts
    of $10,115 and $7,999...................................     168,094      206,175
  Inventories...............................................     351,129      373,221
  Deferred income taxes.....................................      66,177       57,452
  Other current assets......................................      18,602       18,989
                                                              ----------   ----------
Total current assets........................................     624,169      681,196
                                                              ----------   ----------
Property, plant and equipment:
  Land and buildings........................................     227,018      227,382
  Machinery and equipment...................................     809,987      776,494
  Less accumulated depreciation.............................    (598,500)    (531,002)
                                                              ----------   ----------
Net property, plant and equipment...........................     438,505      472,874
                                                              ----------   ----------
Other assets:
  Investments in affiliated companies.......................       4,332        3,875
  Intangible assets, less accumulated amortization of
    $109,742 and $108,675...................................     623,119      624,760
  Other.....................................................      56,126       42,737
                                                              ----------   ----------
Total other assets..........................................     683,577      671,372
                                                              ----------   ----------
Total assets................................................  $1,746,251   $1,825,442
                                                              ==========   ==========
                        LIABILITIES
Current liabilities:
  Current maturities of long-term debt and capital leases...  $  377,357   $    2,031
  Notes payable to banks....................................       6,282       22,499
  Accounts payable..........................................      93,810      118,073
  Accrued vacation pay......................................      28,775       29,134
  Accrued income taxes......................................       3,972       16,425
  Accrued payroll...........................................      19,202       22,189
  Other current liabilities.................................      84,146       84,134
                                                              ----------   ----------
Total current liabilities...................................     613,544      294,485
                                                              ----------   ----------
Long-term debt and capital leases, less current
  maturities................................................     164,257      582,585
Deferred income taxes.......................................      54,953       53,844
Other liabilities...........................................      88,720       87,898
                                                              ----------   ----------
Total liabilities...........................................     921,474    1,018,812
                                                              ----------   ----------
Minority interest in consolidated subsidiaries..............       8,907        9,861
                                                              ----------   ----------
SHAREOWNERS' EQUITY
Preferred stock, no par value; 5,000 shares authorized; none
  issued....................................................          --           --
Capital stock, $1.25 par value; 70,000 shares authorized;
  33,807 and 33,615 shares issued...........................      42,259       42,018
Additional paid-in capital..................................     371,911      353,804
Retained earnings...........................................     547,967      540,965
Treasury shares, at cost; 2,657 and 2,774 shares held.......     (72,804)     (65,963)
Unearned compensation.......................................      (4,885)      (2,165)
Accumulated other comprehensive loss........................     (68,578)     (71,890)
                                                              ----------   ----------
Total shareowners' equity...................................     815,870      796,769
                                                              ----------   ----------
Total liabilities and shareowners' equity...................  $1,746,251   $1,825,442
                                                              ==========   ==========

See accompanying notes to unaudited condensed consolidated financial statements.

                                KENNAMETAL INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS
                                                               ENDED MARCH 31,
                                                              -----------------
                                                               2002      2001
                                                               ----      ----
                                                               (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $23,128   $43,260
Adjustments for non-cash items:
  Depreciation..............................................   53,130    54,907
  Amortization..............................................    2,107    18,533
  Restructuring and asset impairment charge.................   12,914     1,091
  Cumulative effect of change in accounting principle, net
     of tax.................................................       --       599
  Other.....................................................   (1,673)    5,076
Changes in certain assets and liabilities, net of
  acquisition:
  Accounts receivable.......................................   37,469     7,275
  Proceeds from accounts receivable securitization..........    3,200     4,300
  Inventories...............................................   25,948    13,553
  Accounts payable and accrued liabilities..................  (31,886)   (5,271)
  Other.....................................................  (19,904)   (9,839)
                                                              -------   -------
Net cash flow from operating activities.....................  104,433   133,484
                                                              -------   -------
INVESTING ACTIVITIES
Purchases of property, plant and equipment..................  (30,349)  (40,121)
Disposals of property, plant and equipment..................    5,799     3,558
Purchase of subsidiary stock................................       --   (42,750)
Other.......................................................   (6,350)     (170)
                                                              -------   -------
Net cash flow used for investing activities.................  (30,900)  (79,483)
                                                              -------   -------
FINANCING ACTIVITIES
Net decrease in notes payable...............................   (5,104)   (2,289)
Net decrease in revolver and other lines of credit..........  (53,022)  (34,905)
Term debt borrowings........................................      455     1,120
Term debt repayments........................................   (8,076)   (1,033)
Purchase of treasury stock..................................  (12,417)  (16,494)
Dividend reinvestment and employee benefit and stock
  plans.....................................................   19,709    14,414
Cash dividends paid to shareowners..........................  (15,807)  (15,550)
Other.......................................................   (1,654)   (1,315)
                                                              -------   -------
Net cash flow used for financing activities.................  (75,916)  (56,052)
                                                              -------   -------
Effect of exchange rate changes on cash and equivalents.....      148      (285)
                                                              -------   -------
CASH AND EQUIVALENTS
Net decrease in cash and equivalents........................   (2,235)   (2,336)
Cash and equivalents, beginning of year.....................   12,940    22,323
                                                              -------   -------
Cash and equivalents, end of period.........................  $10,705   $19,987
                                                              =======   =======
SUPPLEMENTAL DISCLOSURES
Interest paid...............................................  $24,705   $39,734
Income taxes paid...........................................   27,078    25,847

See accompanying notes to unaudited condensed consolidated financial statements.

                                KENNAMETAL INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 1. The condensed consolidated financial statements should be read in conjunction with the Notes to Consolidated Financial Statements included in our 2001 Annual Report. The condensed consolidated balance sheet as of June 30, 2001 was derived from the audited balance sheet included in our 2001 Annual Report. These interim statements are unaudited; however, we believe all adjustments necessary for a fair presentation were made. All such adjustments are of a normal recurring nature unless otherwise disclosed. The results for the three and nine months ended March 31, 2002 and 2001 are not necessarily indicative of the results to be expected for a full fiscal year. Unless otherwise specified, any reference to a "year" is to a fiscal year ended June 30. We reclassified certain amounts in the prior years' condensed consolidated financial statements to conform with the current year presentation.

 2. Inventories are stated at lower of cost or market. We use the last-in, first-out (LIFO) method for determining the cost of a significant portion of our U.S. inventories. We determine cost for the remainder of our inventories under the first-in, first-out (FIFO) or average cost methods. We used the LIFO method of valuing inventories for approximately 55 percent of total inventories at March 31, 2002. Because inventory valuations under the LIFO method are based on an annual determination of quantities and costs as of June 30 of each year, the interim LIFO valuations are based on our projections of expected year-end inventory levels and costs. Therefore, the interim financial results are subject to any final year-end LIFO inventory adjustments.

     Inventories as of the balance sheet dates consisted of the following (in thousands):

                                                                    MARCH 31,   JUNE 30,
                                                                      2002        2001
                                                                    ---------   --------
        Finished goods............................................  $273,035    $284,801
        Work in process and powder blends.........................    93,708      94,231
        Raw materials and supplies................................    31,053      32,130
                                                                    --------    --------
        Inventories at current cost...............................   397,796     411,162
        Less LIFO valuation.......................................   (46,667)    (37,941)
                                                                    --------    --------
        Total inventories.........................................  $351,129    $373,221
                                                                    ========    ========

 3. We are involved in various environmental cleanup and remediation activities at several of our manufacturing facilities. In addition, we are currently named as a potentially responsible party (PRP) at several Superfund sites in the United States. In December 1999, we recorded a remediation reserve of $3.0 million with respect to our involvement in these matters, which was recorded as a component of operating expense. This represents our best estimate of the undiscounted future obligation based on our evaluations and discussions with outside counsel and independent consultants, and the current facts and circumstances related to these matters. We recorded this liability because certain events occurred, including the identification of other PRPs, an assessment of potential remediation solutions and direction from the government for the remedial action plan that clarified our level of involvement in these matters and our relationship to other PRPs. This led us to conclude that it was probable a liability had been incurred. Through March 31, 2002, we incurred costs of $0.4 million, which were charged against this accrual.

     In addition to the amount currently reserved, we may be subject to loss contingencies related to these matters estimated to be up to an additional $3.0 million. We believe that such undiscounted unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. The reserved and unreserved liabilities for all environmental concerns could change substantially in the near term due to factors such as the nature and

                                KENNAMETAL INC.

     extent of contamination, changes in remedial requirements, technological changes, discovery of new information, the financial strength of other PRPs, the identification of new PRPs and the involvement of and direction taken by government agencies on these matters.

     We maintain a Corporate Environmental, Health and Safety (EH&S) Department, as well as an EH&S Policy Committee, to ensure compliance with environmental regulations and to monitor and oversee remediation activities. In addition, we have established an EH&S administrator at each of our global manufacturing facilities. Our financial management team periodically meets with members of the Corporate EH&S Department and the Corporate Legal Department to review and evaluate the status of environmental projects and contingencies. On a quarterly basis, we establish or adjust financial provisions and reserves for environmental contingencies in accordance with Statement of Financial Accounting Standard
     (SFAS) No. 5, "Accounting for Contingencies."

 4. For purposes of determining the number of dilutive shares outstanding, weighted average shares outstanding for basic earnings per share calculations were increased due solely to the dilutive effect of unexercised stock options for the three and nine months ended March 31, 2002 and 2001. Unexercised stock options to purchase our capital stock of 0.6 million and
    1.5 million for the three months ended March 31, 2002 and 2001, respectively, and 1.2 million and 1.6 million shares for the nine months ended March 31, 2002 and 2001, respectively, are not included in the computation of diluted earnings per share because the option price was greater than the average market price.

 5. Comprehensive income for the three and nine months ended March 31, 2002 and 2001 is as follows (in thousands):

                                                      THREE MONTHS         NINE MONTHS
                                                     ENDED MARCH 31,     ENDED MARCH 31,
                                                    -----------------   ------------------
                                                     2002      2001      2002       2001
                                                     ----      ----      ----       ----
    Net income....................................  $13,144   $20,394   $23,128   $ 43,260
    Cumulative effect of change in accounting
      principle, net of tax.......................       --        --        --      1,571
    Unrealized gain (loss) on derivatives
      designated and qualified as cash flow
      hedges, net of tax..........................    1,547      (533)    1,058     (2,673)
    Reclassification of net unrealized gains on
      matured derivatives, net of tax.............     (362)     (319)   (1,412)      (832)
    Unrealized gain (loss) on marketable equity
      securities available-for-sale, net of tax...    1,120      (920)   (1,506)    (6,791)
    Minimum pension liability adjustment, net of
      tax.........................................       49        43      (105)        44
    Foreign currency translation adjustments......    1,441    (5,078)    5,276    (12,189)
                                                    -------   -------   -------   --------
    Comprehensive income..........................  $16,939   $13,587   $26,439   $ 22,390
                                                    =======   =======   =======   ========

                                KENNAMETAL INC.

     The components of accumulated other comprehensive loss consist of the following (in thousands):

                                                                  MARCH 31,   JUNE 30,
                                                                    2002        2001
                                                                  ---------   --------
    Unrealized gain (loss) on marketable equity securities
      available-for-sale, net of tax............................  $   (222)   $  1,284
    Unrealized losses on derivatives designated and qualified as
      cash flow hedges, net of tax..............................    (2,875)     (2,522)
    Minimum pension liability adjustment, net of tax............    (3,625)     (3,520)
    Foreign currency translation adjustments....................   (61,856)    (67,132)
                                                                  --------    --------
    Total accumulated other comprehensive loss..................  $(68,578)   $(71,890)
                                                                  ========    ========

 6. On July 1, 2000, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in the recording of current assets of $1.6 million, long-term assets of $1.4 million, current liabilities of $1.3 million, long-term liabilities of $0.7 million, a decrease in accumulated other comprehensive loss of $1.6 million, net of tax, and a loss from the cumulative effect from the change in accounting principle of $0.6 million, net of tax. We recognized expense of less than $0.1 million and $0.6 million for the three months ended March 31, 2002 and 2001, respectively, and expense of $0.1 million and $0.7 million for the nine months ended March 31, 2002 and 2001, respectively, as a component of other expense (income), net related to hedge ineffectiveness. Based upon foreign exchange and interest rates at March 31, 2002, we expect to recognize into earnings in the next 12 months net current liabilities of $5.1 million related to outstanding derivative instruments and net gains of $0.2 million, recorded in accumulated other comprehensive loss, related to expired derivative instruments.

 7. Effective July 1, 2001, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which establishes new accounting and reporting requirements for goodwill and other intangible assets, including new measurement techniques for evaluating the recoverability of such assets. Under SFAS No. 142, all goodwill amortization ceased effective July 1, 2001. Material amounts of recorded goodwill attributable to each of our reporting units, including those affected by the restructuring program announced in November 2001 (see Note 8), were tested for impairment by comparing the fair value of each reporting unit with its carrying value. As a result of the adoption of this rule, we expect to record a non-cash charge of $230 million to $260 million, specific to the electronics (AMSG segment) and the industrial product group (MSSG segment) businesses, which were acquired in 1998 as part of Greenfield Industries. The fair values of these reporting units were determined using a combination of a discounted cash flow analysis and market multiples based upon historical and projected financial information. The final phase of testing, which will narrow this range to an actual charge, is expected to be completed during the June 2002 quarter. The initial phase of the impairment tests were required to be performed within six months of adoption of SFAS No. 142, or December 31, 2001, and are required at least annually thereafter. On an ongoing basis (absent any impairment indicators), we expect to perform our impairment tests during the June quarter, in connection with our annual planning process.

     Under SFAS No. 142, the impairment adjustment recognized at adoption of this standard will be reflected as a cumulative effect of a change in accounting principle, effective July 1, 2001.

                                KENNAMETAL INC.

     Impairment adjustments recognized after adoption, if any, are required to be recognized as a component of operating expense.

     Changes in the carrying amounts of goodwill since June 30, 2001 primarily relate to the translation effects of goodwill on non-dollar functional currency subsidiaries. The carrying amount of goodwill attributable to each segment, before the anticipated non-cash charge from the adoption of SFAS No. 142, at March 31, 2002 and June 30, 2001 is as follows (in thousands):

                                                                    MARCH 31,   JUNE 30,
                                                                      2002        2001
                                                                    ---------   --------
        MSSG......................................................  $315,801    $315,463
        AMSG......................................................   249,699     249,345
        J&L Industrial Supply.....................................    45,748      45,748
        Full Service Supply.......................................     4,707       4,707
                                                                    --------    --------
        Total.....................................................  $615,955    $615,263
                                                                    ========    ========

     In connection with adopting SFAS No. 142, we also reassessed the useful lives and the classification of our identifiable intangible assets and determined that they continue to be appropriate. The remaining lives of these assets primarily range from one to four years. The components of our amortized intangible assets are as follows (in thousands):

                                                MARCH 31, 2002                   JUNE 30, 2001
                                         -----------------------------   -----------------------------
                                         GROSS CARRYING   ACCUMULATED    GROSS CARRYING   ACCUMULATED
                                             AMOUNT       AMORTIZATION       AMOUNT       AMORTIZATION
                                         --------------   ------------   --------------   ------------
    Contract based.....................     $11,515         $ (9,177)       $12,098         $ (7,969)
    Technology based and other.........       4,742           (3,041)         5,098           (2,817)
    Intangible pension asset...........       3,125               --          3,087               --
                                            -------         --------        -------         --------
    Total..............................     $19,382         $(12,218)       $20,283         $(10,786)
                                            =======         ========        =======         ========

     Amortization expense for intangible assets was $0.7 million and $2.1 million for the three and nine months ended March 31, 2002, respectively. Estimated amortization expense for the remainder of 2002 and the five succeeding years are as follows (in thousands):


2002 (remainder)............................................   $  647
2003........................................................    1,931
2004........................................................      644
2005........................................................      283
2006........................................................      219
2007........................................................       90

     Actual results of operations for the three and nine months ended March 31, 2002 and pro forma results of operations for the three and nine months ended March 31, 2001 had we

                                KENNAMETAL INC.

     applied the non-amortization provisions of SFAS No. 142 in these periods are as follows (in thousands, except per share amounts):

                                                THREE MONTHS         NINE MONTHS
                                               ENDED MARCH 31,     ENDED MARCH 31,
                                              -----------------   -----------------
                                               2002      2001      2002      2001
                                               ----      ----      ----      ----
Reported net income.........................  $13,144   $20,394   $23,128   $43,260
Add: goodwill amortization, net of tax......       --     5,486        --    14,707
                                              -------   -------   -------   -------
Adjusted net income.........................  $13,144   $25,880   $23.128   $57,967
                                              =======   =======   =======   =======
Basic earnings per share:
  Reported net income.......................  $  0.42   $  0.67   $  0.75   $  1.42
  Goodwill amortization.....................       --      0.18        --      0.48
                                              -------   -------   -------   -------
  Adjusted net income.......................  $  0.42   $  0.85   $  0.75   $  1.90
                                              =======   =======   =======   =======
Diluted earnings per share:
  Reported net income.......................  $  0.42   $  0.66   $  0.74   $  1.41
  Goodwill amortization.....................       --      0.18        --      0.48
                                              -------   -------   -------   -------
  Adjusted net income.......................  $  0.42   $  0.84   $  0.74   $  1.89
                                              =======   =======   =======   =======

 8. In November 2001, we announced a restructuring program whereby we expect to recognize special charges of $15 million to $20 million, including period costs of $5 million to $6 million, for the closure of three manufacturing locations and the relocation of the production of a certain product line from another plant, and associated work force reductions. This was done in response to continued steep declines in the end market demand in the electronics and industrial product group's businesses. Additionally, we have implemented other worldwide work force reductions in these segments in reaction to the declines in our end markets. These actions are expected to improve our competitiveness and we expect to be completed by the end of fiscal 2002.

     We implemented the measures associated with the closing and consolidation of the AMSG electronics facility in Chicago, IL, and MSSG industrial product group's Pine Bluff, AR and Monticello, IN locations. As a result, we recorded restructuring charges of $0.3 million and $12.0 million, respectively, for the three and nine months ended March 31, 2002 related to exit costs associated with these actions, including severance for substantially all 298 employees at these facilities. Additionally in the December 2001 quarter, as part of the closure of the electronics plant, we recorded a non-cash charge of $0.8 million, net of salvage value, associated with the abandonment and scrapping of inventory. This charge was recorded as a component of cost of goods sold. In the March 2002 quarter, we recorded a charge of $1.5 million related to severance for 72 individuals, primarily in the MSSG segment. The total charge to date of $14.3 million includes non-cash items of $6.2 million.

     Through March 31, 2002, we incurred cash expenditures of $4.3 million, resulting in an accrual of $3.8 million at March 31, 2002. We incurred period costs associated with these actions of $0.7 million and $1.0 million, respectively, for the three and nine months ended March 31, 2002, which were expensed as incurred as a component of cost of sales.

                                KENNAMETAL INC.

     In 2001, we began to implement a business improvement plan in the J&L Industrial Supply (J&L) and Full Service Supply (FSS) segments. We expect to substantially complete this plan by the end of fiscal 2002. In the J&L segment for the three and nine months ended March 31, 2002, we recorded restructuring and asset impairment charges of $1.9 million and $8.9 million, respectively. The charge for the March 2002 quarter is comprised of $1.3 million for the closure of 10 satellites and two warehouses and call centers and $0.6 million for severance for 25 individuals. Additionally, as part of the facility closures, we recorded a charge of $0.5 million, net of salvage value, associated with the abandonment and scrapping of inventory at these locations. This charge was recorded as a component of cost of goods sold.

     For the nine months ended March 31, 2002, the charges for J&L are comprised of a write-down of a portion of the book value of a business system of $5.3 million, $1.9 million for severance for 60 individuals, $1.5 million for facility closures and $0.2 million for the closure of the German operations. Additionally, as part of the closure of the German operations, we recorded a non-cash charge of $0.4 million, net of salvage value, in the December 2001 quarter associated with the abandonment and liquidation of inventory in these operations. This charge was recorded as a component of cost of goods sold.

     In anticipation of migrating to a new business system, J&L capitalized costs associated with the development of system functionality specifically designed for the J&L business. In the December 2001 quarter, after further evaluation of the development of the system, we determined it was no longer feasible that J&L would use this portion of the business system because the vendor ceased supporting the system. Therefore, we recorded a non-cash charge of $5.3 million, representing the portion of costs capitalized in connection with system enhancements specifically for the J&L business.

     In the FSS segment for the three and nine months ended March 31, 2002, we recorded restructuring charges of $0.2 million and $0.3 million, respectively, for severance related to nine and 16 individuals, respectively. Additionally in our core business in 2001, we took actions to reduce our salaried work force in response to the weakened U.S. manufacturing sector. This core-business resize program is completed.

     The costs accrued for all restructuring activities were based on estimates using the latest information available at the time that the accrual was established. We continue to review our business strategies and pursue other cost-reduction activities in all business segments, some of which could result in future charges. Charges incurred for the nine months ended

                                KENNAMETAL INC.

     March 31, 2002 and the restructuring accrual at March 31, 2002 are as follows (in thousands):

                                            RESTRUCTURING
                                               EXPENSE
                                 JUNE 30,      FOR NEW        EXPENSE      NON-CASH         CASH       MARCH 31,
                                   2001      INITIATIVES    ADJUSTMENTS   ADJUSTMENTS   EXPENDITURES     2002
                                 --------   -------------   -----------   -----------   ------------   ---------
    J&L business improvement
      program:
      Employee severance.......   $  251       $1,897          $  6         $    --       $(2,072)      $   82
      Facility closures........      940        1,690            93            (572)       (1,088)       1,063
      Business system..........       --        5,257            --          (5,257)           --           --
    FSS business improvement
      program..................      141          372           (71)             --          (429)          13
    Core-business resize
      program..................    2,336           --           (77)             --        (1,808)         451
                                  ------       ------          ----         -------       -------       ------
    Total......................   $3,668       $9,216          $(49)        $(5,829)      $(5,397)      $1,609
                                  ======       ======          ====         =======       =======       ======

     The expense adjustments for the facility closures were due to incremental costs incurred to exit these facilities. The other expense adjustments relate to reductions in actual amounts paid for severance costs compared to what was initially anticipated. We recorded expense adjustments as a component of restructuring and asset impairment charge.

     In 2000, we announced plans to close, consolidate or downsize several plants, warehouses and offices, and associated work force reductions as part of our overall plan to increase asset utilization and financial performance, and to reposition Kennametal to become the premier tooling solutions supplier. The costs charged against the restructuring accrual for the 2000 programs as of March 31, 2002 were as follows (in thousands):

                                                 JUNE 30,       CASH         EXPENSE     MARCH 31,
                                                   2001     EXPENDITURES   ADJUSTMENTS     2001
                                                 --------   ------------   -----------   ---------
    Employee severance.........................   $  153      $  (130)        $ (3)        $ 20
    Facility rationalizations..................    2,269       (1,392)         (27)         850
                                                  ------      -------         ----         ----
      Total....................................   $2,422      $(1,522)        $(30)        $870
                                                  ======      =======         ====         ====

     In 1999, we implemented restructuring programs to reduce costs, improve operations and enhance customer satisfaction. Accruals for these 1999 programs were $0.1 million at March 31, 2002. Costs charged against the accrual for the voluntary early retirement plan for the nine months ended March 31, 2002 were $0.3 million.

 9. We operate four global business units consisting of Metalworking Solutions & Services Group (MSSG), Advanced Materials Solutions Group (AMSG), J&L and FSS, and corporate functional shared services. Our external sales, intersegment sales and operating income by

                                KENNAMETAL INC.

    segment for the three and nine months ended March 31, 2002 and 2001 are as follows (in thousands):

                                                 THREE MONTHS          NINE MONTHS ENDED
                                                ENDED MARCH 31,            MARCH 31,
                                              -------------------   -----------------------
                                                2002       2001        2002         2001
                                                ----       ----        ----         ----
    External sales:
      MSSG..................................  $224,971   $260,098   $  666,006   $  754,759
      AMSG..................................    72,879     91,858      227,498      263,746
      J&L Industrial Supply.................    58,873     74,504      173,997      224,708
      Full Service Supply...................    37,129     41,731      113,343      122,178
                                              --------   --------   ----------   ----------
    Total external sales....................  $393,852   $468,191   $1,180,844   $1,365,391
                                              ========   ========   ==========   ==========
    Intersegment sales:
      MSSG..................................  $ 29,071   $ 31,241   $   86,680   $   80,481
      AMSG..................................     5,934      7,352       18,014       21,024
      J&L Industrial Supply.................       533        981        1,602        3,026
      Full Service Supply...................       639        787        1,995        4,562
                                              --------   --------   ----------   ----------
    Total intersegment sales................  $ 36,177   $ 40,361   $  108,291   $  109,093
                                              ========   ========   ==========   ==========
    Total sales:
      MSSG..................................  $254,042   $291,339   $  752,686   $  835,240
      AMSG..................................    78,813     99,210      245,512      284,770
      J&L Industrial Supply.................    59,406     75,485      175,599      227,734
      Full Service Supply...................    37,768     42,518      115,338      126,740
                                              --------   --------   ----------   ----------
    Total sales.............................  $430,029   $508,552   $1,289,135   $1,474,484
                                              ========   ========   ==========   ==========
    Operating income (loss):
      MSSG..................................  $ 25,999   $ 38,318   $   68,080   $   98,930
      AMSG..................................     6,988     12,188       16,699       32,118
      J&L Industrial Supply.................     1,208      2,896       (1,725)       4,533
      Full Service Supply...................       380      2,125        1,799        5,944
      Corporate and eliminations............    (7,295)    (6,155)     (24,370)     (19,390)
                                              --------   --------   ----------   ----------
    Total operating income..................  $ 27,280   $ 49,372   $   60,483   $  122,135
                                              ========   ========   ==========   ==========

     J&L operating income was reduced for costs associated with restructuring and asset impairment charges of $2.4 million and $1.8 million for the three months ended March 31, 2002 and 2001, respectively, and $9.8 million and $4.0 million for the nine months ended March 31, 2002 and 2001, respectively. Additionally, operating income for the three and nine months ended March 31, 2001 includes $0.1 million and $2.1 million, respectively, of costs primarily related to the tender offer to acquire the outstanding shares of JLK Direct Distribution Inc. Restructuring charges included in FSS operating income for the three and nine months ended March 31, 2002 were $0.2 million and $0.3 million, respectively, and for the three and nine months ended March 31, 2001 were $0.3 million.

                                KENNAMETAL INC.

     MSSG and AMSG operating income was reduced by $1.9 million and $0.6 million, respectively, for the three months ended March 31, 2002 related to restructuring and related period costs. MSSG, AMSG and Corporate operating income was reduced by $8.1 million, $6.6 million and $0.2 million, respectively, for the nine months ended March 31, 2002 related to restructuring and related period costs, and asset impairment charges. MSSG operating income for the three and nine months ended March 31, 2001 was reduced by $1.0 million related to restructuring and asset impairment charges. AMSG operating income for the three and nine months ended March 31, 2001 includes a $0.3 million credit associated with the net reduction of restructuring and asset impairment liabilities.

10. In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of and supersedes SFAS No. 121. This statement retains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. The provisions of this standard are effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We are currently evaluating the effects of this standard and are preparing a plan for implementation.

     In April 2002, SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued. The Statement updates, clarifies and simplifies existing accounting pronouncements. While the technical corrections to existing pronouncements are not substantive in nature, in some instances, they may change accounting practice. The provisions of this standard related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of this standard must be applied for financial statements issued on or after May 15, 2002, with early application encouraged. We are currently evaluating the effects of SFAS No. 145 and are preparing a plan for implementation.

11. On April 19, 2002, we sold Strong Tool Company, our industrial supply distributor based in Cleveland, Ohio, for $8.6 million comprising cash proceeds of $4.0 million and a seller note for $4.6 million. This action resulted in a pretax loss of $3.5 million and is in line with our strategy to refocus the J&L segment on its core catalog business. Annualized sales of this business were approximately $34 million.

12. On May 3, 2002, we signed a definitive agreement to purchase the Widia Group (Widia) in Europe and India from Milacron Inc. for EUR 188 million (approximately $170 million). The acquisition, which is expected to close in two to three months, remains subject to European regulatory approval and negotiated conditions of closing.

     Widia, with approximately $240 million in sales in calendar 2001, is a leading manufacturer and marketer of metalworking tools, engineered products and related services in Europe and India. Widia has an extensive product line of metalworking consumables, and is a recognized leader in milling applications. Widia employs approximately 3,400 employees, and operates eight manufacturing facilities in Europe and two in India. Widia's German operations will be merged into a new Kennametal European subsidiary at the closing. We currently intend on integrating the operations of the Widia Group into existing operations. Widia sells primarily through direct sales and has sales and service personnel in many European countries.

                                KENNAMETAL INC.

     We plan to fund the acquisition on a permanent basis as part of a comprehensive refinancing of our capital structure, the key components of which are expected to be the establishment of a new, three-year revolving credit facility, public term debt, and the issuance of $100-150 million of equity. Sufficient capacity exists under our existing bank credit facilities to fund the acquisition should the transaction close prior to completion of one or all of the planned financing transactions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREOWNERS OF KENNAMETAL INC.

     We have audited the accompanying consolidated balance sheets of Kennametal Inc. (a Pennsylvania corporation) and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of income, shareowners' equity and cash flows for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kennametal Inc. and subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP
Arthur Andersen LLP
Pittsburgh, Pennsylvania

July 20, 2001

                                KENNAMETAL INC.

                   AUDITED CONSOLIDATED STATEMENTS OF INCOME

                                                                 YEAR ENDED JUNE 30
                                                        -------------------------------------
                                                          2001          2000          1999
                                                          ----          ----          ----
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS
Net sales............................................  $1,807,896    $1,866,578    $1,914,961
Cost of goods sold...................................   1,192,176     1,228,685     1,272,090
                                                       ----------    ----------    ----------
Gross profit.........................................     615,720       637,893       642,871
Operating expense....................................     425,641       434,136       455,903
Restructuring and asset impairment charges...........       9,545        18,526        13,937
Amortization of intangibles..........................      24,134        26,452        25,788
                                                       ----------    ----------    ----------
Operating income.....................................     156,400       158,779       147,243
Interest expense.....................................      50,381        55,079        68,594
Other expense, net...................................      11,690         3,289           239
                                                       ----------    ----------    ----------
Income before provision for income taxes and minority
  interest...........................................      94,329       100,411        78,410
Provision for income taxes...........................      37,300        43,700        32,900
Minority interest....................................       3,142         4,734         6,394
                                                       ----------    ----------    ----------
Income before extraordinary loss and cumulative
  effect of change in accounting principle...........      53,887        51,977        39,116
Extraordinary loss on early extinguishment of debt,
  net of tax of $178.................................          --          (267)           --
Cumulative effect of change in accounting principle,
  net of tax of $399.................................        (599)           --            --
                                                       ----------    ----------    ----------
Net income...........................................  $   53,288    $   51,710    $   39,116
                                                       ==========    ==========    ==========
PER SHARE DATA
Basic earnings per share before extraordinary loss
  and cumulative effect of change in accounting
  principle..........................................  $     1.76    $     1.72    $     1.31
Extraordinary loss per share.........................          --         (0.01)           --
Cumulative effect of change in accounting principle
  per share..........................................       (0.02)           --            --
                                                       ----------    ----------    ----------
Basic earnings per share.............................  $     1.74    $     1.71    $     1.31
                                                       ==========    ==========    ==========
Diluted earnings per share before extraordinary loss
  and cumulative effect of change in accounting
  principle..........................................  $     1.75    $     1.71    $     1.31
Extraordinary loss per share.........................          --         (0.01)           --
Cumulative effect of change in accounting principle
  per share..........................................       (0.02)           --            --
                                                       ----------    ----------    ----------
Diluted earnings per share...........................  $     1.73    $     1.70    $     1.31
                                                       ==========    ==========    ==========
Dividends per share..................................  $     0.68    $     0.68    $     0.68
                                                       ==========    ==========    ==========
Basic weighted average shares outstanding............      30,560        30,263        29,917
                                                       ==========    ==========    ==========
Diluted weighted average shares outstanding..........      30,749        30,364        29,960
                                                       ==========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                                KENNAMETAL INC.

                      AUDITED CONSOLIDATED BALANCE SHEETS

                                                                   AS OF JUNE 30
                                                                ------------------
                                                                 2001         2000
                                                                 ----         ----
                                                                  (IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
                           ASSETS
Current assets:
  Cash and equivalents......................................  $   12,940   $   22,323
  Marketable equity securities available-for-sale...........      12,419       27,614
  Accounts receivable, less allowance for doubtful accounts
    of $7,999 and $12,214...................................     206,175      231,917
  Inventories...............................................     373,221      410,885
  Deferred income taxes.....................................      57,452       42,911
  Other current assets......................................      18,989       13,065
                                                              ----------   ----------
Total current assets........................................     681,196      748,715
                                                              ----------   ----------
Property, plant and equipment:
  Land and buildings........................................     227,382      230,448
  Machinery and equipment...................................     776,494      720,556
  Less accumulated depreciation.............................    (531,002)    (452,220)
                                                              ----------   ----------
Net property, plant and equipment...........................     472,874      498,784
                                                              ----------   ----------
Other assets:
  Investments in affiliated companies.......................       3,875        2,571
  Intangible assets, less accumulated amortization of
    $108,675 and $88,458....................................     624,760      661,172
  Other.....................................................      42,737       29,879
                                                              ----------   ----------
Total other assets..........................................     671,372      693,622
                                                              ----------   ----------
Total assets................................................  $1,825,442   $1,941,121
                                                              ==========   ==========
                        LIABILITIES
Current liabilities:
  Current maturities of long-term debt and capital leases...  $    2,031   $    3,855
  Notes payable to banks....................................      22,499       57,701
  Accounts payable..........................................     118,073      118,908
  Accrued income taxes......................................      16,425       30,226
  Accrued vacation pay......................................      29,134       28,217
  Accrued payroll...........................................      22,189       20,605
  Other current liabilities.................................      84,134       91,800
                                                              ----------   ----------
Total current liabilities...................................     294,485      351,312
                                                              ----------   ----------
Long-term debt and capital leases, less current
  maturities................................................     582,585      637,686
Deferred income taxes.......................................      53,844       31,727
Other liabilities...........................................      87,898       85,036
                                                              ----------   ----------
Total liabilities...........................................   1,018,812    1,105,761
                                                              ----------   ----------
Minority interest in consolidated subsidiaries..............       9,861       55,106
                                                              ----------   ----------
SHAREOWNERS' EQUITY
Preferred stock, no par value; 5,000 shares authorized; none
  issued....................................................          --           --
Capital stock, $1.25 par value; 70,000 shares authorized;
  33,615 and 33,200 shares issued...........................      42,018       41,500
Additional paid-in capital..................................     353,804      335,314
Retained earnings...........................................     540,965      508,733
Treasury stock, at cost; 2,774 and 2,677 shares held........     (65,963)     (55,236)
Unearned compensation.......................................      (2,165)      (2,814)
Accumulated other comprehensive loss........................     (71,890)     (47,243)
                                                              ----------   ----------
Total shareowners' equity...................................     796,769      780,254
                                                              ----------   ----------
Total liabilities and shareowners' equity...................  $1,825,442   $1,941,121
                                                              ==========   ==========

        The accompanying notes are an integral part of these statements.

                                KENNAMETAL INC.

                 AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED JUNE 30
                                                              ---------------------------------
                                                                2001        2000        1999
                                                                ----        ----        ----
                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $  53,288   $  51,710   $  39,116
Adjustments for non-cash items:
    Depreciation............................................     73,163      75,194      70,203
    Amortization............................................     24,134      26,452      25,788
    Loss on divestiture.....................................      5,781          --          --
    Restructuring and asset impairment charges..............      4,325       6,378      17,119
    Cumulative effect of change in accounting principle, net
      of tax................................................        599          --          --
    Loss on early extinguishment of debt, net of tax........         --         267          --
    Other...................................................     12,362      11,472       6,583
Changes in certain assets and liabilities, net of effects of acquisitions and divestitures:
    Accounts receivable.....................................      9,620     (17,257)     25,973
    Proceeds from accounts receivable securitization........      5,200       6,500      82,000
    Inventories.............................................     19,894      14,331      (3,867)
    Accounts payable and accrued liabilities................       (827)     44,968     (32,701)
    Other...................................................    (19,983)      1,192      (3,662)
                                                              ---------   ---------   ---------
Net cash flow from operating activities.....................    187,556     221,207     226,552
                                                              ---------   ---------   ---------
INVESTING ACTIVITIES
Purchases of property, plant and equipment..................    (59,929)    (50,663)    (94,993)
Disposals of property, plant and equipment..................      4,227       8,109       9,555
Purchase of marketable equity securities....................         --          --     (12,162)
Acquisitions, net of cash...................................         --          --      (5,164)
Divestitures, net of cash...................................        729          --       1,617
Purchase of subsidiary stock................................    (47,505)         --        (332)
Other.......................................................        (26)       (531)       (503)
                                                              ---------   ---------   ---------
Net cash flow used for investing activities.................   (102,504)    (43,085)   (101,982)
                                                              ---------   ---------   ---------
FINANCING ACTIVITIES
Net increase (decrease) in notes payable....................      4,038     (18,491)    (23,328)
Net increase (decrease) in revolving and other lines of
  credit....................................................    (78,905)    (15,100)     61,800
Term debt borrowings........................................      1,216         378      25,285
Term debt repayments........................................     (2,941)   (129,810)   (170,040)
Dividend reinvestment and employee benefit and stock
  plans.....................................................     22,854      11,276       3,299
Purchase of treasury stock..................................    (16,494)         --          --
Cash dividends paid to shareowners..........................    (21,056)    (20,570)    (20,328)
Other.......................................................       (949)     (1,018)     (1,045)
                                                              ---------   ---------   ---------
Net cash flow used for financing activities.................    (92,237)   (173,335)   (124,357)
                                                              ---------   ---------   ---------
Effect of exchange rate changes on cash and equivalents.....     (2,198)        128      (1,171)
                                                              ---------   ---------   ---------
CASH AND EQUIVALENTS
Net increase (decrease) in cash and equivalents.............     (9,383)      4,915        (958)
Cash and equivalents, beginning of year.....................     22,323      17,408      18,366
                                                              ---------   ---------   ---------
Cash and equivalents, end of year...........................  $  12,940   $  22,323   $  17,408
                                                              =========   =========   =========
SUPPLEMENTAL DISCLOSURES
Interest paid...............................................  $  51,480   $  55,000   $  67,065
Income taxes paid...........................................     36,608      17,092      21,738

        The accompanying notes are an integral part of these statements.

                                KENNAMETAL INC.

             AUDITED CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY

                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                2001       2000       1999
                                                                ----       ----       ----
                                                                      (IN THOUSANDS)
CAPITAL STOCK
Balance at beginning of year................................  $ 41,500   $ 41,128   $ 41,025
Issuance of capital stock under employee benefit and stock
  plans.....................................................       518        372        103
                                                              --------   --------   --------
Balance at end of year......................................    42,018     41,500     41,128
                                                              --------   --------   --------
ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year................................   335,314    325,382    320,645
Dividend reinvestment.......................................     1,511      1,250        340
Issuance of capital stock under employee benefit and stock
  plans.....................................................    16,979      8,682      4,397
                                                              --------   --------   --------
Balance at end of year......................................   353,804    335,314    325,382
                                                              --------   --------   --------
RETAINED EARNINGS
Balance at beginning of year................................   508,733    477,593    458,805
Net income..................................................    53,288     51,710     39,116
Cash dividends..............................................   (21,056)   (20,570)   (20,328)
                                                              --------   --------   --------
Balance at end of year......................................   540,965    508,733    477,593
                                                              --------   --------   --------
TREASURY STOCK
Balance at beginning of year................................   (55,236)   (57,199)   (59,131)
Purchase of treasury stock, at cost.........................   (16,494)        --         --
Dividend reinvestment.......................................     1,284      1,236        392
Issuance of capital stock under employee benefit and stock
  plans.....................................................     4,483        727      1,540
                                                              --------   --------   --------
Balance at end of year......................................   (65,963)   (55,236)   (57,199)
                                                              --------   --------   --------
UNEARNED COMPENSATION
Balance at beginning of year................................    (2,814)    (3,330)        --
Issuance of capital stock under employee benefit and stock
  plans.....................................................    (1,921)    (1,094)    (3,473)
Amortization of unearned compensation.......................     2,570      1,610        143
                                                              --------   --------   --------
Balance at end of year......................................    (2,165)    (2,814)    (3,330)
                                                              --------   --------   --------
ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance at beginning of year................................   (47,243)   (38,443)   (25,884)
Unrealized gain (loss) on marketable equity securities
  available-for-sale, net of tax............................    (7,379)     7,503      1,160
Cumulative effect of change in accounting principle, net of
  tax.......................................................     1,571         --         --
Unrealized losses on derivatives designated and qualified as
  cash flow hedges, net of tax..............................    (2,044)        --         --
Reclassification of unrealized gains or losses on expired
  derivatives, net of tax...................................    (2,049)        --         --
Minimum pension liability adjustment, net of tax............    (2,670)       415     (1,265)
Foreign currency translation adjustments....................   (12,076)   (16,718)   (12,454)
                                                              --------   --------   --------
Other comprehensive loss....................................   (24,647)    (8,800)   (12,559)
                                                              --------   --------   --------
Balance at end of year......................................   (71,890)   (47,243)   (38,443)
                                                              --------   --------   --------
Total shareowners' equity, June 30..........................  $796,769   $780,254   $745,131
                                                              ========   ========   ========
COMPREHENSIVE INCOME
Net income..................................................  $ 53,288   $ 51,710   $ 39,116
Other comprehensive loss....................................   (24,647)    (8,800)   (12,559)
                                                              --------   --------   --------
Comprehensive income........................................  $ 28,641   $ 42,910   $ 26,557
                                                              ========   ========   ========

        The accompanying notes are an integral part of these statements.

                                KENNAMETAL INC.

               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF OPERATIONS

     Kennametal Inc. is a global leader engaged in the manufacture, purchase and distribution of a broad range of tools, tooling systems and solutions to the metalworking, mining, oil and energy industries, and wear-resistant parts for a wide range of industries. Unless otherwise specified, any reference to a "year" is to a fiscal year ended June 30.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The summary of significant accounting policies is presented below to assist evaluating our consolidated financial statements.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Kennametal and majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated.

  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH EQUIVALENTS

     Temporary cash investments having original maturities of three months or less are considered cash equivalents. Cash equivalents principally consist of investments in money market funds and certificates of deposit.

  MARKETABLE EQUITY SECURITIES AVAILABLE-FOR-SALE

     Our investment in marketable equity securities is accounted for as an available-for-sale security under Statement of Financial Accounting Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This investment is reported at fair value, as determined through quoted market sources. The unrealized gain on this investment is recorded as a component of accumulated other comprehensive loss, net of tax.

  ACCOUNTS RECEIVABLE

     Accounts receivable includes $2.8 million and $2.4 million of receivables from affiliates at June 30, 2001 and 2000, respectively.

  INVENTORIES

     Inventories are carried at the lower of cost or market. We use the last-in, first-out (LIFO) method for determining the cost of a significant portion of our U.S. inventories. The cost of the remainder of inventories is determined under the first-in, first-out (FIFO) or average cost methods.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost. Major improvements are capitalized, while maintenance and repairs are expensed as incurred. Retirements and disposals are removed from cost and accumulated depreciation accounts, with the gain or loss reflected in income. Interest is capitalized during the construction of major facilities. Capitalized interest is included in the cost of the constructed asset and is amortized over its estimated useful life.

                                KENNAMETAL INC.

     Depreciation for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets ranging from three to 40 years. Leased property and equipment under capital leases are amortized using the straight-line method over the terms of the related leases.

  INTANGIBLE ASSETS

     Intangible assets, which include the excess of cost over net assets of acquired companies, are amortized using the straight-line method over periods ranging from two to 40 years. We assess the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired entities. The carrying value of goodwill would be adjusted to the present value of the future operating cash flows if it cannot be recovered over its remaining life. The net book value of goodwill is $615.3 million and $647.9 million at June 30, 2001 and 2000, respectively.

  DEFERRED FINANCING FEES

     Fees incurred in connection with new borrowings are capitalized and amortized to interest expense over the life of the related obligation.

  EARNINGS PER SHARE

     Basic earnings per share is computed using the weighted average number of shares outstanding during the period, while diluted earnings per share is calculated to reflect the potential dilution that occurs related to issuance of capital stock under stock option grants. The difference between basic and diluted earnings per share relates solely to the effect of capital stock options.

     For purposes of determining the number of dilutive shares outstanding, weighted average shares outstanding for basic earnings per share calculations were increased for the dilutive effect of unexercised capital stock options by 189,419; 100,653 and 43,453 shares in 2001, 2000 and 1999, respectively. Options to purchase 1.5 million, 1.7 million and 1.8 million shares at June 30, 2001, 2000 and 1999, respectively, are not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price.

  REVENUE RECOGNITION

     We recognize revenue from product sales upon shipment to the customer and title passes.

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs of $18.9 million, $19.2 million and $18.8 million in 2001, 2000 and 1999, respectively, were expensed as incurred.

  SHIPPING AND HANDLING FEES AND COSTS

     All fees billed to customers for shipping and handling are classified as a component of net sales. All costs associated with shipping and handling are classified as a component of cost of goods sold.

     In September 2000, the Emerging Issues Task Force (EITF) finalized EITF Issue 00-10, "Accounting for Shipping and Handling Fees and Costs," to address the diversity in the income statement classification of amounts charged to customers for shipping and handling, as well as for costs incurred related to shipping and handling. The Issue requires all amounts billed to a customer in a sale transaction related to shipping and handling be classified as revenue. The Issue further requires companies to adopt and disclose a policy on the accounting for shipping

                                KENNAMETAL INC.

and handling costs. Such costs may not be netted against revenue, however, disclosure of the amount and classification of these costs is required if material and not included in cost of goods sold. The adoption of this Issue in the June 2001 quarter did not affect reported earnings, however, it resulted in the reclassification of amounts in previously reported financial statements.

  INCOME TAXES

     Deferred income taxes are recognized based on the future income tax effects (using enacted tax laws and rates) of differences in the carrying amounts of assets and liabilities for financial reporting and tax purposes. A valuation allowance is recognized if it is "more likely than not" that some or all of a deferred tax asset will not be realized.

  CHANGE IN ACCOUNTING PRINCIPLE

     On July 1, 2000, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in the recording of current assets of $1.6 million, long-term assets of $1.4 million, current liabilities of $1.3 million, long-term liabilities of $0.7 million, a decrease in accumulated other comprehensive loss of $1.6 million, net of tax, and a loss from the cumulative effect from the change in accounting principle of $0.6 million, net of tax.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of international operations are translated into U.S. dollars using year-end exchange rates, while revenues and expenses are translated at average exchange rates throughout the year. The resulting net translation adjustments are recorded as a component of accumulated other comprehensive loss.

  DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

     From time to time, we use derivative financial instruments to hedge a portion of our exposure to fluctuations in foreign exchange and interest rates. We hedge these exposures in a manner that dampens the effect of changes in foreign exchange and interest rates on consolidated results. We account for derivative instruments as a hedge of the related asset, liability, firm commitment or anticipated transaction when designated as a hedge of such items. We do not enter into derivative transactions for speculative purposes and therefore hold no derivative instruments for trading purposes. Our objective in managing these exposures is to reduce both earnings and cash flow volatility to allow us to focus our attention on our core-business operations.

     Forward contracts, purchased options and range forward contracts, designated as cash flow hedges, hedge anticipated cash flows from cross-border intercompany sales of product and services. These contracts mature at various times through August 2002. Gains and losses realized on these contracts at maturity are recorded in accumulated other comprehensive loss, net of tax, and are recognized as a component of other expense, net when the underlying sales of product or services are recognized into earnings. We recognized expense of $0.8 million as a component of other expense, net, in 2001 related to hedge ineffectiveness. The time value component of the fair value of purchased options and range forwards is excluded from the assessment of hedge effectiveness.

     Floating-to-fixed interest rate swap agreements, designated as cash flow hedges, hedge our exposure to interest rate changes on a portion of our floating rate debt, and mature at various times through June 2003. We record the fair value of these contracts in the balance sheet, with the offset to accumulated other comprehensive loss, net of tax. The difference between the amounts to be received and paid under interest rate swap agreements is recognized in interest expense.

                                KENNAMETAL INC.

     Forward contracts hedging significant cross-border intercompany loans are considered other derivatives and therefore, not eligible for hedge accounting. These contracts are recorded at fair value in the balance sheet, with the offset to other expense, net.

     Based upon foreign exchange and interest rates at June 30, 2001, we expect to recognize into earnings in the next 12 months net current liabilities of $2.1 million related to outstanding derivative instruments and net gains of $0.4 million, recorded in accumulated other comprehensive loss, related to expired derivative instruments.

     We have designated the foreign exchange exposure under our Euro Credit Agreement (see Note 8) as a hedge of our net investment in Euro-based subsidiaries. The objective for this designation is to reduce our exposure to fluctuations in accumulated other comprehensive loss due to exchange rate fluctuations. Changes in the value of borrowings under the Euro Credit Agreement due to exchange rate fluctuations are recorded as a component of cumulative translation adjustment, net of tax. A gain of $13.8 million is recorded as a component of cumulative translation adjustment at June 30, 2001.

     In June 2001, we accelerated the payment of certain intercompany sales of product from foreign subsidiaries. While this transaction did not affect consolidated June 30, 2001 results, it eliminated a significant portion of hedged anticipated transactions, and therefore, we unwound and discontinued hedge accounting for the related derivative contracts. This resulted in the recognition of gains of $0.6 million, net of hedge ineffectiveness of $0.2 million, as a component of other expense, net. A portion of the gain, $0.2 million, has been deferred in accumulated other comprehensive loss and will be recognized in 2002 as the remaining portion of the anticipated transactions are expected to occur in 2002.

  NEW ACCOUNTING STANDARDS

     In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125" was issued. SFAS No. 140 revises criteria for accounting for asset securitizations, other financial-asset transfers and collateral and introduces new disclosures, but otherwise carries forward most of SFAS No. 125's provisions without amendment. SFAS No. 140 has an immediate impact through new disclosure requirements and amendments of the collateral provisions of SFAS No.
125. These changes must be applied for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 did not significantly affect our financial condition at June 30, 2001.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. We do not believe that the prospective adoption of this standard will have a material impact on our consolidated results for 2002.

     SFAS No. 142 changes the accounting for goodwill and certain other intangible assets from an amortization method to an impairment only approach. We adopted SFAS No. 142 effective July 1, 2001 and therefore, all goodwill will no longer be amortized to earnings. We will continue to amortize all non-goodwill intangible assets (i.e. patents, non-compete agreements) over their existing remaining useful lives. We are required to complete a transitional goodwill impairment test for all goodwill, at the reporting unit level, by December 31, 2001 and are currently preparing for this test. We incurred expense in 2001 of $21.0 million related to amortizing goodwill.

     SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies

                                KENNAMETAL INC.

to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. We are required to adopt this standard on July 1, 2002 and are preparing a plan for implementation.

  RECLASSIFICATIONS

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the current-year presentation.

NOTE 3--ACQUISITIONS AND DIVESTITURES

     In the December 1999 quarter, we engaged an investment bank to explore strategic alternatives regarding our 83 percent-owned subsidiary, JLK Direct Distribution Inc. (JLK), including a possible divestiture. At that time, we believed a divestiture might enhance growth prospects for both Kennametal and JLK by allowing each company to focus on its core competencies. We completed a thorough and disciplined process of evaluating strategic alternatives and on May 2, 2000, decided to terminate consideration of a possible divestiture at that time. We incurred and expensed $0.8 million in costs associated with this evaluation in 2000.

     On July 20, 2000, we proposed to the Board of Directors of JLK to acquire the outstanding shares of JLK we did not already own. On September 11, 2000, we announced a definitive merger agreement with JLK to acquire all the outstanding minority shares. Pursuant to the agreement, JLK agreed to commence a cash tender offer for all of its shares of Class A Common Stock at a price of $8.75 per share. The tender offer commenced on October 3, 2000 and expired on November 15, 2000 resulting in JLK reacquiring 4.3 million shares for $37.5 million. Following JLK's purchase of shares in the tender offer, we acquired these shares at the same price in a merger. We incurred transaction costs of $3.3 million, which were included in the total cost of the transaction. JLK incurred costs of $2.1 million associated with the transaction, which were expensed as incurred. The transaction was unanimously approved by the JLK Board of Directors, including its special committee comprised of independent directors of the JLK Board.

     In July 2000, Kennametal, JLK and the JLK directors (including one former director) were named as defendants in several putative class action lawsuits. The lawsuits sought an injunction, rescission, damages, costs and attorney fees in connection with our proposal to acquire the outstanding shares of JLK.

     On November 3, 2000, we entered into a Memorandum of Understanding (MOU) with respect to a proposed settlement of the lawsuits. The proposed settlement would provide for complete releases of the defendants, as well as among other persons their affiliates and representatives, and would extinguish and enjoin all claims that have been, could have been or could be asserted by or on behalf of any member of the class against the defendants which in any manner relate to the allegations, facts or other matters raised in the lawsuits or which otherwise relate in any manner to the agreement, the offer and the merger. The MOU also provided, among other matters, for the payment by JLK of up to approximately $0.3 million in attorneys' fees and expenses to plaintiffs' counsel. The final settlement of the lawsuits was approved through a definitive stipulation of settlement in June 2001, and no other payment was made.

     In April 2001, we sold ATS Industrial Supply, Inc., our industrial supply distributor based in Salt Lake City, Utah, for $6.8 million comprising cash proceeds of $1.0 million and a seller note for $5.8 million. This action resulted in a pretax loss of approximately $5.8 million and is in line with our strategy to refocus the J&L segment on its core catalog business. Annualized sales of this business were approximately $17 million.

                                KENNAMETAL INC.

NOTE 4--MARKETABLE EQUITY SECURITIES AVAILABLE-FOR-SALE

     On January 18, 1999, we entered into a business cooperation agreement with Toshiba Tungaloy Co., Ltd. (TT), a leading Japanese manufacturer of consumable metalcutting products, to enhance the global business prospects of both companies. The agreement includes various joint activities in areas such as product research and development, private labeling, cross-licensing, and sales and marketing. As part of the agreement, we purchased approximately 4.9 percent of the outstanding shares of TT in a private transaction from TT's largest shareholder, Toshiba Corporation, for $15.9 million, including the costs of the transaction. In order to enter into this agreement, we purchased the shares at a predetermined price and therefore, realized a one-time charge of $3.8 million due to the difference between the cost ($15.9 million) and the fair market value of the securities on the date the securities were purchased ($12.1 million). Due to the provisions of this agreement, we were not able to record this difference as an asset. This charge was recorded as a component of operating expense. The gross unrealized gain on this investment is $2.1 million and $14.2 million at June 30, 2001 and 2000, respectively.

NOTE 5--ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

     On June 18, 1999, we entered into an agreement with a financial institution whereby we securitize, on a continuous basis, an undivided interest in a specific pool of our domestic trade accounts receivable. Pursuant to this agreement, we, and several of our domestic subsidiaries, sell our domestic accounts receivable to Kennametal Receivables Corporation, a wholly-owned, bankruptcy-remote subsidiary (KRC). KRC was formed to purchase these accounts receivable and sell participating interests in such accounts receivable to the financial institution which, in turn, purchases and receives ownership and security interests in those assets. As collections reduce the amount of accounts receivable included in the pool, we sell new accounts receivable to KRC which, in turn, securitizes these new accounts receivable with the financial institution.

     We are permitted to securitize up to $100.0 million of accounts receivable under this agreement. The financial institution charges us fees based on the level of accounts receivable securitized under this agreement and the commercial paper market rates plus the financial institution's cost to administer the program. The costs incurred under this program, $5.7 million, $5.2 million and $0.2 million in 2001, 2000 and 1999, respectively, are accounted for as a component of other expense, net. At June 30, 2001 and 2000, we securitized accounts receivable of $93.7 million and $88.5 million, respectively, under this program. Our retained interests in securitized accounts receivable is not considered material. In 1999, the proceeds from the securitization were used to permanently reduce a portion of our long-term debt (see Note 8).

NOTE 6--INVENTORIES

     Inventories consisted of the following:

                                                                2001       2000
                                                                ----       ----
                                                                (IN THOUSANDS)
Finished goods..............................................  $284,801   $306,334
Work in process and powder blends...........................    94,231     96,101
Raw materials and supplies..................................    32,130     35,707
                                                              --------   --------
Inventories at current cost.................................   411,162    438,142
Less LIFO valuation.........................................   (37,941)   (27,257)
                                                              --------   --------
Total inventories...........................................  $373,221   $410,885
                                                              ========   ========

     We used the LIFO method of valuing our inventories for approximately 44 and 45 percent of total inventories at June 30, 2001 and 2000, respectively. We use the LIFO method in order to

                                KENNAMETAL INC.

more closely match current costs with current revenues, thereby reducing the effects of inflation on earnings. In 2001, we recognized $3.6 million primarily related to the scrapping of certain product lines that were discontinued as part of a program to streamline and optimize our catalog product offering (see Note
13). In 1999, we recognized a similar charge of $6.9 million in our global metalworking product offering (see Note 13).

NOTE 7--OTHER CURRENT LIABILITIES

     Other current liabilities consisted of the following:

                                                               2001      2000
                                                               ----      ----
                                                               (IN THOUSANDS)
Accrued employee benefits...................................  $21,829   $25,787
Payroll, state and local taxes..............................    9,568     8,255
Accrued interest expense....................................    2,803     5,123
Other accrued expenses......................................   49,934    52,635
                                                              -------   -------
Total other current liabilities.............................  $84,134   $91,800
                                                              =======   =======

NOTE 8--LONG-TERM DEBT AND CAPITAL LEASES

     Long-term debt and capital lease obligations consisted of the following:

                                                                2001       2000
                                                                ----       ----
                                                                (IN THOUSANDS)
Bank Credit Agreement, revolving credit loans, 4.705% to
  5.805% in 2001 and 7.030% to 7.530% in 2000, due in
  2003......................................................  $375,000   $606,000
Euro Credit Agreement, revolving credit loans, 5.648% in
  2001, due in 2004.........................................   179,140         --
Borrowings outside the U.S., varying from 1.12% to 14.50% in
  2001 and 1.00% to 14.50% in 2000, due in installments
  through 2013..............................................    13,840     18,798
Lease of office facilities with terms expiring through 2008
  at 4.56% to 7.50%.........................................     7,906      7,815
Other.......................................................     8,730      8,928
                                                              --------   --------
Total debt and capital leases...............................   584,616    641,541
                                                              --------   --------
Less current maturities:
     Long-term debt.........................................      (524)    (2,918)
     Capital leases.........................................    (1,507)      (937)
                                                              --------   --------
Total current maturities....................................    (2,031)    (3,855)
                                                              --------   --------
Long-term debt and capital leases...........................  $582,585   $637,686
                                                              ========   ========

     In 1998, we entered into a $1.4 billion Bank Credit Agreement. Subject to certain conditions, the Bank Credit Agreement permitted term loans of up to $500.0 million and revolving credit loans of up to $900.0 million for working capital, capital expenditures and general corporate purposes. At June 30, 2001, interest payable under revolving credit loans is based on LIBOR plus 0.625%. The Bank Credit Agreement also includes a commitment fee on the revolving credit loans of 0.15% of the unused balance.

     The Bank Credit Agreement also contains various restrictive and affirmative covenants requiring the maintenance of certain financial ratios. The term loan was repaid in November 1999. This resulted in an acceleration of the write-off of deferred financing fees of $0.4 million, which was recorded as an extraordinary loss of $0.3 million, net of tax. The revolving credit loans

                                KENNAMETAL INC.

mature on August 31, 2002. In 1999, the term loan was permanently reduced with the net proceeds received from the accounts receivable securitization program (see Note 5).

     On December 20, 2000, we entered into a EUR 212.0 million Euro-denominated revolving credit facility (Euro Credit Agreement) to hedge the foreign exchange exposure of our net investment in Euro-based subsidiaries and to diversify our interest rate exposure. Amounts borrowed under the Euro Credit Agreement are required to be used to repay indebtedness under the Bank Credit Agreement and, to the extent the Bank Credit Agreement is repaid, for working capital and general corporate purposes. At June 30, 2001, the Euro Credit Agreement bears interest at EURIBOR plus 0.875%, includes a commitment fee of 0.25% of the unused balance and matures in December 2003.

     On January 8, 2001, we borrowed EUR 212.0 million under this facility to meet our obligation under then outstanding Euro-denominated forward contracts. The proceeds from the Euro-denominated forward contracts of $191.1 million were used to repay amounts borrowed under the Bank Credit Agreement. Subsequently, the availability under the Bank Credit Agreement was permanently reduced to $700.0 million, resulting in a write-down of a portion of deferred financing fees of $0.3 million. This charge was recorded as a component of interest expense.

     Future principal maturities of long-term debt are $0.5 million, $388.7 million, $179.4 million, $0.2 million and $0.2 million, respectively, in 2002 through 2006.

     Future minimum lease payments under capital leases for the next five years in total are as follows:

                                                               (IN THOUSANDS)
                                                               --------------
2002........................................................      $ 1,851
2003........................................................        1,668
2004........................................................        1,226
2005........................................................          884
2006........................................................        2,104
After 2006..................................................        1,373
                                                                  -------
Total future minimum lease payments.........................        9,106
Less amount representing interest...........................       (1,200)
                                                                  -------
Present value of minimum lease payments.....................      $ 7,906
                                                                  =======

NOTE 9--NOTES PAYABLE AND LINES OF CREDIT

     Notes payable to banks of $22.5 million and $57.7 million at June 30, 2001 and 2000, respectively, represent short-term borrowings under U.S. and international credit lines with commercial banks. These credit lines, translated into U.S. dollars at June 30, 2001 rates, totaled $111.8 million at June 30, 2001, of which $89.3 million was unused. The weighted average interest rate for short-term borrowings was 5.13 percent and 7.30 percent at June 30, 2001 and 2000, respectively.

                                KENNAMETAL INC.

NOTE 10--INCOME TAXES

     Income before income taxes and the provision for income taxes consisted of following:

                                                        2001       2000      1999
                                                        ----       ----      ----
                                                              (IN THOUSANDS)
Income before provision for income taxes:
     United States...................................  $35,108   $ 59,679   $36,858
     International...................................   59,221     40,732    41,552
                                                       -------   --------   -------
Total income before provision for income taxes.......  $94,329   $100,411   $78,410
                                                       =======   ========   =======
Current income taxes:
     Federal.........................................  $ 9,663   $ 16,053   $18,300
     State...........................................    5,034      1,729     3,300
     International...................................   15,234     19,861    11,900
                                                       -------   --------   -------
Total current income taxes...........................   29,931     37,643    33,500
Deferred income taxes................................    7,369      6,057      (600)
                                                       -------   --------   -------
Provision for income taxes...........................  $37,300   $ 43,700   $32,900
                                                       =======   ========   =======
Effective tax rate...................................     39.5%      43.5%     42.0%
                                                       =======   ========   =======

     The reconciliation of income taxes computed using the statutory U.S. income tax rate and the provision for income taxes was as follows:

                                                         2001      2000      1999
                                                         ----      ----      ----
                                                              (IN THOUSANDS)
Income taxes at U.S statutory rate....................  $33,015   $35,144   $27,444
State income taxes, net of federal tax benefits.......    2,696       528     2,397
Nondeductible goodwill................................    5,557     5,605     5,630
Combined effects of international earnings............   (4,899)     (123)      203
International losses with no related tax benefits.....    1,135     2,527     1,915
Tax benefits from costs to repay senior debt..........       --        --    (3,607)
Other.................................................     (204)       19    (1,082)
                                                        -------   -------   -------
Provision for income taxes............................  $37,300   $43,700   $32,900
                                                        =======   =======   =======

                                KENNAMETAL INC.

     Deferred tax assets and liabilities consisted of the following:

                                                               2001      2000
                                                               ----      ----
                                                               (IN THOUSANDS)
Deferred tax assets:
  Inventory valuation and reserves..........................  $22,735   $19,956
  Other postretirement benefits.............................   18,087    20,658
  Accrued employee benefits.................................   16,771    14,323
  Net operating loss carryforwards..........................   11,820    10,694
  Other.....................................................   10,575     8,865
                                                              -------   -------
Total.......................................................   79,988    74,496
Valuation allowance.........................................   (7,411)   (4,108)
                                                              -------   -------
Total deferred tax assets...................................  $72,577   $70,388
                                                              =======   =======
Deferred tax liabilities:
  Tax depreciation in excess of book........................  $43,088   $44,995
  Pension benefits..........................................    9,967     9,709
  Other.....................................................   15,914     4,500
                                                              -------   -------
Total deferred tax liabilities..............................  $68,969   $59,204
                                                              =======   =======

     Deferred income taxes were not provided on cumulative undistributed earnings of international subsidiaries and affiliates. At June 30, 2001, unremitted earnings of non-U.S. subsidiaries were determined to be permanently reinvested. It is not practical to estimate the income tax affect that might be incurred if earnings were remitted to the United States.

     Included in deferred tax assets at June 30, 2001 are unrealized tax benefits totaling $11.8 million related to net operating loss carryforwards. The realization of these tax benefits is contingent on future taxable income in certain international operations. Of this amount, $6.2 million relates to net operating loss carryforwards in the United Kingdom and Germany, which can be carried forward indefinitely. The remaining unrealized tax benefits relate to net operating loss carryforwards in certain other international operations that are fully reserved and the majority of which expire over the next five years. At June 30, 2001, we have a valuation allowance of $7.4 million to offset the deferred tax benefits that may not be realized in the foreseeable future, an increase of $3.3 million compared to 2000. Of this increase, $2.0 million relates to historical losses incurred in our J&L Germany subsidiary, which has ceased operations.

NOTE 11--PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

     We sponsor several pension plans that cover substantially all employees. Pension benefits under defined benefit pension plans are based on years of service and, for certain plans, on average compensation immediately preceding retirement. Pension costs are determined in accordance with SFAS No. 87, "Employers' Accounting for Pensions." We fund pension costs in accordance with the funding requirements of the Employee Retirement Income Security Act of 1974, as amended, for U.S. plans and in accordance with local regulations or customs for non-U.S. plans. In 2000, we made a qualified transfer of pension assets of $2.2 million from a U.S. pension plan to pay for medical benefit claims and administrative expenses incurred for postretirement health care benefits.

     We presently provide varying levels of postretirement health care and life insurance benefits to most U.S. employees. Postretirement health care benefits are available to employees and their spouses retiring on or after age 55 with ten or more years of service after age 40. Beginning with

                                KENNAMETAL INC.

retirements on or after January 1, 1998, our portion of the costs of postretirement health care benefits will be capped at 1996 levels.

     The funded status of our pension plans and amounts recognized in the consolidated balance sheets were as follows:

                                                                2001       2000
                                                                ----       ----
                                                                (IN THOUSANDS)
Change in benefit obligation:
  Benefit obligation, beginning of year.....................  $354,314   $357,102
  Service cost..............................................    11,317     13,414
  Interest cost.............................................    26,368     25,187
  Participant contributions.................................       722        857
  Actuarial (gains) losses..................................     4,562    (21,754)
  Benefits paid.............................................   (18,649)   (17,818)
  Effect of curtailment and other...........................       305        937
  Foreign currency translation adjustments..................    (5,244)    (3,611)
                                                              --------   --------
Benefit obligation, end of year.............................  $373,695   $354,314
                                                              ========   ========
Change in plan assets:
  Fair value of plan assets, beginning of year..............  $472,208   $460,957
  Actual return on plan assets..............................   (10,433)    29,242
  Company contributions.....................................     2,501      1,709
  Participant contributions.................................       722        857
  Pension asset transfer....................................        --     (2,250)
  Benefits paid.............................................   (18,649)   (17,818)
  Other.....................................................      (660)     1,266
  Foreign currency translation adjustments..................    (2,472)    (1,755)
                                                              --------   --------
Fair value of plan assets, end of year......................  $443,217   $472,208
                                                              ========   ========
Funded status of plans......................................  $ 69,522   $117,894
Unrecognized transition obligation..........................    (1,268)    (3,109)
Unrecognized prior service cost.............................     4,451      4,654
Unrecognized actuarial gains................................   (55,860)  (117,220)
Minimum pension liability...................................    (8,906)    (4,206)
                                                              --------   --------
Net accrued benefit (obligation)............................  $  7,939   $ (1,987)
                                                              ========   ========
Amounts recognized in the balance sheet consist of:
  Prepaid benefit...........................................  $ 32,205   $ 27,096
  Accrued benefit obligation................................   (24,266)   (29,083)
                                                              --------   --------
Net accrued benefit (obligation)............................  $  7,939   $ (1,987)
                                                              ========   ========

     Prepaid pension benefits are included in other long-term assets. Accrued pension benefit obligations are included in other long-term liabilities. U.S. defined benefit pension plan assets consist principally of common stocks, corporate bonds and U.S. government securities. International defined benefit pension plan assets consist principally of common stocks, corporate bonds and government securities.

                                KENNAMETAL INC.

     Included in the above information are international pension plans with accumulated benefit obligations exceeding the fair value of plan assets as follows:

                                                               2001      2000
                                                               ----      ----
                                                               (IN THOUSANDS)
Projected benefit obligation................................  $54,279   $52,860
Accumulated benefit obligation..............................   53,283    51,960
Fair value of plan assets...................................   28,263    31,136

     The components of net pension benefit include the following:

                                                         2001      2000      1999
                                                         ----      ----      ----
                                                              (IN THOUSANDS)
Service cost.........................................  $ 11,317   $13,414   $12,126
Interest cost........................................    26,368    25,187    18,268
Expected return on plan assets.......................   (43,526)  (39,388)  (30,505)
Amortization of transition obligation................    (2,052)   (2,030)   (2,140)
Amortization of prior service cost...................       428       514       551
Recognition of actuarial gains.......................    (2,836)   (1,662)   (2,709)
                                                       --------   -------   -------
Net benefit..........................................  $(10,301)  $(3,965)  $(4,409)
                                                       ========   =======   =======

     The significant actuarial assumptions used to determine the present value of net pension obligations were as follows:

                                                        2001        2000        1999
                                                        ----        ----        ----
Discount rate:
  U.S. plans........................................        7.5%        8.0%        7.5%
  International plans...............................  5.5 - 6.8%  5.5 - 7.0%  5.5 - 6.5%
Rate of future salary increases:
  U.S. plans........................................        4.5%        4.5%        4.5%
  International plans...............................  3.0 - 4.3%  3.5 - 4.3%  3.0 - 4.3%
Rate of return on plan assets:
  U.S. plans........................................       10.0%       10.0%        9.5%
  International plans...............................  6.5 - 8.0%  6.5 - 8.0%  6.5 - 7.0%

     The funded status of our other postretirement benefit plan and amounts recognized in the consolidated balance sheets were as follows:

                                                                2001       2000
                                                                ----       ----
                                                                (IN THOUSANDS)
Change in benefit obligation:
  Benefit obligation, beginning of year.....................  $ 36,064   $ 37,922
  Service cost..............................................     1,130      1,168
  Interest cost.............................................     2,744      2,536
  Actuarial (gains) losses..................................     4,667     (2,219)
  Benefits paid.............................................    (3,483)    (3,343)
                                                              --------   --------
Benefit obligation, end of year.............................  $ 41,122   $ 36,064
                                                              --------   --------
Funded status of plans......................................  $(41,122)  $(36,064)
Unrecognized prior service cost.............................     1,484      1,890
Unrecognized actuarial gains................................    (4,823)   (10,242)
                                                              --------   --------
Net accrued obligation......................................  $(44,461)  $(44,416)
                                                              ========   ========

                                KENNAMETAL INC.

     The components of other postretirement cost include the following:

                                                            2001     2000     1999
                                                            ----     ----     ----
                                                                (IN THOUSANDS)
Service cost.............................................  $1,130   $1,168   $1,196
Interest cost............................................   2,744    2,536    2,633
Amortization of prior service cost.......................     406      406      406
Recognition of actuarial gains...........................    (753)    (465)    (286)
                                                           ------   ------   ------
Net cost.................................................  $3,527   $3,645   $3,949
                                                           ======   ======   ======

     Accrued postretirement benefit obligations of $41.1 million at both June 30, 2001 and 2000 are included in other long-term liabilities. The discount rate used to determine the present value of the other postretirement benefit obligation was 7.5%, 8.0% and 7.5% in 2001, 2000 and 1999, respectively. The annual assumed rate of increase in the per capita cost of covered benefits (the health care cost trend rate) for health care plans was 7.5% in 2001 and was assumed to decrease gradually to 5.0% in 2006 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the cost components and obligation for the health care plans. A change of one percentage point in the assumed health care cost trend rates would have the following effects on the total service and interest cost components of other postretirement cost and the other postretirement benefit obligation at June 30, 2001:

                                                             1% INCREASE   1% DECREASE
                                                             -----------   -----------
                                                                  (IN THOUSANDS)
Effect on total of service and interest cost components....    $  190        $  (160)
Effect on other postretirement benefit obligation..........     1,580         (1,420)

     We also sponsor several defined contribution pension plans. Pension costs for defined contribution plans were $12.1 million, $9.8 million and $9.5 million in 2001, 2000 and 1999, respectively. Effective October 1, 1999, company contributions to U.S. defined contribution pension plans are made primarily in our capital stock, resulting in the issuance of 386,544 and 268,964 shares during 2001 and 2000, respectively, with a market value of $10.8 million and $7.6 million, respectively.

     We provide for postemployment benefits pursuant to SFAS No. 112, "Employers' Accounting for Postemployment Benefits." We accrue the cost of separation and other benefits provided to former or inactive employees after employment but before retirement. Postemployment benefit costs were not significant in 2001, 2000 and 1999.

NOTE 12--ACCUMULATED OTHER COMPREHENSIVE LOSS

     The components of accumulated other comprehensive loss consist of the following:

                                                                2001       2000
                                                                ----       ----
                                                                (IN THOUSANDS)
Unrealized gain on marketable equity securities
  available-for-sale, net of tax............................  $  1,284   $  8,663
Unrealized losses on derivatives designated and qualified as
  cash flow hedges, net of tax..............................    (2,522)        --
Minimum pension liability adjustment, net of tax............    (3,520)      (850)
Foreign currency translation adjustments....................   (67,132)   (55,056)
                                                              --------   --------
Total accumulated other comprehensive loss..................  $(71,890)  $(47,243)
                                                              ========   ========

                                KENNAMETAL INC.

NOTE 13--RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

     In the September 2000 quarter, we began to implement a business improvement plan in the J&L Industrial Supply (J&L) and Full Service Supply (FSS) segments. We anticipate costs of $15 to $20 million associated with this plan. In the J&L segment for 2001, we recorded a restructuring and asset impairment charge of $2.5 million for severance for 115 individuals, $1.8 million associated with the closure of 11 underperforming satellite locations, including the German operations, and $0.7 million for the exiting of three warehouses. This includes a $0.4 million non-cash write-down of the book value of certain property, plant and equipment, net of salvage value, that we determined would no longer be utilized in ongoing operations. The charge for exiting the warehouses and the satellite closures includes a non-cash write-down, net of salvage value, of $0.6 million primarily related to inventory that was abandoned and not relocated. J&L also finalized and implemented a program to optimize the overall catalog product offering. We identified certain products that would no longer be offered to customers and scrapped these products, resulting in a non-cash charge of $3.0 million, net of salvage value. These charges were recorded as a component of cost of goods sold. In the FSS segment for 2001, we recorded restructuring charges of $0.6 million for severance related to eight individuals. The costs accrued for these plans were based on estimates using the latest information available at the time that the accrual was established. We incurred period costs of $0.3 million related to these initiatives in 2001 which were included in cost of goods sold as incurred.

     Beginning in March 2001, we took actions to reduce our salaried work force in response to the weakened U.S. manufacturing sector. As a result of implementing this core-business resize program, we recorded a restructuring charge of $4.6 million related to severance for 209 individuals. This program is completed. We continue to review our business strategies and pursue other cost-reduction activities in all business segments, some of which could result in future charges. The components of the 2001 charges and the restructuring accrual at June 30, 2001 are as follows:

                                          TOTAL       ASSET          CASH       JUNE 30,
                                         CHARGE    WRITE-DOWNS   EXPENDITURES     2001
                                         ------    -----------   ------------   --------
                                                         (IN THOUSANDS)
J&L business improvement program:
  Product pruning......................  $ 3,024     $(3,024)      $    --       $   --
  Employee severance...................    2,475          --        (2,224)         251
  Facility closures....................    2,453        (987)         (526)         940
FSS business improvement program.......      571          --          (430)         141
Core-business resize program...........    4,583          --        (2,247)       2,336
                                         -------     -------       -------       ------
Total..................................  $13,106     $(4,011)      $(5,427)      $3,668
                                         =======     =======       =======       ======

     In November 1999, we announced plans to close, consolidate or downsize several plants, warehouses and offices, and associated work force reductions as part of our overall plan to increase asset utilization and financial performance, and to reposition us to become the premier tooling solutions supplier. We implemented these programs throughout 2000 and they are substantially complete. The costs accrued for the implemented programs were based upon

                                KENNAMETAL INC.

estimates using the latest information available at the time that the accrual was established. The components of the charges are as follows:

                                                               INCREMENTAL      INITIAL
                                        TOTAL       ASSET        PENSION     RESTRUCTURING
                                       CHARGE    WRITE-DOWNS   OBLIGATION      LIABILITY
                                       ------    -----------   -----------   -------------
                                                         (IN THOUSANDS)
Asset impairment charges.............  $ 4,808     $(4,808)       $  --         $    --
Employee severance...................    7,396          --         (787)          6,609
Product rationalization..............      100        (100)          --              --
Facility rationalizations............    6,322      (1,470)        (205)          4,647
                                       -------     -------        -----         -------
Total................................  $18,626     $(6,378)       $(992)        $11,256
                                       =======     =======        =====         =======

     In conjunction with our ongoing review of underperforming businesses, certain assets are reviewed for impairment pursuant to the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." An asset impairment charge of $1.7 million was recorded, related to a metalworking manufacturing operation in Shanghai, China. This operation became fully operational in 1998 and at the time of review, had not generated the performance that was expected at the time we entered into this market. We performed an in-depth review of the operations, capacity utilization and the local management team, and engaged a consultant to perform an independent review of the same. These reviews enabled us to determine that the market served by this operation is not expected to develop to the extent originally anticipated, but that the operations were in good working order, utilized modern technology, and the management team in place was competent. We also determined that this facility had excess capacity given the level of market demand.

     Accordingly, we updated our operating forecast to reflect the current market demand. In comparing the undiscounted projected cash flows of the updated forecast to the net book value of the assets of this operation, we determined that the full value of these assets would not be recoverable. Accordingly, a charge was recorded to adjust the carrying value of the long-lived assets of this operation to fair value. The estimated fair value of these assets was based on various methodologies, including a discounted value of estimated future cash flows.

     The product rationalization charge of $0.1 million represents the write-down of certain discontinued product lines manufactured in these operations. We manufactured these products specifically for the market served by these operations and we determined that these products are no longer salable. This charge has been recorded as a component of cost of goods sold.

     We recorded an asset impairment charge of $2.8 million related to the write-down of equipment in our North American metalworking operations and $0.3 million in our engineered products operations. In connection with the repositioning of the company, we completed an assessment of the assets currently being used in these operations and determined that these assets were not going to be further utilized in conducting these operations. This amount represents the write-down of the book value of the assets, net of salvage value.

     The charge for facility rationalizations relates to employee severance for 153 employees and other exit costs associated with the closure or downsizing of a metalworking manufacturing operation in Kingswinford, United Kingdom, a circuit board drill plant in Janesville, Wisc., a German warehouse facility, and several offices in the Asia Pacific region and South America. Included in this charge is an incremental pension obligation of $0.2 million due to a plan curtailment. This amount is included in the pension obligation and is presented as a component of other liabilities. The charge also includes $3.4 million for employee severance for 41

                                KENNAMETAL INC.

employees and other exit costs associated with the closure of a mining and construction manufacturing operation in China and the exit of the related joint venture.

     We accrued $7.4 million related to severance packages provided to 171 hourly and salaried employees terminated in connection with a global work force reduction. Included in this charge is an incremental pension obligation of $0.8 million, incurred as a result of the severance packages provided. This amount is included in the pension obligation and is presented as a component of other liabilities.

     The costs related to the asset impairment charges, employee severance and facility rationalizations of $18.5 million are recorded as restructuring and asset impairment charges. The costs charged against the restructuring accrual as of June 30, 2001 and 2000 were as follows:

                                         BEGINNING       CASH                     JUNE 30,
                                          ACCRUAL    EXPENDITURES   ADJUSTMENTS     2000
                                         ---------   ------------   -----------   --------
                                                          (IN THOUSANDS)
Employee severance.....................   $ 6,609      $(4,076)         $--        $2,533
Facility rationalizations..............     4,647       (1,129)          --         3,518
                                          -------      -------          ---        ------
Total..................................   $11,256      $(5,205)         $--        $6,051
                                          =======      =======          ===        ======

                                          JUNE 30,       CASH                     JUNE 30,
                                            2000     EXPENDITURES   ADJUSTMENTS     2001
                                          --------   ------------   -----------   --------
                                                           (IN THOUSANDS)
Employee severance......................   $2,533      $(2,475)        $ 95        $  153
Facility rationalizations...............    3,518       (1,296)          47         2,269
                                           ------      -------         ----        ------
Total...................................   $6,051      $(3,771)        $142        $2,422
                                           ======      =======         ====        ======

     In 2001, we incurred period costs of $0.3 million related to these initiatives which were included in cost of goods sold as incurred. The adjustments to the accruals are due to differences in actual amounts paid to certain individuals and incurred to rationalize facilities compared to what was initially anticipated. These adjustments were recorded as a component of restructuring and asset impairment charge.

     In 2000, we incurred period costs of $0.8 million related to these initiatives, and costs of $1.7 million associated with the implementation of lean manufacturing techniques, both of which were included in costs of goods sold as incurred.

     In March 1999, we completed restructuring plans, including several programs to reduce costs, improve operations and enhance customer satisfaction. The costs accrued for these plans were based on estimates using the latest information available at the time that the accrual was established. The components of the charges are as follows:

                                                                ASSET
                                                             WRITE-DOWNS
                                                               & OTHER         INITIAL
                                                   TOTAL      NON-CASH      RESTRUCTURING
                                                  CHARGE     ADJUSTMENTS      LIABILITY
                                                  ------    -------------   -------------
                                                              (IN THOUSANDS)
Product rationalization.........................  $ 6,900     $ (6,900)        $   --
Plant closure...................................    4,200       (2,000)         2,200
Impairment of international operations..........    5,800       (5,800)            --
Voluntary early retirement program..............    3,937       (2,419)         1,518
                                                  -------     --------         ------
Total...........................................  $20,837     $(17,119)        $3,718
                                                  =======     ========         ======

                                KENNAMETAL INC.

     The product rationalization charge represents a write-down of certain product lines that were discontinued as part of a program to streamline and optimize our global metalworking product offering. This charge is net of salvage value and was recorded as a component of cost of goods sold. Estimated salvage values were based on estimates of proceeds to be realized through the sale of this inventory outside the normal course of business.

     The program resulted in a reduction in the number of products offered from an estimated 58,000 to 38,000 and was an extension of our initiative to reduce the number of our North American warehouses. By streamlining the product offering, we have improved customer service and inventory turnover, allowed for more efficient operations, thereby reducing costs and improving capacity utilization, and eliminated redundancy in our product offering. Sales of these products represented less than five percent of global metalworking sales. We proactively converted customers from these older products to newer products.

     We also initiated plans to close a drill manufacturing plant in Solon, Ohio. The manufacturing of products made at this plant was relocated to other existing plants in the United States. The closure eliminated excess capacity at other plant locations. We decommissioned the existing plant and sold the property in 2001. The charge consists of employee termination benefits for 155 hourly and salaried employees, which is substantially all employees at this plant, and the write-down of assets included in property, plant and equipment, net of salvage value.

     The costs resulting from the relocation of employees, hiring and training new employees and other costs resulting from the temporary duplication of certain operations incurred in 2000 and 1999 were $2.1 million and $0.4 million, respectively, and were included in cost of goods sold as incurred.

     An asset impairment charge was recorded to write-down, to fair market value, an investment in and net receivables from certain mining and construction international operations in emerging markets as a result of changing market conditions in the regions these operations serve. In the March 1999 quarter, we completed a study of these operations, the markets for these products, and the current economic situation in these regions, to provide recommendations for solving operational concerns. As a result of this study and continued economic deterioration in these regions, we determined that the carrying amount of our investment in and net receivables from these operations would not be recoverable.

     A voluntary early retirement benefit program was offered to and accepted by 34 domestic employees. In exchange for their retirement, we will provide those employees pension and health benefits that would have been earned by the employees through their normal retirement date. As a result of providing these additional pension benefits, $2.4 million of the total cost was funded through our pension plan. There are no tax benefits associated with this cost as we may only deduct actual cash payments made to the pension plan.

     The charges for the plant closure, the write-down of the investment in and net receivables from certain international operations, and the voluntary early retirement benefit program are recorded as the restructuring and asset impairment charges. The costs charged against the restructuring accrual as of June 30, 2001, 2000 and 1999 were as follows:

                                         BEGINNING       CASH                     JUNE 30,
                                          ACCRUAL    EXPENDITURES   ADJUSTMENTS     1999
                                         ---------   ------------   -----------   --------
                                                          (IN THOUSANDS)
Plant closure..........................   $2,200        $  --           $--        $2,200
Voluntary early retirement program.....    1,518         (151)           --         1,367
                                          ------        -----           ---        ------
Total..................................   $3,718        $(151)          $--        $3,567
                                          ======        =====           ===        ======

                                KENNAMETAL INC.

                                          JUNE 30,       CASH                     JUNE 30,
                                            1999     EXPENDITURES   ADJUSTMENTS     2000
                                          --------   ------------   -----------   --------
                                                           (IN THOUSANDS)
Plant closure...........................   $2,200      $(2,046)        $595        $  749
Voluntary early retirement program......    1,367         (602)          --           765
                                           ------      -------         ----        ------
Total...................................   $3,567      $(2,648)        $595        $1,514
                                           ======      =======         ====        ======

                                          JUNE 30,       CASH                     JUNE 30,
                                            2000     EXPENDITURES   ADJUSTMENTS     2001
                                          --------   ------------   -----------   --------
                                                           (IN THOUSANDS)
Plant closure...........................   $  749      $(1,025)        $276         $ --
Voluntary early retirement program......      765         (372)          --          393
                                           ------      -------         ----         ----
Total...................................   $1,514      $(1,397)        $276         $393
                                           ======      =======         ====         ====

     In 2001, the adjustment to the plant closure is due to incremental costs incurred to close this plant, prior to its disposition in 2001. Additionally, we recorded an adjustment of $0.4 million related to the recovery of accounts receivable associated with the write-down of an investment in and net receivables from certain mining and construction operations in emerging markets. These net adjustments of $0.1 million are recorded as a component of restructuring and asset impairment charge.

     In 2000, the adjustment to the accrual for the plant closure is due to the receipt of more value upon disposition of equipment than initially anticipated. This adjustment was not included in the determination of net income for 2000.

NOTE 14--FINANCIAL INSTRUMENTS

     The fair values of our financial instruments at June 30, 2001 and 2000 approximate the carrying values of such instruments. The methods used to estimate the fair value of our financial instruments are as follows:

  CASH AND EQUIVALENTS, CURRENT MATURITIES OF LONG-TERM DEBT AND NOTES PAYABLE TO BANKS

     The carrying amounts approximate their fair value because of the short maturity of the instruments.

  MARKETABLE EQUITY SECURITIES

     The fair value is estimated based on the quoted market price of this security, as adjusted for the currency exchange rate at June 30.

  LONG-TERM DEBT

     Fair value was determined using discounted cash flow analysis and our incremental borrowing rates for similar types of arrangements.

  FOREIGN EXCHANGE CONTRACTS

     The notional amount of outstanding foreign exchange contracts, translated at current exchange rates, were $109.7 million and $148.4 million at June 30, 2001 and 2000, respectively. We would have received $1.6 million and $2.0 million at June 30, 2001 and 2000, respectively, to settle these contracts, representing the fair value of these agreements. Due to the adoption of SFAS No. 133 effective July 1, 2000, the carrying value equals the fair value for these contracts at June 30, 2001. Fair value approximated the carrying value at June 30, 2000. Fair value was estimated based on quoted market prices of comparable instruments.

                                KENNAMETAL INC.

  INTEREST RATE SWAP AGREEMENTS

     At June 30, 2001 and 2000, we had interest rate swap agreements outstanding that effectively convert a notional amount of $200.0 million and $300.0 million, respectively, of debt from floating to fixed interest rates. The agreements outstanding at June 30, 2001 mature at various times between April 2002 and June 2003. At June 30, 2001, we would have paid $6.6 million, and at June 30, 2000, we would have received $1.8 million, to settle our interest rate swap agreements, which represents the fair value of these agreements. Due to the adoption of SFAS No. 133 effective July 1, 2000, the carrying value equals the fair value for these contracts at June 30, 2001. Fair value was estimated based on the mark-to-market value of the contracts which closely approximates the amount that we would receive or pay to terminate the agreements at year end.

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject us to concentrations of credit risk consist primarily of temporary cash investments and trade receivables. By policy, we make temporary cash investments with high credit quality financial institutions. With respect to trade receivables, concentrations of credit risk are significantly reduced because we serve numerous customers in many industries and geographic areas.

     We are exposed to counterparty credit risk for nonperformance and, in the unlikely event of nonperformance, to market risk for changes in interest and currency rates. We manage exposure to counterparty credit risk through credit standards, diversification of counterparties and procedures to monitor concentrations of credit risk. We do not anticipate nonperformance by any of the counterparties. As of June 30, 2001 and 2000, we had no significant concentrations of credit risk.

NOTE 15--STOCK OPTIONS, AWARDS AND PURCHASE PLAN

     Stock options generally are granted to eligible employees at fair market value at the date of grant. Options are exercisable under specified conditions for up to ten years from the date of grant. We have four plans under which options may be granted: the 1992 plan, the 1996 plan and two 1999 plans. No options may be granted under the 1992 plan after October 2002, no options may be granted under the 1996 plan after October 2006 and no options may be granted under the 1999 plans after April and October 2009. No charges to income have resulted from grants under the 1992 and 1996 plans.

     Under provisions of the plans, participants may deliver our stock, owned by the holder for at least six months, in payment of the option price and receive credit for the fair market value of the shares on the date of delivery. The fair value of shares delivered in 2001 were $0.2 million. Shares delivered in 2000 and 1999 were not significant.

     We measure compensation expense related to stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, at the time options are granted, no compensation expense was recognized in the accompanying consolidated financial statements due to the option strike price being greater than or equal to the market value of the stock on the grant date. If compensation expense was determined based on the estimated fair value of options granted in 2001, 2000 and 1999, consistent with the methodology in SFAS No. 123, "Accounting for Stock Based Compensation," our 2001, 2000 and

                                KENNAMETAL INC.

1999 net income and earnings per share would be reduced to the pro forma amounts indicated below:

                                                         2001          2000          1999
                                                         ----          ----          ----
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income:
  As reported.......................................   $53,288       $51,710       $39,116
  Pro forma.........................................    50,802        50,287        37,489
Basic earnings per share:
  As reported.......................................      1.74          1.71          1.31
  Pro forma.........................................      1.66          1.66          1.25
Diluted earnings per share:
  As reported.......................................      1.73          1.70          1.31
  Pro forma.........................................      1.65          1.66          1.25

     The fair values of the options granted were estimated on the date of their grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                              2001     2000     1999
                                                              ----     ----     ----
Risk-free interest rate.....................................   5.9%     6.6%     5.1%
Expected life (years).......................................     5        5        5
Expected volatility.........................................  33.2%    31.1%    24.4%
Expected dividend yield.....................................   2.4%     2.5%     2.6%

     Stock option activity for 2001, 2000 and 1999 is set forth below:

                                    2001                   2000                   1999
                            --------------------   --------------------   --------------------
                                        WEIGHTED               WEIGHTED               WEIGHTED
                                        AVERAGE                AVERAGE                AVERAGE
                                        EXERCISE               EXERCISE               EXERCISE
(NUMBER OF OPTIONS)          OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS     PRICE
-------------------          -------    --------    -------    --------    -------    --------
Options outstanding,
  beginning of year.......  2,856,298    $33.05    2,635,256    $33.84    1,620,206    $38.40
Granted...................    726,850     25.51      317,600     27.01    1,127,750     26.78
Exercised.................   (263,719)    22.48      (20,808)    19.81      (52,950)    23.72
Lapsed and forfeited......   (405,993)    34.40      (75,750)    38.86      (59,750)    39.47
                            ---------    ------    ---------    ------    ---------    ------
Options outstanding, end
  of year.................  2,913,436    $32.08    2,856,298    $33.05    2,635,256    $33.84
                            ---------    ------    ---------    ------    ---------    ------
Options exercisable, end
  of year.................  1,959,311    $34.99    2,025,723    $35.30    1,808,308    $36.54
                            ---------    ------    ---------    ------    ---------    ------
Weighted average fair
  value of options granted
  during the year.........               $ 7.95                 $ 8.30                 $ 6.02
                                         ======                 ======                 ======

                                KENNAMETAL INC.

     Stock options outstanding at June 30, 2001:

                                      OPTIONS OUTSTANDING
                              -----------------------------------   OPTIONS EXERCISABLE
                                            WEIGHTED                --------------------
                                            AVERAGE      WEIGHTED               WEIGHTED
                                           REMAINING     AVERAGE                AVERAGE
RANGE OF                                  CONTRACTUAL    EXERCISE               EXERCISE
EXERCISE PRICES                OPTIONS    LIFE (YEARS)    PRICE      OPTIONS     PRICE
---------------                -------    ------------   --------    -------    --------
$16.94 -- $23.98............    405,947       7.80        $22.90      327,795    $23.06
 24.47......................    474,100       9.06         24.47           --        --
 24.75 -- 26.07.............    327,495       6.99         25.52      191,995     25.40
 26.41 -- 31.31.............    452,910       7.75         28.23      322,828     28.41
 31.69......................    313,334       7.08         31.69      209,209     31.69
 31.84 -- 38.00.............    386,450       5.04         36.49      354,284     36.51
 48.56......................    397,200       6.08         48.56      397,200     48.56
 49.25 -- 53.97.............    156,000       6.50         51.91      156,000     51.91
                              ---------       ----        ------    ---------    ------
                              2,913,436       7.16        $32.08    1,959,311    $34.99
                              =========       ====        ======    =========    ======

     In addition to stock option grants, several plans permit the award of restricted stock to directors, officers and key employees. During 2001, 2000 and 1999, we granted restricted stock awards of 75,790, 34,800 and 113,000 shares, respectively, which vest over periods of two to six years from the grant date. For some grants, vesting may accelerate due to achieving certain performance goals. Accordingly, a portion of the total cost of these awards of $1.9 million, $1.1 million and $3.1 million for 2001, 2000 and 1999, respectively, is considered unearned compensation. In 1999, additional unearned compensation of $0.4 million was recognized related to the difference in the stock price between the date of an option grant and the date the employee commenced employment. This option award vests over a three-year period from the grant date. Unearned compensation is amortized to expense over the vesting period. Compensation expense related to these awards was $2.6 million, $1.6 million and $0.1 million in 2001, 2000 and 1999, respectively.

     On October 24, 2000, our shareowners approved the Employee Stock Purchase Plan (ESPP), which provides for the purchase by employees of up to 1.5 million shares of capital stock through payroll deductions. Employees who choose to participate in the ESPP receive an option to purchase capital stock at a discount equal to the lower of 85 percent of the fair market value of the capital stock on the first or last day of a purchase period. The ESPP was launched on February 1, 2001 and employees purchased 11,538 shares under the ESPP through June 30, 2001.

NOTE 16--ENVIRONMENTAL MATTERS

     We are involved in various environmental cleanup and remediation activities at several of our manufacturing facilities. In addition, we are currently named as a potentially responsible party (PRP) at several Superfund sites in the United States. In December 1999, we recorded a remediation reserve of $3.0 million with respect to our involvement in these matters, which is recorded as a component of operating expense. This represents our best estimate of the undiscounted future obligation based on our evaluations and discussions with outside counsel and independent consultants, and the current facts and circumstances related to these matters. We recorded this liability because certain events occurred, including the identification of other PRPs, an assessment of potential remediation solutions and direction from the government for the remedial action plan, that clarified our level of involvement in these matters and our relationship to other PRPs. This led us to conclude that it was probable that a liability had been

                                KENNAMETAL INC.

incurred. Through June 30, 2001, we have incurred costs of $0.4 million, which were charged against this accrual.

     In addition to the amount currently reserved, we may be subject to loss contingencies related to these matters estimated to be up to an additional $3.0 million. We believe that such undiscounted unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. The reserved and unreserved liabilities could change substantially in the near term due to factors such as the nature and extent of contamination, changes in remedial requirements, technological changes, discovery of new information, the financial strength of other PRPs, the identification of new PRPs and the involvement of and direction taken by the government on these matters.

     We maintain a Corporate Environmental, Health and Safety (EH&S) Department, as well as an EH&S Policy Committee, to ensure compliance with environmental regulations and to monitor and oversee remediation activities. In addition, we have established an EH&S administrator at all our global manufacturing facilities. Our financial management team periodically meets with members of the Corporate EH&S Department and the Corporate Legal Department to review and evaluate the status of environmental projects and contingencies. On a quarterly basis, we establish or adjust financial provisions and reserves for environmental contingencies in accordance with SFAS No. 5, "Accounting for Contingencies."

NOTE 17--RIGHTS PLAN

     On July 24, 2000, our Board of Directors adopted a new shareowner rights plan to replace our existing plan, which has been in effect since 1990. The new plan became effective upon the expiration of the existing plan on November 2, 2000 and provided for the distribution to shareowners of one stock purchase right for each share of capital stock held as of September 5, 2000. Each right entitles a shareowner to buy 1/100th of a share of a new series of preferred stock at a price of $120 (subject to adjustment).

     The rights are exercisable only if a person or group of persons acquires or intends to make a tender offer for 20 percent or more of our capital stock. If any person acquires 20 percent of the capital stock, each right will entitle the shareowner to receive that number of shares of capital stock having a market value of two times the exercise price. If we are acquired in a merger or other business combination, each right will entitle the shareowner to purchase at the exercise price that number of shares of the acquiring company having a market value of two times the exercise price. The rights will expire on November 2, 2010 and are subject to redemption at $0.01 per right.

NOTE 18--SEGMENT DATA

     In September 2000, we reorganized the financial reporting of our operations to focus on global business units consisting of Metalworking Solutions & Services Group (MSSG), Advanced Materials Solutions Group (AMSG) and JLK/Industrial Supply, and corporate functional shared services. Subsequent to the acquisition of the minority shares of JLK, we split the financial reporting of these operations into two units, J&L and FSS. We also changed our internal reporting structure to add the operations of an integrated supply business to FSS, that was previously reported in J&L. The results of all periods presented have been restated to conform to the new reporting structure. The presentation of segment information reflects the manner in which we organize segments for making operating decisions and assessing performance.

     Intersegment sales are accounted for at arm's-length prices, reflecting prevailing market conditions within the various geographic areas. Such sales and associated costs are eliminated in the consolidated financial statements.

                                KENNAMETAL INC.

     Sales to a single customer did not aggregate 10 percent or more of total sales in 2001, 2000 or 1999. Export sales from U.S. operations to unaffiliated customers were $78.7 million, $75.8 million and $69.9 million in 2001, 2000 and 1999, respectively.

  METALWORKING SOLUTIONS & SERVICES GROUP

     In the MSSG segment, we provide consumable metalcutting tools and tooling systems to manufacturing companies in a wide range of industries throughout the world. Metalcutting operations include turning, boring, threading, grooving, milling and drilling. Our tooling systems consist of a steel toolholder and an indexable cutting tool such as an insert or drill made from cemented tungsten carbides, high-speed steel and other hard materials. We also provide solutions to our customers' metalcutting needs through engineering services aimed at improving their competitiveness.

  ADVANCED MATERIALS SOLUTIONS GROUP

     In the AMSG segment, the principal business is the production and sale of cemented tungsten carbide products used in mining and highway construction, engineered applications, including circuit board drills, compacts and other similar applications. These products have technical commonality to our core metalworking products. We also sell metallurgical powders to manufacturers of cemented tungsten carbide products.

  J&L INDUSTRIAL SUPPLY

     In this segment, we provide metalworking consumables and related products to small- and medium-sized manufacturers in the United States and the United Kingdom. J&L markets products and services through annual mail-order catalogs and monthly sale flyers, telemarketing, retail stores, the Internet and field sales.

  FULL SERVICE SUPPLY

     In the FSS segment, we provide metalworking consumables and related products to medium-and large-sized manufacturers in the United States and Canada. FSS offers integrated supply programs that provide inventory management systems, just-in-time availability and programs that focus on total cost savings.

     Segment detail is summarized as follows:

                                                  2001         2000         1999
                                                  ----         ----         ----
                                                          (IN THOUSANDS)
External sales:
  MSSG.......................................  $  999,813   $1,029,395   $1,046,054
  AMSG.......................................     352,933      345,447      349,210
  J&L Industrial Supply......................     296,264      333,061      368,579
  Full Service Supply........................     158,886      158,675      151,118
                                               ----------   ----------   ----------
Total external sales.........................  $1,807,896   $1,866,578   $1,914,961
                                               ==========   ==========   ==========
Intersegment sales:
  MSSG.......................................  $  111,780   $  134,398   $  108,994
  AMSG.......................................      28,167       25,263       29,384
  J&L Industrial Supply......................       3,823        5,038        4,259
  Full Service Supply........................       5,278        7,827       11,919
                                               ----------   ----------   ----------
Total intersegment sales.....................  $  149,048   $  172,526   $  154,556
                                               ==========   ==========   ==========

                                KENNAMETAL INC.

                                                  2001         2000         1999
                                                  ----         ----         ----
                                                          (IN THOUSANDS)
Total sales:
  MSSG.......................................  $1,111,593   $1,163,793   $1,155,048
  AMSG.......................................     381,100      370,710      378,594
  J&L Industrial Supply......................     300,087      338,099      372,838
  Full Service Supply........................     164,164      166,502      163,037
                                               ----------   ----------   ----------
Total sales..................................  $1,956,944   $2,039,104   $2,069,517
                                               ==========   ==========   ==========
Operating income:
  MSSG.......................................  $  130,558   $  131,676   $  119,702
  AMSG.......................................      43,270       41,204       38,693
  J&L Industrial Supply......................       3,689       17,208       19,812
  Full Service Supply........................       7,541       12,021       15,043
  Corporate..................................     (28,658)     (43,330)     (46,007)
                                               ----------   ----------   ----------
Total operating income.......................     156,400      158,779      147,243
Interest expense.............................      50,381       55,079       68,594
Other expense, net...........................      11,690        3,289          239
                                               ----------   ----------   ----------
Income before income taxes and minority
  interest...................................  $   94,329   $  100,411   $   78,410
                                               ==========   ==========   ==========
Depreciation and amortization:
  MSSG.......................................  $   62,374   $   64,727   $   63,822
  AMSG.......................................      21,024       21,892       19,486
  J&L Industrial Supply......................       8,400        9,044        8,458
  Full Service Supply........................         804          342          291
  Corporate..................................       4,695        5,641        3,934
                                               ----------   ----------   ----------
Total depreciation and amortization..........  $   97,297   $  101,646   $   95,991
                                               ==========   ==========   ==========
Equity income (loss):
  MSSG.......................................  $      470   $      615   $      650
  AMSG.......................................         (15)         (18)        (777)
                                               ----------   ----------   ----------
Total equity income (loss)...................  $      455   $      597   $     (127)
                                               ==========   ==========   ==========
Total assets:
  MSSG.......................................  $  937,863   $  978,188   $1,039,854
  AMSG.......................................     429,981      475,741      510,034
  J&L Industrial Supply......................     224,939      218,247      204,721
  Full Service Supply........................      63,056       69,435       68,957
  Corporate..................................     169,603      199,510      176,914
                                               ----------   ----------   ----------
Total assets.................................  $1,825,442   $1,941,121   $2,000,480
                                               ==========   ==========   ==========

                                KENNAMETAL INC.

                                                  2001         2000         1999
                                                  ----         ----         ----
                                                          (IN THOUSANDS)
Capital expenditures:
  MSSG.......................................  $   32,913   $   35,125   $   63,722
  AMSG.......................................       7,947        7,235       16,116
  J&L Industrial Supply......................       2,679        6,939        9,441
  Full Service Supply........................         439          760          240
  Corporate..................................      15,951          604        5,474
                                               ----------   ----------   ----------
Total capital expenditures...................  $   59,929   $   50,663   $   94,993
                                               ==========   ==========   ==========
Investments in affiliated companies:
  MSSG.......................................  $    3,688   $    3,006   $    2,821
  AMSG.......................................         187         (435)      (1,977)
                                               ----------   ----------   ----------
Total investments in affiliated companies....  $    3,875   $    2,571   $      844
                                               ==========   ==========   ==========

     J&L operating income for 2001 was reduced by $5.0 million related to restructuring and asset impairment charges, $3.0 million related to product pruning initiatives (see Note 13), and $2.1 million of costs primarily related to the tender offer to acquire the minority shares of JLK (see Note 3). MSSG, AMSG, FSS and Corporate operating income for 2001 was reduced by $3.3 million, $0.9 million, $0.6 million and $0.4 million, respectively, related to restructuring charges (see Note 13).

     MSSG operating income for 2000 was reduced by $11.0 million related to asset impairment charges, costs associated with facility and product rationalizations, and employee severance (see Note 13). AMSG operating income for 2000 was reduced by $4.8 million related to costs associated with facility rationalizations including costs to exit a related joint venture, employee severance and asset impairment charges (see Note 13). J&L operating income for 2000 was reduced by $0.6 million related to employee severance costs (see Note
13) and $0.2 million related to the evaluation of strategic alternatives (see
Note 3). Corporate operating income for 2000 was reduced by $3.0 million related to environmental remediation costs (see Note 16), $2.2 million related to employee severance costs (see Note 13), and $0.6 million related to the evaluation of strategic alternatives (see Note 3).

     MSSG operating income for 1999 was reduced by $11.1 million related to the product rationalization program and to close a drill manufacturing plant in Solon, Ohio (see Note 13) and a $3.8 million one-time charge incurred in the acquisition of 4.9 percent of Toshiba Tungaloy (see Note 4). AMSG operating income for 1999 was reduced by $5.8 million related to a write-down of an investment in and net receivables from certain international operations in emerging markets (see Note 13). Corporate operating income for 1999 was reduced by $3.9 million related to a voluntary early retirement benefit program (see
Note 13).

                                KENNAMETAL INC.

     Geographic information for sales, based on country of origin, and assets is follows:

                                                  2001         2000         1999
                                                  ----         ----         ----
                                                          (IN THOUSANDS)
External sales:
  United States..............................  $1,267,506   $1,318,806   $1,356,697
  Germany....................................     192,283      196,533      209,097
  United Kingdom.............................      86,670       96,220      107,289
  Canada.....................................      61,335       60,823       52,949
  Other......................................     200,102      194,196      188,929
                                               ----------   ----------   ----------
Total external sales.........................  $1,807,896   $1,866,578   $1,914,961
                                               ==========   ==========   ==========
Total assets:
  United States..............................  $1,368,055   $1,485,695   $1,552,670
  Germany....................................     166,259      154,534      162,405
  United Kingdom.............................      93,432       92,463       85,363
  Canada.....................................      33,982       28,203       29,854
  Other......................................     163,714      180,226      170,188
                                               ----------   ----------   ----------
Total assets.................................  $1,825,442   $1,941,121   $2,000,480
                                               ==========   ==========   ==========

PROSPECTUS
                                KENNAMETAL INC.
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                DEBT SECURITIES
                                  COMMON STOCK

                             KENNAMETAL FINANCING I
                              PREFERRED SECURITIES
                       GUARANTEED AS SET FORTH HEREIN BY
                                KENNAMETAL INC.
                            ------------------------
     Kennametal Inc., a Pennsylvania corporation ("Kennametal" or the "Company"), from time to time may offer together or separately: (i) Stock Purchase Contracts ("Stock Purchase Contracts") to purchase shares of capital stock, par value $1.25 per share ("Common Stock"), of the Company; (ii) Stock Purchase Units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Preferred Securities (as defined herein) or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contracts;
(iii) its debentures (the "Trust Debentures") to be purchased with the proceeds from the sale of preferred securities representing preferred undivided beneficial interests in Kennametal Financing I ("Preferred Securities"), a statutory business trust created under the laws of the State of Delaware (the "Trust"), and its other debentures, notes and other debt securities in one or more series, (the "Senior Debt Securities;" and together with the Trust Debentures, the "Debt Securities"); (iv) Common Stock; and (v) the Trust may offer, from time to time, its Preferred Securities, in each case in amounts, at prices and on terms to be determined at the time or times of offering. The aggregate initial offering price of all of the Securities (as defined herein) which may be sold pursuant to this Prospectus will not exceed U.S. $1,400,000,000 (or its equivalent based on the applicable exchange rate at the time of issue in one or more foreign currencies or currency units as shall be designated by Kennametal). The Stock Purchase Contracts, Stock Purchase Units, Debt Securities, Common Stock and Preferred Securities are collectively called the "Securities."

                                                        (continued on next page)

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "KMT." An accompanying Prospectus Supplement will state whether any Securities offered thereby will be listed on any national securities exchange. If such Securities are not listed on any national securities exchange, there can be no assurance that there will be a secondary market for any such Securities.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The Company may sell the Securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of such methods. See "Plan of Distribution." An accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents, if any, involved in the sale of the Securities in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.
                            ------------------------
THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                            ------------------------
                THE DATE OF THIS PROSPECTUS IS JANUARY 22, 1998.

(continued from prior page)

     Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in an accompanying prospectus supplement (the "Prospectus Supplement"), including, where applicable: (i) in the case of Stock Purchase Contracts, the number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof; (ii) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof; (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, denominations, maturity, interest payment dates, interest rate (which may be fixed or variable) or method of calculating interest, if any, applicable Extension Period (as defined below) or interest deferral terms, if any, place or places where principal, premium, if any, and interest, if any, will be payable, any terms of redemption, any sinking fund provisions, terms for any conversion or exchange into other securities, initial offering or purchase price, methods of distribution and any other special terms; (iv) in the case of Preferred Securities, the specific title, aggregate amount, stated liquidation preference, number of securities, the rate of payment of periodic cash distributions ("Distributions") or method of calculating such rate, applicable Extension Period or Distribution deferral terms, if any, place or places where Distributions will be payable, any terms of redemption, initial offering or purchase price, methods of distribution and any other special terms; and (v) in the case of Common Stock, the number of shares offered, the methods of distribution and the public offering or purchase price. If so specified in the applicable Prospectus Supplement, the Securities offered thereby may be issued in whole or in part in the form of one or more temporary or permanent global securities ("Global Securities").

     Unless otherwise specified in a Prospectus Supplement, the Debt Securities will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all of the Company's other senior unsecured obligations. If provided in an accompanying Prospectus Supplement, the Company will have the right to defer principal payments or payments of interest on any series of Debt Securities by extending the interest payment period thereon at any time or from time to time for such number of consecutive interest payment periods (which shall not extend beyond the maturity of the Debt Securities) with respect to each deferral period as may be specified in such Prospectus Supplement (each, an "Extension Period"). See "Description of Debt Securities--Option to Defer Interest Payments". The Debt Securities may be denominated in U.S. Dollars, or at the option of Kennametal, to the extent described herein and in the applicable Prospectus Supplement, in one or more foreign currencies or currency units.

     The Company will be the owner of the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") of the Trust. The payment of Distributions with respect to the Preferred Securities and payments on liquidation or redemption with respect to the Preferred Securities, in each case out of funds held by the Trust, will be irrevocably guaranteed by the Company to the extent described herein (the "Guarantee"). Certain payments in respect of the Common Securities may also be guaranteed by the Company. See "Description of the Guarantee." Unless otherwise specified in a Prospectus Supplement, the obligations of the Company under the Guarantee will be senior unsecured obligations of the Company and will rank pari passu with all of the Company's other senior unsecured obligations. Concurrently with the issuance by the Trust of the Preferred Securities, the Trust will invest the proceeds thereof and any contributions made in respect of the Common Securities in the Trust Debentures, which will have terms corresponding to the terms of the Preferred Securities. The Trust Debentures will be the sole assets of the Trust, and payments under the Trust Debentures and those made by the Company in respect of fees and expenses incurred by the Trust will be the only revenues of the Trust. Upon the occurrence of certain events as are described herein and in the applicable Prospectus Supplement, the Company may redeem the Trust Debentures and cause the redemption of the Trust Securities. In addition, if provided in the applicable Prospectus Supplement, the Company may dissolve the Trust at any time and, after satisfaction of the liabilities to creditors of the Trust as provided by applicable law, cause the Trust Debentures to be distributed to the holders of the Preferred Securities in liquidation of their interests in the Trust. See "Description of Preferred Securities--Redemption--Distribution of Trust Debentures" and "--Liquidation Distribution Upon Dissolution."

     Holders of the Preferred Securities will be entitled to receive preferential cumulative cash Distributions accruing from the date of original issuance and payable periodically as specified in an accompanying Prospectus Supplement. If provided in an accompanying Prospectus Supplement, the Company will have the right to defer payments of interest on the Trust Debentures by extending the interest payment period thereon at any time or from time to time for one or more Extension Periods (which shall not extend beyond the maturity of the Trust Debentures). If interest payments are so deferred, Distributions on the Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank junior to the Trust Debentures. During an Extension Period, Distributions will continue to accumulate (and the Preferred Securities will accumulate additional Distributions thereon at the rate per annum if and as specified in the related Prospectus Supplement). See "Description of Preferred Securities--Distributions."

     Taken together, the Company's obligations under the Trust Debentures, the Indenture (as defined herein), the Declaration (as defined herein) and the Guarantee, in the aggregate, have the effect of providing a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. See "Relationship Among the Preferred Securities, the Trust Debentures and the Guarantee."
                            ------------------------

     No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this Prospectus, any accompanying Prospectus Supplement or the documents incorporated or deemed incorporated by reference herein. If given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell or a solicitation of an offer to buy those securities to which it relates, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Registration Statement may be accessed electronically at the Commission's site on the World Wide Web at http://www.sec.gov. The Company's reports are also on file at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Securities being offered, reference is made to the Registration Statement which can be inspected at the public reference facilities at the offices of the Commission. No separate financial statements of the Trust have been included herein. The Company and the Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets the Trust Debentures, and the issuance of the Trust Securities. See "The Trust," "Description of Preferred Securities" and "Description of the Guarantee."

     The Trust is not currently subject to the information reporting requirements of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

     (1) Kennametal's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, and Greenfield Industries, Inc.'s ("Greenfield") Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     (2) Kennametal's Proxy Statement dated September 12, 1997, and Greenfield's Information Statement pursuant to Section 14(f) dated October 17, 1997;

     (3) Kennametal's Current Report on Form 8-K dated November 20, 1997, as amended on December 31, 1997;

     (4) Kennametal's Quarterly Report on Form 10-Q for the period ended September 30, 1997, and Greenfield's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997; and

     (5) the descriptions of Kennametal's Common Stock and Preferred Stock Purchase Rights contained in Kennametal's Registration Statements filed under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any such amendment or supplement.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such documents should be directed to:
Kennametal Inc., Route 981 South at Westmoreland County Airport, Latrobe, Pennsylvania 15650, Attention: David T. Cofer, Vice President, Secretary and General Counsel, telephone (412) 539-5000.

                                KENNAMETAL INC.

     The Company is a vertically integrated global manufacturer, marketer and distributor of a broad range of consumable tools, supplies and services for the metalworking, mining and highway construction industries. Kennametal specializes in developing and manufacturing tools utilizing tungsten carbide powder metallurgy for the three primary metalcutting methods: turning, milling and drilling. In addition, through its 80%-owned subsidiary, JLK Direct Distribution Inc. ("JLK"), the Company markets and distributes a broad line of consumable metalcutting tools, as well as abrasives, machine tool accessories, hand tools, measuring equipment and other industrial supplies used in the metalworking industry. The Company is a recognized leader in turning and milling consumable metalcutting tools and believes it is the largest North American and the second largest global provider of consumable metalcutting tools and supplies. Leveraging its expertise in tungsten carbide powder metallurgy, the Company has developed innovative consumable tools for the mining and construction industries and believes it is the largest global manufacturer, marketer and distributor of such tools to these markets. End users of the Company's metalworking products include manufacturers and suppliers in the aerospace, automotive, construction and farm machinery, railroad equipment, power generation and transmission equipment, home appliance, electrical equipment and oil field services and gas exploration industries.

     The address of the Company's principal executive office is Route 981 South at Westmoreland County Airport, Latrobe, Pennsylvania 15650 and its telephone number is (412) 539-5000.

                                   THE TRUST

     The Trust is a statutory business trust created under the laws of the State of Delaware pursuant to (i) an agreement of trust, dated as of November 12, 1997, executed by the Company, as sponsor (the "Sponsor") and certain of the trustees of the Trust (the "Kennametal Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on November 12, 1997. Such agreement of trust will be amended and restated in its entirety (the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the proceeds of the Trust Securities in the Trust Debentures and (iii) engaging in only those other activities necessary or incidental thereto unless otherwise specified in the applicable Prospectus Supplement. The Trust has a term of approximately seven
(7) years, but may dissolve earlier as provided in the Declaration.

     Pursuant to the Declaration, the number of Kennametal Trustees initially is five. Three of the Kennametal Trustees (the "Regular Trustees") are persons who are employees or officers of or who are affiliated with the Company. Pursuant to the Declaration, the fourth trustee will be a financial institution that is unaffiliated with the Company, which trustee serves as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). For the purpose of compliance with the provisions of the Trust Indenture Act, the Institutional Trustee will also act as trustee (the "Guarantee Trustee") under the Guarantee for the purposes of the Trust Act (as defined herein), until removed or replaced by the holder of the Common Securities. See "Description of the Guarantee" and "Description of Preferred Securities--Voting Rights; Amendment of Declaration."

     The Institutional Trustee will hold title to the Trust Debentures for the benefit of the holders of the Trust Securities and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Trust Debentures. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Trust Debentures for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Kennametal Trustee and to increase or decrease the number of Kennametal Trustees; provided, that the number of Kennametal Trustees shall be at least three, a majority of which shall be Regular Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Guarantee."

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act, as amended (the "Trust Act"), and the Trust Indenture Act. See "Description of the Preferred Securities."

     The trustee in the State of Delaware (the "Delaware Trustee") is First Chicago Delaware, Inc., Wilmington, Delaware. The principal place of business of the Trust is c/o Kennametal Inc., Route 981 South, at Westmoreland County Airport, Latrobe, PA 15650, and its telephone number is (412) 539-5000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of Kennametal for the periods indicated. For the purpose of the calculation of this ratio, earnings represents income from continuing operations before fixed charges, minority interest, provision for income taxes and the cumulative effect of accounting changes. Fixed charges includes interest expense, including amounts capitalized and the portion (one-third) of rental expenses deemed to be representative of interest expense.

                                      THREE MONTHS
   FISCAL YEAR ENDED JUNE 30,      ENDED SEPTEMBER 30,
--------------------------------   -------------------
1993   1994   1995   1996   1997     1996       1997
----   ----   ----   ----   ----     ----       ----
3.75   2.47   8.02   8.62   8.75     7.65      14.94

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, Kennametal intends to apply the net proceeds from the sale of the Securities (including Trust Debentures issued to the Trust in connection with the investment by the Trust of all of the proceeds from the sale of the Preferred Securities) to which this Prospectus relates to its general funds to be used for general corporate purposes including capital expenditures, acquisitions, the reduction of indebtedness and other purposes. Funds not required immediately for such purposes may be invested in short-term obligations or used to reduce the future level of the Company's indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Debt Securities are to be issued in one or more series under an Indenture, as supplemented or amended from time to time (as supplemented or amended, the "Indenture"), between the Company and The First National Bank of Chicago, as trustee (the "Debt Trustee"). This summary of certain terms and provisions of the Debt Securities and the Indenture is not necessarily complete, and reference is hereby made to the copy of the form of the Indenture which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to in this Section or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

GENERAL

     Unless otherwise specified in the applicable Prospectus Supplement, each series of Debt Securities will be issued as senior unsecured debt under the Indenture and will rank pari passu in right of payment with all of the Company's other senior unsecured obligations. Except as otherwise provided in the applicable Prospectus Supplement, the Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise. See the Prospectus Supplement relating to any offering of Securities.

     The Debt Securities will be issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors or a committee thereof.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of each series of Debt Securities: (i) the title of the Debt Securities; (ii) any limit upon the aggregate principal amount of the Debt Securities; (iii) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof or the right, if any, of the Company to defer payment of principal; (iv) the rate or rates, if any, at which the Debt Securities shall bear interest (including reset rates, if any, and the method by which any such rate will be determined), the Interest Payment Dates on which any such interest shall be payable and the right, if any, of the Company to defer any interest payment; (v) the place or places where, subject to the terms of the Indenture as described below under "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable ("Place of Payment") and where, subject to the terms of the Indenture as described below under "--Denominations, Registration and Transfer," the Company will maintain an office or agency where Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Debt Securities and the Indenture may be made; (vi) any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which Debt Securities may be redeemed, in whole or in part, at the option of the Company pursuant to any sinking fund or otherwise; (vii) the obligation, if any, of the Company to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (viii) the denominations in which any Debt Securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof; (ix) if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Debt Securities shall be payable, or in which the Debt Securities shall be denominated; (x) any additions, modifications or deletions in the Events of Default or covenants of the Company specified in the Indenture with respect to the Debt Securities; (xi) if other than the principal amount thereof, the portion of the principal amount of Debt Securities that shall be payable upon declaration of acceleration of the maturity thereof; (xii) any additions or changes to the Indenture with respect to a series of Debt Securities as shall be necessary to permit or facilitate the issuance of such series in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (xiii) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Debt Securities and the manner in which such amounts will be determined; (xiv) subject to the terms described under "--Global Debt Securities," whether the Debt Securities of the series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the depositary for such Global Securities; (xv) the appointment of any trustee, registrar, paying agent or agents; (xvi) the terms and conditions of any obligation or right of the Company or a holder to convert or exchange Debt Securities into Preferred Securities or other securities; (xvii) whether the defeasance and covenant defeasance provisions described under "--Satisfaction and Discharge; Defeasance" shall be inapplicable; and (xviii) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain material U.S. federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

     If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of Debt Securities, certain material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. Debt Securities of any series will be exchangeable for other Debt Securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date ("Original Issue Date"), stated maturity ("Stated Maturity") and bearing the same interest rate.

     Each series of Debt Securities may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to such series of Debt Securities and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Debt Trustee of each series of Debt Securities as Securities Registrar for such series under the Indenture. If the applicable Prospectus Supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     In the event of any redemption, neither the Company nor the Debt Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of Debt Securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Debt Securities so selected for redemption, except, in the case of any Debt Securities being redeemed in part, any portion thereof not to be redeemed.

GLOBAL DEBT SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Debt Security may not be transferred except as a whole by the depositary for such Global Debt Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee to a successor depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Debt Security, and the deposit of such Global Debt Security with or on behalf of the applicable depositary, the depositary for such Global Debt Security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Debt Security to the accounts of persons that have accounts with such depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Debt Security will be limited to participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Debt Security.

     So long as the depositary for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Debt Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of (and premium, if any) and interest on individual Debt Securities represented by a Global Debt Security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of the Global Debt Security representing such Debt Securities. None of the Company, the Debt Trustee, any paying agent, or the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Debt Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Debt Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Debt Security for such Debt Securities as shown on the records of such depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Debt Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     Unless otherwise specified in the applicable Prospectus Supplement, if the depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Debt Security representing such series of Debt Securities. In addition, unless otherwise specified in the applicable Prospectus Supplement, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Debt Securities and, in such event, will issue individual Debt Securities of such series in exchange for such Global Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Debt Security representing Debt Securities of such series may, on terms acceptable to the Company, the Debt Trustee and the depositary for such Global Debt Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Debt Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Debt Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof. The applicable Prospectus Supplement may specify other circumstances under which individual Debt Securities may be issued in exchange for the Global Debt Security representing any Debt Securities.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Debt Securities will be made at the office of the Debt Trustee in Delaware or at the office of such paying agent or paying agents as the Company may designate from time to time in the applicable Prospectus Supplement, except that at the option of the Company payment of any interest may be made (i) except in the case of Global Debt Securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the person or entity entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest on Debt Securities will be made to the person or entity in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest, except in the case of defaulted interest ("Defaulted Interest"). The Company may at any time designate additional paying agents or rescind the designation of any paying agent; however, the Company will at all times be required to maintain a paying agent in each Place of Payment for each series of Debt Securities.

     Any moneys deposited with the Debt Trustee or any paying agent, or held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Debt Security and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company or released from such trust, as applicable, and the holder of such Debt Security shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

OPTION TO DEFER INTEREST PAYMENTS

     If provided in the applicable Prospectus Supplement, the Company shall have the right, at any time and from time to time during the term of any series of Debt Securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the Stated Maturity of the final installment of principal of such series of Debt Securities. Certain material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

MODIFICATION OF INDENTURE

     From time to time, the Indenture may be modified by the Company and the Debt Trustee without the consent of any holders of any series of Debt Securities with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Indenture, (ii) to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act and
(iii) to make any change that does not materially adversely affect the interests of any holder of such series of Debt Securities. In addition, under the Indenture, certain rights, covenants and obligations of the Company and the rights of holders of any series of Debt Securities may be modified by the Company and the Debt Trustee with the written consent of the holders of at least a majority in aggregate principal amount of such series of outstanding Debt Securities; but no extension of the maturity of any series of Debt Securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of such series of Debt Securities, other modification in the terms of payment of the principal of, or interest on, such series of Debt Securities, or reduction of the percentage required for modification, will be effective against any holder of such series of outstanding Debt Securities without such holder's consent.

     In addition, the Company and the Debt Trustee may execute, without the consent of any holder of the Debt Securities, any supplemental Indenture for the purpose of creating any new series of Debt Securities.

INDENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to a series of Debt Securities that has occurred and is continuing constitutes an "Indenture Event of Default" with respect to such series of Debt Securities:

     (i) failure for 30 days to pay any interest or any sinking fund payment on such series of the Debt Securities when due (subject to the deferral of any due date in the case of an Extension Period); or

     (ii) failure to pay any principal or premium, if any, on such series of the Debt Securities when due whether at maturity, upon redemption, by declaration or otherwise; or

     (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice has been given to the Company from the Debt Trustee or the holders of at least 25% in principal amount of such series of outstanding Debt Securities; or

     (iv) default resulting in acceleration of other indebtedness of the Company for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and such acceleration is not rescinded or annulled within 30 days after the written notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, provided that such Event of Default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

     (v) certain events in bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in outstanding principal amount of such series of Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee. The Debt Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Debt Securities may declare the principal due and payable immediately upon an Indenture Event of Default. The holders of a majority in aggregate outstanding principal amount of such series of Debt Securities may annul such declaration and waive the default if the default (other than the non-payment of the principal of such series of Debt Securities which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debt Trustee.

     The holders of a majority in outstanding principal amount of a series of Debt Securities affected thereby may, on behalf of the holders of all the holders of such series of Debt Securities, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debt Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series of Debt Securities. The Company is required to file annually with the Debt Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

     In case an Indenture Event of Default shall occur and be continuing as to a series of Debt Securities, all of which are held by the Trust, the Institutional Trustee will have the right to declare the principal of and the interest on such Debt Securities, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Debt Securities.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that the Company shall not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless (i) either the Company is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental indenture; and
(ii) immediately before and after giving effect thereto, no Indenture Event of Default, and no event which, after notice or lapse of time or both, would become an Indenture Event of Default, shall have happened and be continuing.

     The general provisions of the Indenture do not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Debt Securities.

SATISFACTION AND DISCHARGE; DEFEASANCE

     The Indenture provides that when, among other things, all Debt Securities not previously delivered to the Debt Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debt Trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the Debt Securities are payable sufficient to pay and discharge the entire indebtedness on the Debt Securities not previously delivered to the Debt Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

     The Indenture provides that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to any series of Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the Trustee ("defeasance") or (b) to be released from its obligations with respect to certain covenants, ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding Debt Securities of such series. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) with regard to certain matters, including an opinion to the effect that the holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

REDEMPTION

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will not be subject to any sinking fund.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company may, at its option, redeem the Debt Securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable Prospectus Supplement plus accrued and unpaid interest to the date fixed for redemption, and Debt Securities in denominations larger than $50 may be redeemed in part but only in integral multiples of $50. If the Debt Securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable Prospectus Supplement will specify such date or describe such conditions.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debt Securities to be redeemed at such holder's registered address. Unless the Company defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on such Debt Securities or portions thereof called for redemption.

CONVERSION OR EXCHANGE

     If and to the extent indicated in the applicable Prospectus Supplement, the Debt Securities of any series may be convertible or exchangeable into other securities. The specific terms on which Debt Securities of any series may be so converted or exchanged will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of other securities to be received by the holders of Debt Securities would be calculated as of a time and in the manner stated in the applicable Prospectus Supplement.

CERTAIN COVENANTS

     The Indenture contains certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of Debt Securities. If and to the extent indicated in the applicable Prospectus Supplement, these covenants may be removed or additional covenants added with respect to any series of Debt Securities.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

MISCELLANEOUS

     The Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Debt Securities, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Kennametal Trustees and
(iv) the enforcement by the Institutional Trustee of the rights of the holders of the Preferred Securities.

INFORMATION CONCERNING THE DEBT TRUSTEE

     The Debt Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The First National Bank of Chicago, the Debt Trustee, is also Institutional Trustee under the Declaration and Guarantee Trustee under the Guarantee. The Company maintains trust and other business relationships in the ordinary course of business with The First National Bank of Chicago. Pursuant to the provisions of the Trust Indenture Act, upon the occurrence of certain events, The First National Bank of Chicago may be deemed to have a conflicting interest, by virtue of its acting as the Institutional Trustee, the Debt Trustee and the Guarantee Trustee, its other business relationships with the Company, and by virtue of its subsidiary acting as Delaware Trustee, and thereby may be required to resign and be replaced by a successor trustee under the Indenture, the Declaration and the Guarantee.

                      DESCRIPTION OF PREFERRED SECURITIES

     Pursuant to the terms of the Declaration, the Kennametal Trustees on behalf of the Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Declaration. This summary of certain provisions of the Preferred Securities and the Declaration is not necessarily complete, and reference is hereby made to the copy of the Declaration, including the definitions therein of certain terms, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Wherever particular defined terms of the Declaration are referred to in this Section or in a Prospectus Supplement, such defined terms are incorporated herein by reference.

GENERAL

     The Preferred Securities of the Trust will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of the Trust except as described under "--Subordination of Common Securities." Legal title to the Trust Debentures will be held by the Institutional Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Guarantee Agreement executed by the Company for the benefit of the holders of the Trust's Preferred Securities (the "Guarantee") will be a guarantee with respect to the Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the Preferred Securities when the Trust does not have funds on hand available to make such payments. See "Description of the Guarantee."

DISTRIBUTIONS

     The Trust's Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust, and the Distributions on each Preferred Security will be payable at a rate specified in the Prospectus Supplement for the Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable Prospectus Supplement. Distributions that are in arrears will accumulate additional Distributions thereon at the rate per annum if and as specified in the applicable Prospectus Supplement ("Additional Amounts"). The term "Distributions" as used herein includes any Additional Amounts unless otherwise stated.

     Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable Prospectus Supplement. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Institutional Trustee or the Debt Trustee is closed for business.

     If provided in the applicable Prospectus Supplement, the Company has the right under the Indenture to defer payments of interest on the Trust Debentures by extending the interest payment period thereon from time to time for a period or periods that will be specified in the applicable Prospectus Supplement. Such extension right, if exercised, would result in the deferral of Distributions on the Preferred Securities (though such Distributions would continue to accumulate additional Distributions thereon at the rate per annum if and as specified in the applicable Prospectus Supplement) during any such extended interest payment period. Such right to extend the interest payment period for the Trust Debentures is limited to a period not extending beyond the Stated Maturity of the Trust Debentures. In the event that the Company exercises this right, then
(a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock other than (i) purchases or acquisitions of capital stock (of the Company in connection with the satisfaction by the Company of its obligations under any employee or agent benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company), (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or a series of the Company's capital stock for another class or a series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock and (v) redemptions or repurchases of any rights pursuant to the Rights Agreement, and the declaration thereunder of a dividend of rights in the future), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank junior to the Trust Debentures, although it may make any such payments or repay, repurchase or redeem any debt securities that rank pari passu with the Trust Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Guarantee or the Common Securities Guarantee (as defined herein)). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not extend beyond the Stated Maturity of the Trust Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. See "Description of the Debentures--Option to Defer Interest Payments." If Distributions are deferred, the deferred Distributions and accumulated additional Distributions thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

     It is anticipated that the revenue of the Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Trust Debentures in which the Trust will invest the proceeds from the issuance and sale of the Preferred Securities and the Common Securities. If the Company does not make interest payments on such Trust Debentures, the Institutional Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of the Guarantee."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Declaration, unless otherwise specified in the applicable Prospectus Supplement, each such payment will be made as described under "Book-Entry Issuance." In the event any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date, at least 15 days prior to the relevant Distribution Date, that is specified in the applicable Prospectus Supplement.

REDEMPTION

     MANDATORY REDEMPTION. Unless otherwise specified in the applicable Prospectus Supplement, upon any repayment, redemption, in whole or in part, of any Trust Debentures that are held by the Trust unless otherwise specified in the applicable Prospectus Supplement, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Institutional Trustee to redeem a Like Amount (as defined below) of the related Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate liquidation amount of such Trust Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Trust Debentures. If less than all of any series of Trust Debentures that are held by the Trust are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of any Trust Debentures held by the Trust shall be allocated pro rata to the Preferred Securities and the Common Securities.

     DISTRIBUTION OF TRUST DEBENTURES. Unless otherwise specified in the applicable Prospectus Supplement, the Company will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, to cause the Trust Debentures in respect of the Trust Securities issued by the Trust to be distributed to the holders of the Trust Securities in liquidation of the Trust.

     After the liquidation date fixed for any distribution of Trust Debentures held by the Trust, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the depositary (if any) for the Preferred Securities, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Trust Debentures to be delivered upon such distribution and (iii) any certificates representing such Preferred Securities not held by or on behalf of such depositary will be deemed to represent the Trust Debentures having a principal amount equal to the liquidation amount of the Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities, until such certificates are presented to the Regular Trustees or their agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or the Trust Debentures that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Trust Debentures that the investor may receive on dissolution or liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

     SPECIAL EVENT REDEMPTION. If a Tax Event or an Investment Company Event (each as defined below or in the applicable Prospectus Supplement, a "Special Event") shall occur and be continuing, unless otherwise specified in the applicable Prospectus Supplement, the Company will have the right to redeem the Trust Debentures in whole (but not in part) and therefore cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event.

     If provided in the applicable Prospectus Supplement, the Company shall have the right to extend or shorten the maturity of any series of Trust Debentures held by the Trust at the time that the Company exercises its right to elect to dissolve the Trust and, after satisfaction of the liability to creditors of the Trust as provided by applicable law, cause such Trust Debentures to be distributed to the holders of the Preferred Securities and Common Securities of the Trust in liquidation of the Trust, provided that it can extend the maturity only if certain conditions specified in the applicable Prospectus Supplement are met at the time such election is made and at the time of such extension.

     "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (iii) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position on the date the Preferred Securities are issued, which amendment or change is effective or which interpretation or pronouncement is announced on or after the date of issuance of the Preferred Securities under the Declaration, there is more than an insubstantial risk that (x) the Trust is, or will be within 90 days of the date thereof, subject to U.S. federal income tax with respect to income received or accrued on the Trust Debentures, (y) interest payable by the Company on the Debentures is not, or within 90 days of the date thereof, will not be, deductible, in whole or in part, for U.S. federal income tax purposes, or (z) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that there is a more than insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment

Company Act of 1940, as amended (the "Investment Company Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities.

     "Like Amount" means (i) with respect to a redemption of any Trust Securities, Trust Securities having a liquidation amount equal to that portion of the principal amount of Trust Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative liquidation amounts of such classes of Trust Securities, and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Trust Debentures to holders of any Trust Securities in connection with a dissolution or liquidation of Trust, Trust Debentures having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom such Trust Debentures are distributed.

REDEMPTION PROCEDURES

     Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Trust Debentures. Redemptions of Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment of such Redemption Price. See also "--Subordination of Common Securities."

     If the Trust gives a notice of redemption in respect of the Preferred Securities, then, on the Redemption Date, to the extent funds are available, the Institutional Trustee will deposit irrevocably with the Depositary for the Preferred Securities (if such Preferred Securities are issued in the form of one or more Global Preferred Securities) funds sufficient to pay the applicable Redemption Price and will give such Depositary irrevocable instructions and authority to pay the Redemption Price to the beneficial owners of the Preferred Securities. See "--Global Preferred Securities" and "Book-Entry Issuance." If the Preferred Securities are not issued in the form of one or more Global Preferred Securities, the Trust, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for the Preferred Securities called for redemption shall be payable to the holders of the Preferred Securities on the relevant record dates for the related Distribution Dates. If a notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Preferred Securities so called for redemption will cease, except the right of the holders of the Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and the Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of the Guarantee", Distributions on such Preferred Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Trust for the Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

     Subject to applicable law (including, without limitation, U.S. federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

     If less than all of the Preferred Securities and Common Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate liquidation amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata among the Preferred Securities and Common Securities of such Trust based on the relative liquidation amounts of such classes of Trust Securities. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Institutional Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Institutional Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $50 or an integral multiple of $50 in excess thereof) of the liquidation amount of Preferred Securities of a denomination larger than $50. The Institutional Trustee shall promptly notify the registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of each Declaration, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Preferred Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Preferred Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Trust Debentures, on and after the Redemption Date interest will cease to accrue on the Trust Debentures or portions thereof (and Distributions will cease to accumulate on the Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions (including Additional Amounts, if applicable) on, and the Redemption Price of, the Trust's Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the liquidation amount of such Trust Securities; provided, however, that if on any Distribution Date or Redemption Date, an Indenture Event of Default shall have occurred and be continuing, no payment of any Distribution (including Additional Amounts, if applicable) on, or Redemption Price of, any of the Trust's Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions (including Additional Amounts, if applicable) on all of the Trust's outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the Trust's outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Institutional Trustee shall first be applied to the payment in full in cash of all Distributions (including Additional Amounts, if applicable) on, or Redemption Price of, the Trust's Preferred Securities then due and payable.

     In the case of any Event of Default under the Declaration resulting from an Indenture Event of Default, the Company as holder of the Trust's Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Declaration until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Declaration have been so cured, waived or otherwise eliminated, the Institutional Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Trust's Common Securities, and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Unless otherwise specified in the applicable Prospectus Supplement, pursuant to the Declaration, the Trust shall dissolve (i) on November 12, 2004, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the Company, after receipt by the Institutional Trustee of written direction from the Company to dissolve the Trust or after obtaining the consent of the holders of at least a majority in liquidation amount of the Trust Securities affected thereby voting together as a single class to dissolve the Trust, or the revocation of the charter of the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Trust Debentures, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, the Company or the Trust, or
(vi) upon the redemption of all the Trust Securities.

     If an early dissolution occurs as described in clause (ii), (iii) or (v) above, the Trust shall be liquidated by the Kennametal Trustees as expeditiously as the Kennametal Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the applicable Trust Securities a Like Amount of the Trust Debentures that are then held by the Trust, unless such distribution is determined by the Institutional Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the liquidation amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Trust's Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if an Indenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities. If specified in the applicable Prospectus Supplement, a supplemental Indenture may provide that if an early dissolution occurs as described in clause (v) above, the Trust Debentures that are then held by the Trust may be subject to optional redemption in whole (but not in part).

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an "Event of Default" under the Declaration (an "Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (i) the occurrence of an Indenture Event of Default under the Indenture; or

     (ii) default by the Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

     (iii) default by the Trust in the Payment of any Redemption Price of any Trust Security when it becomes due and payable; or

     (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Kennametal Trustees in the Declaration (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 90 days after written notice has been given to the defaulting Kennametal Trustee or Trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding Preferred Securities, which notice shall specify such default or breach and require it to be remedied and shall state that such notice is a "Notice of Default" under the Declaration; or

     (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Institutional Trustee and the failure by the Company to appoint a successor Institutional Trustee within 60 days thereof.

     Within five Business Days after the occurrence of any Event of Default actually known to the Institutional Trustee, the Institutional Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Regular Trustees and the Company, as Sponsor, unless such Event of Default shall have been cured or waived. The Company, as Sponsor, and the Regular Trustees are required to file annually with the Institutional Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Declaration.

     If an Indenture Event of Default has occurred and is continuing, the Preferred Securities of the Trust shall have a preference over the Common Securities of the Trust upon dissolution of the Trust as described above. See "--Liquidation Distribution Upon Dissolution." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF KENNAMETAL TRUSTEES

     Unless an Indenture Event of Default shall have occurred and be continuing with respect to the Trust Debentures, any Kennametal Trustee may be removed at any time by the holder of the Common Securities. If an Indenture Event of Default with respect to any series of Trust Debentures has occurred and is continuing, the Institutional Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding Preferred Securities of the Trust. In no event will the holders of the Preferred Securities of the Trust have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities of the Trust. No resignation or removal of a Kennametal Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration.

CO-TRUSTEES AND SEPARATE INSTITUTIONAL TRUSTEE

     Unless an Event of Default with respect to the Preferred Securities of the Trust shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property ("Trust Property") may at the time be located, the Company, as the holder of the Common Securities of the Trust, and the Regular Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Institutional Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Declaration. In case an Indenture Event of Default with respect to the Trust Debentures has occurred and is continuing, the Institutional Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUST TRUSTEES

     Any entity into which the Institutional Trustee, the Delaware Trustee or any Regular Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Declaration, provided such entity shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below or as described in "--Liquidation Distribution Upon Dissolution". The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) if the Trust is not the survivor, such successor entity either (x) assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Trust Debentures, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity),
(vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (C) following such merger, consolidation, amalgamation or replacement, the Trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF DECLARATION

     Except as provided below and under "Description of the Guarantee--Modification of the Guarantee; Assignment" and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

     Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Trust Debentures, to (i) exercise the remedies available under the Indenture with respect to the Trust Debentures, (ii) waive any past Indenture Event of Default that is waivable under Section 513 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Trust Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Trust Debentures where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Trust Debentures (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the Preferred Securities may direct the Institutional Trustee to give such consent or take such action. The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Trust Debentures. Such notice shall state that such Indenture Event of Default also constitutes an Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clause (i), (ii) or (iii) above unless the Institutional Trustee has obtained an opinion of tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

     In the event the consent of the Institutional Trustee, as a holder of the Trust Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of a Super-Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Trust Debentures outstanding. The Institutional Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of tax counsel experienced in such matters to the effect that for the purposes of United States federal income tax, the Trust will not be classified as other than a grantor trust.

     A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Event of Default.

     Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Trust Debentures in accordance with the Declaration.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

     The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "Book-Entry Issuance."

     Holders of the Preferred Securities will have no rights to appoint or remove the Kennametal Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Common Securities.

GLOBAL PREFERRED SECURITIES

     The Preferred Securities of the Trust may be issued in whole or in part in the form of one or more Global Preferred Securities that will be deposited with, or on behalf of, the depositary identified in the Prospectus Supplement relating to the Preferred Securities. Unless otherwise indicated in the applicable Prospectus Supplement for the Preferred Securities, the depositary will be The Depository Trust Company ("DTC"). Global Preferred Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Preferred Securities represented thereby, a Global Preferred Security may not be transferred except as a whole by the depositary for such Global Preferred Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee to a successor depositary or any nominee of such successor.

     While the specific terms of the depositary arrangement with respect to the Preferred Securities of the Trust (if other than as described under "Book-Entry Issuance") will be described in the Prospectus Supplement relating to the Preferred Securities, the Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the applicable depositary, the depositary for such Global Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities or by the Company if such Preferred Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

     So long as the depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Declaration. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Declaration.

     Payments of liquidation amount, premium or Distributions in respect of individual Preferred Securities represented by a Global Preferred Security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of the Global Preferred Security representing such Preferred Securities. None of the Company, the Institutional Trustee, any paying agent or the registrar for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the depositary for the Preferred Securities of the Trust, or its nominee, upon receipt of any payment of liquidation amount, premium or Distributions in respect of a Global Preferred Security representing any of such Preferred Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate of such Global Preferred Security for such Preferred Securities as shown on the records of such depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     Unless otherwise specified in the applicable Prospectus Supplement, if a Depositary for the Preferred Securities of a Trust is at any time unwilling, unable or ineligible to continue as a depositary and a successor depositary is not appointed by the Company within 90 days, the Trust will issue individual Preferred Securities of the Trust in exchange for the Global Preferred Security representing such Preferred Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to the Preferred Securities, determine not to have any Preferred Securities of the Trust represented by one or more Global Preferred Securities and, in such event, the Trust will issue individual Preferred Securities in exchange for the Global Preferred Security or Securities representing such Preferred Securities. Further, if the Company so specifies with respect to the Preferred Securities of the Trust, an owner of a beneficial interest in a Global Preferred Security representing such Preferred Securities may, on terms acceptable to the Company, the Institutional Trustee and the Depositary for such Global Preferred Security, receive individual Preferred Securities in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities represented by such Global Preferred Security equal in liquidation amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities so issued will be issued in denominations, unless otherwise specified by the Company, of $50 and integral multiples thereof.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Preferred Securities shall be made to the applicable depositary, which shall credit the relevant accounts at such depositary on the applicable Distribution Dates or, if the Preferred Securities are not held by a depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the applicable Prospectus Supplement, the paying agent for the Preferred Securities shall initially be the Institutional Trustee and any co-paying agent chosen by the Institutional Trustee and acceptable to the Regular Trustees and the Company. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the Institutional Trustees and the Company. In the event that the Institutional Trustee shall no longer be the paying agent, the Regular Trustees shall appoint a successor to act as paying agent (which shall be a bank or trust company acceptable to the Regular Trustees and the Company).

REGISTRAR AND TRANSFER AGENT

     Unless otherwise specified in the applicable Prospectus Supplement, the Institutional Trustee will act as registrar and transfer agent for the Preferred Securities.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the Preferred Securities after the Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     The Institutional Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Institutional Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Declaration or is unsure of the application of any provision of the Declaration, and the matter is not one on which holders of Preferred Securities are entitled under the Declaration to vote, then the Institutional Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or fail to be classified as a grantor trust for U.S. federal income tax purposes and so that the Debentures will be treated as indebtedness of the Company for U.S. federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Declaration, that the Company and the Regular Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

     Holders of the Preferred Securities have no preemptive or similar rights.

     The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

                          DESCRIPTION OF THE GUARANTEE

     Set forth below is a summary of information concerning the Guarantee which will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago, an independent trustee, will act as indenture trustee under the Guarantee (the "Guarantee Trustee") for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. The following summary is not necessarily complete, and reference is hereby made to the copy of the form of the Guarantee (including the definitions therein of certain terms) which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Guarantee are referred to in this Prospectus, such defined terms are incorporated herein by reference. The Guarantee will be held by the Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

     Pursuant to the Guarantee, unless otherwise specified in the applicable Prospectus Supplement, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities issued by the Trust, the Guarantee Payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments or distributions with respect to Preferred Securities issued by the Trust, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee (without duplication):
(i) any accrued and unpaid distributions which are required to be paid on the Preferred Securities, to the extent the Trust shall have funds available therefor; (ii) with respect to any Preferred Securities called for redemption by the Trust, the redemption price (the "Redemption Price") and all accrued and unpaid distributions to the date of redemption, to the extent the Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Trust Debentures to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

     The Guarantee will be a full and unconditional guarantee of the Guarantee Payments with respect to the Preferred Securities, but will not apply to any payment of distributions except to the extent the Trust shall have funds available therefor. If the Company does not make interest payments on the Trust Debentures purchased by the Trust, the Trust will not pay distributions on the Preferred Securities issued by the Trust and will not have funds available therefor. See "Relationship Among the Preferred Securities, the Trust Debentures and the Guarantee." The Guarantee, when taken together with the Company's obligations under the Indenture and the Declaration, will have the effect of providing a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that upon an Indenture Event of Default, holders of the Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     In the Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the Guarantee or the Declaration, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company,
(ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company and (v) redemptions or purchases of any rights pursuant to the Rights Agreement, any successor to the Rights Agreement, and the declaration thereunder of a dividend of rights in the future), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank junior to the Trust Debentures, although it may make any such payments or repay, repurchase or redeem any debt securities that rank pari passu with the Trust Debentures and
(c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Guarantee or the Common Securities Guarantee).

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the Trust. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

TERMINATION

     The Guarantee will terminate as to the Preferred Securities (i) upon full payment of the Redemption Price of all Preferred Securities then outstanding,
(ii) upon distribution of the Trust Debentures held by the Trust to the holders of the Preferred Securities of the Trust or (iii) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must return payment of any sums paid under such Preferred Securities or the Guarantee.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce such holder's rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a required guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE GUARANTEE

     The Guarantee will constitute a senior unsecured obligation of the Company and will rank pari passu with all of the Company's other senior unsecured obligations. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the Trust by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Guarantee Trustee, upon the occurrence of an event of default under the Guarantee, from exercising the rights and powers vested in it by the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

       RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE TRUST DEBENTURES
                               AND THE GUARANTEE

     As long as payments of interest and other payments are made when due on the Trust Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Trust Debentures will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Trust Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Company shall be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

     Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." Taken together, the Company's obligations under the Trust Debentures, the Indenture, the Declaration and the Guarantee have the effect of providing a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Trust Debentures, the Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions.

     Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofor made, or is concurrently on the date of such payment making, a payment under the Guarantee.

     A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

     The Trust's Preferred Securities evidence preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in Trust Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Trust Debenture is that a holder of a Trust Debenture will accrue, and (subject to the permissible extension of the interest period) is entitled to receive, interest on the principal amount of Trust Debentures held, while a holder of Preferred Securities is only entitled to receive Distributions if and to the extent the Trust has funds available for the payment of such Distributions.

     Upon any voluntary or involuntary dissolution of the Trust involving the liquidation of the Trust Debentures, the holders of Preferred Securities of the Trust will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Institutional Trustee as holder of the Trust Debentures would be entitled to receive payment in full of principal and interest, before any shareholders of the Company receive payments or distributions.

                          DESCRIPTION OF COMMON STOCK

     The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Pennsylvania law and to the provisions of the Company's Amended and Restated Articles of Incorporation (the "Restated Articles") and its By-Laws (the "By-Laws"), copies of which have been filed with the Commission.

COMMON STOCK

     The Company has authorized 70,000,000 shares of capital stock, par value $1.25 per share ("Common Stock"). As of November 30, 1997, there were 26,284,093 shares of Common Stock outstanding. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor after payment of dividends on any outstanding Preferred Stock and are entitled to one vote for each share of Common Stock held by them with respect to all matters upon which they are entitled to vote.

PREFERRED STOCK

     The Company has authorized 5,000,000 shares of Class A Preferred Stock, no par value per share (the "Preferred Stock"). At present, there are no shares of Preferred Stock outstanding. The Board of Directors of the Company, without further action by the stockholders, is authorized to designate and issue in series Preferred Stock and to fix as to any series the dividend rate, redemption prices, preferences on dissolution, the terms of any sinking fund, conversion rights, voting rights, and any other preferences or special rights and qualifications. The Board of Directors of the Company has authorized 200,000 shares of Series One Preferred Stock for use in the Rights Agreement. See "Rights Agreement."

     Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock. The Company has no present plans to issue any Preferred Stock.

COVENANT RESTRICTIONS

     In connection with the acquisition of Greenfield, the Company, on November 17, 1997, entered into a bank credit facility with BankBoston, N.A., Deutsche Bank AG, New York Branch, Mellon Bank, N.A. and PNC Bank, National Association (the "New Bank Credit Facility"). The Company's New Bank Credit Facility contains financial and operating covenants, including restrictions on the ability of the Company to, among other things, incur additional debt, make advances and investments, create, incur or permit the existence of certain liens, make loans or guarantees and requires the Company to achieve and maintain certain financial ratios, including minimum net worth, maximum leverage ratio and minimum fixed charge coverage ratio.

     Securities issued by the Company in the future, including the Debt Securities and future credit agreements, may contain various restrictive covenants similar or in addition to the covenants above described.

CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain provisions of the Restated Articles and By-Laws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of the Company if the Board determines that such takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management even if some or a majority of shareholders deemed such an attempt to be in their best interests.

     The provisions in the Restated Articles and By-Laws include: (i) the classification of the Board of Directors into three classes; (ii) a procedure which requires shareholders to nominate directors in advance of a meeting to elect such directors; and (iii) the authority to issue additional shares of Common Stock or Preferred Stock without shareholder approval.

     The Restated Articles also include a provision requiring a 75 percent shareholder vote for certain mergers or other business combinations or transactions with five percent shareholders; a provision requiring a 75 percent shareholder vote to remove the entire Board, a class of the Board, any individual member of the Board without cause, or to increase the size of the Board to more than twelve members or decrease the size of the Board to fewer than eight members; a provision requiring disinterested shareholder approval of stock repurchases at a premium over market by the Company from certain four percent Shareholders (as defined in the Restated Articles); and a provision requiring a majority of disinterested shareholders to approve certain business combinations involving a stockholder who beneficially owns more than 10 percent of the voting power of the Company, unless certain minimum price, form of consideration and procedural requirements are satisfied or the transaction is approved by a majority of disinterested directors.

     Pursuant to the Restated Articles, the Board of Directors is permitted to consider the effects of a change in control on non-shareholder constituencies of the Company, such as its employees, suppliers, creditors, customers and the communities in which it operates. Pursuant to this provision, the Board may be guided by factors in addition to price and other financial considerations.

     PBCL Anti-Takeover Provisions. The Pennsylvania Business Corporation Law (the "PBCL") contains a number of statutory "anti-takeover" provisions, including Subchapters E, F, G and H of Chapter 25 and Section 2538 of the PBCL, which apply automatically to a Pennsylvania registered corporation (usually a public company) unless such corporation elects to opt-out as provided in such provisions. The Company, as a Pennsylvania registered corporation, has elected in its By-Laws to opt-out of certain of the anti-takeover provisions entirely, namely Subchapters G and H.

     The following descriptions are qualified in their entirety by reference to such provisions of the PBCL:

          Subchapter E (relating to control transactions) generally provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

          Subchapter F (relating to business combinations) generally delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions between a corporation and an interested shareholder including mergers, sales or leases of specified amounts of assets, liquidations, reclassifications and issuances of specified amounts of additional shares of stock of the corporation. An "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

          Section 2538 of the PBCL generally establishes certain shareholder approval requirements with respect to specified transactions with "interested shareholders."

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. is the Transfer Agent and Registrar for the Common Stock.

RIGHTS AGREEMENT

     The Company has adopted a rights plan pursuant to which the Board of Directors authorized and the Company distributed one preferred stock purchase right (each a "right") for each outstanding share of Common Stock of the Company. The terms of the rights are governed by a Rights Agreement between the Company and Mellon Bank, N.A., as Rights Agent, dated as of October 25, 1990 (the "Rights Agreement"). The rights, which currently are automatically transferred with the related shares of Common Stock and are not separately transferable, will entitle the holder thereof to purchase one-hundredth of a share of a new series of preferred stock of the Company at a price of $105 (subject to certain adjustments).

     Subject to certain restrictions, the rights become exercisable only if a person or group of persons acquires or intends to make a tender offer for 20 percent or more of the Company's Common Stock. If any person acquires 20 percent of the Common Stock, each right will entitle the shareholder to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price. If the Company is acquired in a merger or certain other business combinations, each right then will entitle the shareholder to purchase at the exercise price, that number of shares of the acquiring company having a market value of two times the exercise price.

     The rights will expire on November 2, 2000, and are subject to redemption in certain circumstances by the Company at a redemption price of $0.01 per right.

     The foregoing summary description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed with the Commission as an exhibit in the Registration Statement of which this Prospectus forms a part. For a more detailed description of the Rights Agreement, see the Company's Form 8-A filed with the Commission with respect to the rights and incorporated by reference into this Prospectus.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Preferred Stock or Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as Stock Purchase Units consisting of a Stock Purchase Contract and Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the applicable Prospectus Supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              BOOK ENTRY ISSUANCE

     Unless otherwise specified in the applicable Prospectus Supplement, DTC will act as depositary for Securities issued in the form of Global Securities. Such Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered Global Securities will be issued for such Securities representing in the aggregate the total number of such Securities, and will be deposited with or on behalf of DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Securities. Transfers of ownership interests in Securities issued in the form of Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in such Securities, except in the event that use of the book-entry system for such Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Securities issued in the form of Global Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. as the registered holder of Securities issued in the form of Global Securities. If less than all of a series of such Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Although voting with respect to Securities issued in the form of Global Securities is limited to the holders of record of such Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the issuer of such Securities as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments in respect of Securities issued in the form of Global Securities will be made by the issuer of such Securities to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Institutional Trustee, either Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable Securities, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as depositary with respect to any Securities at any time by giving reasonable notice to the issuer of such Securities. In the event that a successor depositary is not obtained, individual Security certificates representing such Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Company believe to be accurate, but the Trust and the Company assume no responsibility for the accuracy thereof. Neither the Trust nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

     Any of the Securities being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company or, in the case of Preferred Securities, by the Trust to purchasers.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or the Trust to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

     If Securities are sold by means of an underwritten offering, the Company and, in the case of an offering of Preferred Securities, the Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and the Company or the Trust, as applicable, at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Securities will be obligated to purchase all such Securities if any are purchased.

     The Company or the Trust, as applicable, may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the Prospectus Supplement relating thereto. If the Company or the Trust, as applicable, grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Securities.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company or the Trust, as applicable, will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Securities may be solicited directly by the Company or the Trust, as applicable, and the sale thereof may be made by the Company or the Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company or the Trust, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or the Trust and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

     If so indicated in the applicable Prospectus Supplement, the Company or the Trust, as applicable, may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company or the Trust at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to delayed delivery contracts accepted by the Company or the Trust, as applicable.

     Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company or the Trust, as applicable, to indemnification by the Company or the Trust, as applicable, against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

     Each series of Securities will be a new issue and, other than the Common Stock, which is listed on the NYSE, will have no established trading market. The Company may elect to list any series of Securities on an exchange, and in the case of the Common Stock, except as set forth in the applicable Prospectus Supplement, on any additional exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Securities.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Securities will be passed upon by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. William R. Newlin, Chairman of the Board of the Company, is a shareholder in Buchanan Ingersoll Professional Corporation. As of July 30, 1997, Mr. Newlin owned 24,385 shares of Common Stock, stock credits representing the right to acquire 9,260 shares of Common Stock pursuant to the Company's directors deferred fee plan, 20,000 shares of JLK common stock and held options to acquire 1,500 shares of Common Stock and 15,000 shares of JLK common stock. Except as provided in the applicable Prospectus

Supplement, if the Securities are underwritten, the validity of the Securities will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York. Simpson Thacher & Bartlett will rely on Buchanan Ingersoll Professional Corporation with respect to matters of Pennsylvania law.

                                    EXPERTS

     The consolidated financial statements of the Company as of June 30, 1996 and June 30, 1997 and for each of the three years in the period ended June 30, 1997, incorporated in this Registration Statement by reference to the Form 10-K for the fiscal year ended June 30, 1997, of which this Prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The consolidated financial statements of Greenfield as of December 31, 1995 and December 31, 1996 and for each of the three years in the period ended December 31, 1996, incorporated in this Registration Statement by reference to the Form 8-K dated November 20, 1997, as amended, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

             ------------------------------------------------------
             ------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.
                             ---------------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                       Page
                                       ----
Special Note Regarding
  Forward-Looking Statements.........     i
Prospectus Supplement Summary........   S-1
Risk Factors.........................   S-9
Use of Proceeds......................  S-14
Price Range of Common Stock and
  Dividend Policy....................  S-15
Capitalization.......................  S-16
Selected Consolidated Financial
  Information........................  S-17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................  S-19
Business.............................  S-42
Management...........................  S-47
Description of Stock.................  S-51
Important U.S. Tax Consequences to
  Non-U.S. Holders...................  S-54
Notes Offering.......................  S-56
Underwriting.........................  S-57
Legal Matters........................  S-59
Experts..............................  S-59
Where You Can Find More
  Information........................  S-59
Index to Financial Statements........   F-1
             Prospectus
Available Information................     4
Incorporation of Certain Documents
  by Reference.......................     4
Kennametal Inc.......................     5
The Trust............................     5
Ratio of Earnings to Fixed Charges...     6
Use of Proceeds......................     6
Description of Debt Securities.......     7
Description of Preferred
  Securities.........................    15
Description of Guarantee.............    26
Relationship Among the Preferred
  Securities, the Trust Debentures
  and the Guarantee..................    29
Description of Common Stock..........    30
Description Stock Purchase Contracts
  and Stock Purchase Units...........    32
Book Entry Issuance..................    33
Plan of Distribution.................    34
Legal Matters........................    35
Experts..............................    36

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                3,000,000 Shares

                             [KENNAMETAL INC. LOGO]

                                KENNAMETAL INC.
                                  Common Stock
                             ----------------------

                             PROSPECTUS SUPPLEMENT

                             ----------------------

                              GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                           MCDONALD INVESTMENTS INC.

             ------------------------------------------------------
             ------------------------------------------------------